Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and between

KLR ENERGY ACQUISITION CORP.,

and

TEMA OIL AND GAS COMPANY

Dated as of December 20, 2016

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINED TERMS

1.1	Certain Definitions	1

ARTICLE II

BUSINESS COMBINATION

2.1	Business Combination	34
2.2	Consideration	34
2.3	Calculation of Adjustments	36
2.4	Estimated Consideration and Post-Closing Adjustment	37
2.5	Title and Environmental Matters	39
2.6	Closing	47
2.7	Closing Deliverables	47
2.8	Intended Tax Treatment	49

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties related to the Company	50
3.2	Representations and Warranties of Tema	64
3.3	Representations and Warranties of KLRE	66

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

4.1	Conduct of Business by Tema and the Company Pending the Closing	71
4.2	Conduct of Business by KLRE Pending the Closing	74
4.3	No Solicitation	76

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Preparation of Proxy Statement; Offer Documents	77
5.2	Access	79
5.3	Stockholders’ Meeting	81
5.4	Antitrust Approvals and Other Approvals; Efforts	83
5.5	Indemnification; Directors’ and Officers’ Insurance	83
5.6	Agreement to Defend	85
5.7	Public Announcements	85

i

5.8	Advice of Changes; SEC Filings	86
5.9	Investigation; No Other Representations or Warranties	86
5.10	Financing; Cooperation	90
5.11	Nasdaq Listing	91
5.12	Transaction Litigation	91
5.13	Tax Matters	91
5.14	Employee Matters	92
5.15	Non-Competition	93
5.16	Certain Indebtedness	95
5.17	Notice of Inaccuracy of Breach; Supplement to Disclosure Schedules	95
5.18	Post-Closing Information	96
5.19	Further Assurances; Consents	97
5.20	Retention of Assets	98
5.21	Transfer of Cash	98

ARTICLE VI

CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligations	98
6.2	Additional Conditions to Obligations of KLRE	99
6.3	Additional Conditions to Obligations of Tema	100

ARTICLE VII

INDEMNIFICATION

7.1	Survival	101
7.2	Indemnification	101
7.3	Limitations	102
7.4	Characterization of Payments	104
7.5	Third Party Claims	105
7.6	Direct Claims	106
7.7	Attorneys’ Fees	106

ARTICLE VIII

TERMINATION; AMENDMENT; EXPENSES

8.1	Termination	107
8.2	Effect of Termination; Limitations on Damages	108
8.3	Extension; Waiver	109
8.4	Transaction Expenses	109

ARTICLE IX

GENERAL PROVISIONS

9.1	Schedule Definitions	109
9.2	Notices	109
9.3	Rules of Construction	110
9.4	Counterparts	112
9.5	Entire Agreement; No Third Party Beneficiaries	112
9.6	Remedies	112
9.7	Governing Law; Venue; Waiver of Jury Trial	113
9.8	No Remedy in Certain Circumstances	114
9.9	Assignment	114
9.10	Affiliate Liability; Release	115
9.11	Amendment	115
9.12	Trust Account Waiver	115
9.13	Role of Norton Rose Fulbright US LLP; Waiver of Conflicts and Privilege	116

EXHIBITS:
Exhibit A	Form of Amended and Restated Limited Liability Company Agreement of the Company
Exhibit B	Form of Amended and Restated KLRE Bylaws
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Tax Receivable Agreement
Exhibit E	Form of Second Amended and Restated KLRE Certificate of Incorporation
Exhibit F	Oil and Gas Properties, Equipment and Rights of Way
Exhibit F-1	Leases
Exhibit F-2	Wells and Well Plats
Exhibit F-3	Future Locations and Future Location Plats
Exhibit F-4	Rights of Way
Exhibit G-1	Form of Crude Oil Gathering Agreement
Exhibit G-2	Form of Gas Gathering Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Contribution Agreement

SCHEDULES:

Schedule 1.1-AV	Allocated Value
Schedule 1.1-EA	Excluded Assets
Schedule 1.1-KE	Key Employees
Schedule 1.1-KP	Knowledge Persons
Schedule 4.1(n)	Interim Budget
Schedule 5.15(b)	Restricted Territory
Schedule 8.4	Transaction Expenses

COMPANY DISCLOSURE SCHEDULE:

Schedule 3.1(a)	Organizational Documents
Schedule 3.1(d)(i)	Consents
Schedule 3.1(e)	Financial Statements
Schedule 3.1(e)(ii)	Exceptions to Financial Statements
Schedule 3.1(e)(iii)	Absence of Changes
Schedule 3.1(g)	Liabilities
Schedule 3.1(i)	Compliance with Applicable Laws
Schedule 3.1(j)	Litigation
Schedule 3.1(k)	Tax Matters
Schedule 3.1(l)(i)	Business Employees
Schedule 3.1(l)(iii)	Business Employee Benefit Plans
Schedule 3.1(l)(v)	Claims against Business Employee Benefit Plans

Schedule 3.1(n)(ii)	Lease Terminations
Schedule 3.1(n)(iii)	Wells
Schedule 3.1(n)(v)	Real Property
Schedule 3.1(o)	Insurance Policies
Schedule 3.1(p)	Brokers
Schedule 3.1(q)(i)	Material Contracts
Schedule 3.1(r)	Payments for Production
Schedule 3.1(s)	Production Imbalances
Schedule 3.1(t)	Royalties
Schedule 3.1(u)	AFEs
Schedule 3.1(v)	Credit Support Obligations
Schedule 3.1(y)	Environmental Matters
Schedule 6.2(g)	Consents
Schedule 4.1	Conduct of Business Pending Closing

KLRE DISCLOSURE SCHEDULE:

Schedule 3.3(c)	Consents
Schedule 3.3(g)	Indebtedness
Schedule 3.3(n)	Certain Employee Matters
Schedule 3.3(r)	Brokers
Schedule 3.3(k)	Certain Material Contract Matters
Schedule 4.2	Conduct of Business Pending Closing

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 20, 2016 (the “Execution Date”), is made by and between KLR Energy Acquisition Corp., a Delaware corporation (“KLRE”), and Tema Oil and Gas Company, a Maryland corporation (“Tema”). KLRE and Tema are each referred to herein as a “Party” and, collectively, the “Parties.”

WHEREAS, immediately prior to the Closing and pursuant to the Contribution Agreement, Tema shall cause the Contributed Assets to be contributed to Rosehill Operating Company, LLC, a Delaware limited liability company and, prior to Closing, a wholly owned subsidiary of Tema (the “Company”), in exchange for one hundred percent (100%) of the then issued and outstanding limited liability company interests in the Company (all such units, the “Company Units”);

WHEREAS, KLRE wishes to contribute to the Company certain cash and issue to the Company certain shares of Class B Common Stock in exchange for Company Units as more particularly set forth in this Agreement (such cash and shares of Class B Common Stock to be subsequently distributed to Tema as set forth herein); and

WHEREAS, as a condition to the consummation of the Transactions, KLRE shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the KLRE SEC Documents in conjunction with obtaining approval from the stockholders of KLRE for the Transactions (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“A&R LLC Agreement” has the meaning set forth in Section 2.7(a)(i).

“Accounting Principles” has the meaning set forth in Section 2.3(a).

“Acquired Units” means a number of Company Units equal to the quotient of (i) the Estimated Cash Consideration divided by (ii) the Equity Consideration Share Value.

“Acquisition Proposal” has the meaning set forth in Section 4.3(a).

“AFE” has the meaning set forth in Section 3.1(u).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically (without limiting the generality of the foregoing) with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company; provided, however, prior to the Closing Date the Company shall be deemed to constitute an Affiliate of Tema for all purposes.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Value” means, with respect to each Oil and Gas Property identified on Schedule 1.1-AV and each Subject Formation set forth for such Oil and Gas Property on Schedule 1.1-AV, the portion of the Unadjusted Consideration allocated to such Subject Formation as to such Oil and Gas Property on Schedule 1.1-AV.

“Alternative Business Combination Proposal” has the meaning set forth in Section 4.3(b).

“Amended Certificate” has the meaning set forth in Section 5.1(a).

“Ancillary Agreements” means the A&R LLC Agreement, the Amended Certificate, the amended and restated bylaws to be adopted by KLRE at Closing in the form set forth as Exhibit B, the Employment Agreements, the Contribution Agreement, the Shareholders’ and Registration Rights Agreement, the Tax Receivable Agreement, the Gathering Agreement, the Waiver Agreement, the Side Letter, the Subscription Agreements and the Transition Services Agreement.

“Antitrust Division” has the meaning set forth in Section 5.4(b).

“Asserted Liability” has the meaning set forth in Section 7.5(a).

“Assumed Liabilities” has the meaning set forth in Section 7.2(b).

“Available Cash” means, as of the Closing, an amount equal to the Available Financing Proceeds, plus the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the Offer and any KLRE Stockholder Redemptions and the payment of any deferred underwriting fees in connection with KLRE’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account.

“Available Financing Proceeds” means, as of the Closing, an amount equal to the gross cash proceeds received from the Equity Financing.

“Balance Sheet Date” has the meaning set forth in Section 3.1(e)(i).

“Barrel” means 42 United States standard gallons of 231 cubic inches per gallon at 60º Fahrenheit.

“Benefit Amount” has the meaning set forth in Section 2.5(f)(ii).

“Benefit Notice” has the meaning set forth in Section 2.5(f)(i).

“BTU” means British Thermal Units. A British Thermal Unit is the amount of energy required to raise the temperature of one pound of water from 59° Fahrenheit to 60° Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” has the meaning set forth in the Prospectus.

“Business Combination Proposal” has the meaning set forth in Section 5.1(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Texas are authorized or obligated to close.

“Business Employee” has the meaning set forth in Section 3.1(l)(i).

“Business Employee Benefit Plan” has the meaning set forth in Section 3.1(l)(iii).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq.

“Charter Amendment Proposals” has the meaning set forth in Section 5.1(a).

“Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the nature of, and factual and legal basis for, the claim for which indemnification is sought, a reasonable description of the Losses suffered or the Asserted Liability, as applicable, the amount of such claim, if known, whether such Losses arise in connection with a third party claim, and the provisions of this Agreement upon which such claim for indemnification is made.

“Claim Notice Period” has the meaning set forth in Section 7.5(b).

“Class A Common Stock” has the meaning set forth in the Amended Certificate.

“Class B Common Stock” has the meaning set forth in the Amended Certificate.

“Class F Common Stock” has the meaning set forth in the KLRE SEC Documents.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or comparable state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Disclosure Schedule” has the meaning set forth in Section 3.1.

“Company Group” means, collectively, Tema, and with respect to periods after the Contribution, the Company.

“Company Intellectual Property” has the meaning set forth Section 3.1(m)(i).

“Company Partnership” has the meaning set forth in Section 2.8.

“Company Permits” has the meaning set forth in Section 3.1(i).

“Company Systems” means all computer systems, software, firmware, hardware (whether general purpose or special purpose), electronic data processing, network connectivity and communication equipment owned or controlled by the Company or Tema and used in the operation of the Contributed Assets.

“Company Units” has the meaning set forth in the recitals.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Tema and KLRE dated as of September 30, 2016.

“Consideration” has the meaning set forth in Section 2.2(a).

“Contracts” means any legally binding contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm-in and farmout agreements, exchange agreements, purchase and sale agreements and other contracts in which the Company acquired interests in any Oil and Gas Properties or Contributed Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, excluding, however, any Lease, easement, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in the Oil and Gas Properties that constitute real or immovable property (each such Lease, easement, right-of-way, permit or other instrument, a “Realty Instrument”).

“Contributed Assets” means all of Tema’s right, title and interest in and to the following assets and properties immediately prior to the Contribution, save and except for the Excluded Assets: (a) the Oil and Gas Properties, (b) Equipment, (c) to the extent assignable, Contracts to which Tema is a party to the extent primarily relating to the ownership or operation of the Oil and Gas Properties, (d) the Rights of Way, (e) the Records, (f) to the extent assignable, all seismic or geophysical licenses used in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, all data, core and fluid samples and other engineering, geological or geophysical studies (including seismic data, studies and information), and all proprietary or confidential geologic, seismic geophysical and interpretative data and analyses, including any and all interpretations of any of the foregoing and other similar information and records, in each case to the extent relating to the Oil and Gas Properties, and (g) to the extent assignable, Intellectual Property.

“Contribution” has the meaning set forth in the definition of “Contribution Agreement.”

“Contribution Agreement” means that certain Contribution Agreement by and between Tema and the Company, providing for the contribution of the Contributed Assets from Tema to the Company (the “Contribution”), in substantially the form attached hereto as Exhibit I.

“Controlled Group Liabilities” means any and all liabilities of Tema or any of its ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Support” has the meaning set forth in Section 3.1(v).

“Current Representation” has the meaning set forth in Section 9.13(a).

“Customary Post-Closing Consents” means consents and approvals of, and notifications to, Governmental Entities required in connection with the Transactions that are customarily obtained after the transfer of properties similar to the Contributed Assets and the obtaining of which post-Closing would not be material to the ownership or operation of the Contributed Assets or the business of the Company.

“Debt Financing” has the meaning set forth in Section 5.10.

“Defect” means any Environmental Defect or Title Defect.

“Defect Amount” has the meaning set forth in Section 2.5(d).

“Defect Deadline” has the meaning set forth in Section 2.5(b).

“Defect Notice” has the meaning set forth in Section 2.5(b).

“Defect Referee” has the meaning set forth in Section 2.5(g)(i).

“Defense Assumption Notice” has the meaning set forth in Section 7.5(c).

“Defensible Title” means that title of Tema as of the Execution Date and of the Company as of the Closing Date in and to the Oil and Gas Properties that, subject to Permitted Encumbrances:

(a) (i) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, entitles Tema as of the Execution Date or the Company as of the Closing Date to not less than the Net Revenue Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3), and, (ii) with respect to each Undeveloped Lease (or portion thereof) listed on Exhibit F-1 that has a positive Allocated Value, entitles Tema as of the Execution Date or the Company as of the Closing Date to not less than the Net Revenue Interest shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the Subject Formation set forth for such Lease on Exhibit F-1), except for, in the case of each of subsection (i) and (ii) of this subsection (a), any decreases (A) expressly stated in Exhibit F, (B) in connection with those operations in which the Company or Tema may from and after the Execution Date become a non-consenting co-owner, (C) resulting from the establishment or amendment of pools or units, (D) in connection with any payouts of non-consent penalties, and (E) required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, obligates Tema as of the Execution Date or the Company as of the Closing Date to bear a Working Interest no greater than the Working Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 with respect to such Well or Future Well (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3) (without a proportionate increase in the corresponding Net Revenue Interest), except any increases (i) expressly stated in Exhibit F, or (ii) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operation agreements or applicable Law;

(c) with respect to each Undeveloped Lease listed on Exhibit F-1, entitles Tema as of the Execution Date or the Company as of the Closing Date to not less than the number of Net Mineral Acres shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the Subject Formation set forth for such lease on Exhibit F-1), except for decreases (i) to the extent attributable to a shortfall in the Working Interest for such Undeveloped Lease, (ii) in connection with those operations in which the Company or Tema may from and after the Execution Date become a non-consenting co-owner, (iii) resulting from the establishment or amendment or pools or units, or (iv) in connection with any payouts of non-consent penalties; and

(d) is free and clear of Encumbrances, other than Permitted Encumbrances.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Designated Person” has the meaning set forth in Section 9.13(a).

“Disclosure Schedules” has the meaning set forth in Section 5.17(b).

“Disclosure Schedule Supplement” has the meaning set forth in Section 5.17(b).

“Drag-Along” means the right or option of TEMA or the Company under any Contract, Lease or other instrument binding on TEMA, the Company or the Contributed Assets to require and cause a Person to directly or indirectly sell, transfer, dispose, or assign (a) any interest in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Oil and Gas Properties or (b) any interests in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Oil and Gas Properties.

“Effective Date” means the day that includes the Effective Time.

“Effective Time” means 12:01 a.m. Central Standard Time on the first day of the month during which Closing occurs.

“Effective Time Indebtedness” means, without duplication, the amount of all Indebtedness of Tema, (a) determined in accordance with GAAP as of the Effective Time; (b) excluding any Indebtedness to the extent such Indebtedness is not transferred to the Company at the Closing in connection with the Contribution; and (c) without giving effect to the transactions contemplated hereby (except as provided in clause (b)).

“Effective Time Indebtedness Amount” means an amount equal to the Effective Time Indebtedness minus Fifty Five Million Dollars ($55,000,000).

“Effective Time Working Capital” means (without duplication), with respect to Tema, the aggregate value (expressed as a positive or negative number) of the current assets of Tema minus the current liabilities of Tema, in each case (a) measured as of the Effective Time and without giving effect to the Transactions (including the Contribution), and (b) excluding any assets or liabilities with respect to the Excluded Assets. The calculation of the Effective Time Working Capital shall:

(a) include the following as a current asset (without duplication):

(i) All cash or cash equivalents held by Tema at the Effective Time, all unpaid refunds on deposits, prepayments or similar items and all insurance proceeds attributable to periods prior to the Effective Time;

(ii) The amount of all costs and expenses paid by the Company, Tema or any Affiliate of Tema prior to the Effective Time that are attributable to the ownership of the Contributed Assets after the Effective Time, including (A) bond and insurance premiums and deductibles paid or borne by or on behalf of the Company, Tema or its Affiliates with respect to any period after the Effective Time (prorated as applicable), (B) Burdens, (C) cash calls to Third Party operators, (D) bonus, rentals and other lease maintenance payments and (E) Property Taxes and Production Taxes, but excluding any Transaction Expenses of the Company, Tema or its Affiliates;

(iii) Tema’s share of any merchantable liquid Hydrocarbons in tanks, pipelines or storage facilities produced from or credited to the Oil and Gas Properties at the Effective Time based upon the quantities in tanks, pipelines or storage facilities as of the Effective Time multiplied by: (A) in the case of gaseous Hydrocarbons, on the basis of the applicable contract price per MMBtu, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time (B) in the case of crude oil Hydrocarbons, on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time as applicable, in each case less (1) Burdens on such production, (2) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (3) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law;

(iv) unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties or other Contributed Assets and any other unpaid amounts earned by Tema during any period before the Effective Time from or attributable to the Oil and Gas Properties or other Contributed Assets, in each case less (A) Burdens on such production, (B) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (C) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law; and

(v) with respect to any Imbalances where Tema is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Tema for such Imbalances as of the Effective Time: (A) in the case of gaseous Hydrocarbons, on the basis of the applicable contract price per MMBtu, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, (B) in the case of crude oil Hydrocarbons, on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, as applicable, in each case less (1) Burdens on such production, (2) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (3) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law; and

(b) exclude the following as a current asset (without duplication):

(i) current assets relating to the Excluded Assets; and

(ii) any Tax assets (including for the avoidance of doubt, deferred Tax assets) other than those specified in clause (a) above; and

(c) include the following as a current liability (without duplication):

(i) The amount of all costs and expenses of the Company, Tema or any Affiliate of Tema that are unpaid as of the Effective Time that are attributable to the ownership of the Contributed Assets prior to the Effective Time, including (A) bond and insurance premiums and deductibles paid or borne by or on behalf of Tema or its Affiliates with respect to any period after the Effective Time (prorated as applicable), (B) Burdens, (C) rentals and other lease maintenance payments and (D) Property Taxes and Production Taxes;

(ii) if the Company, Tema or its Affiliate is the operator under a joint operating agreement covering any of the Contributed Assets, an amount equal to the costs and expenses paid to the Company, Tema or its Affiliates by Third Party joint interest owners that constitute advance payments for operations with respect to the Contributed Assets that are not incurred or conducted prior to the Effective Time;

(iii) with respect to any Imbalances where Tema is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Tema for such Imbalances as of the Effective Time: (A) in the case of gaseous Hydrocarbons, on the basis of the applicable contract price per MMBtu, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, (B) in the case of crude oil Hydrocarbons, on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, as applicable, in each case less (1) Burdens on such production, (2) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (3) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law; and

(iv) the amount of all Suspense Funds held by Tema or its Affiliates (other than the Company), to the extent such funds are not transferred to KLRE’s or the Company’s control at the Closing; and

(d) exclude the following as a current liability (without duplication):

(i) any Indebtedness included in the Effective Time Indebtedness;

(ii) any portion of the Retained Liabilities;

(iii) any Tax liabilities (including, for the avoidance of doubt, any deferred Tax liabilities) other than those specified in clause (c) above; and

(iv) current Plugging and Abandonment or other asset retirement obligations.

“Employee Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (a) above.

“Employment Agreements” has the meaning set forth in Section 2.7(a)(iii).

“Encumbrance” means any lien, mortgage, pledge, collateral assignment or security interest of any kind.

“Environmental Defect” means any violation of or failure to comply with any Environmental Law in connection with the ownership or operation of any Contributed Assets, or any Remediation or corrective action obligation with respect to the Contributed Assets or properties (including any Release of Hazardous Substances) that requires Remediation and is chargeable to the Company’s interest in the affected Contributed Assets, it being understood that if any matters of an essentially similar nature or condition or resulting from a single event or series of related events, such as violations, non-compliance, Releases of Hazardous Substances, oil spills, or chemicals found as to the affected Contributed Assets shall be collectively deemed a single incident or condition and for the purposes hereof shall constitute a single Environmental Defect as to such affected Contributed Assets.

“Environmental Defect Deductible” means an amount equal to two percent (2.0%) of the Unadjusted Consideration.

“Environmental Defect Threshold” means an amount equal to Seventy-Five Thousand Dollars ($75,000).

“Environmental Laws” means, as the same have been amended as of the date hereof, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Substances Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act 42 U.S.C. §§ 300f through 300j, in each case in effect and applicable as of the date hereof, and all similar applicable Laws in effect as of the date hereof of any Governmental Entity having jurisdiction over the property in question addressing (a) pollution or pollution control; (b) protection of natural resources or the environment; or (c) the disposal or Release or threat of Release of Hazardous Substances.

“Environmental Referee” has the meaning set forth in Section 2.5(g)(i).

“Equipment” means all tank batteries, compression or booster stations, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets, and Well equipment (both surface and subsurface) located on the Lands that are primarily used in connection with the ownership or operation of the Oil and Gas Properties or the production, transportation or processing of Hydrocarbons produced from the Oil and Gas Properties.

“Equity Consideration Share Value” means $10.40.

“Equity Financing” has the meaning set forth in Section 5.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Estimated Adjustments” has the meaning set forth in Section 2.4(a).

“Estimated Cash Consideration” means the cash portion of the Estimated Consideration.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Consideration” has the meaning set forth in Section 2.4(a).

“Estimated Effective Time Working Capital” means the estimate of the Effective Time Working Capital set forth on the Estimated Closing Statement.

“Estimated Equity Consideration” means the equity portion of the Estimated Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means (a) all right, title and interest to the properties and assets set forth on Schedule 1.1-EA, (b) the Excluded Records, (c) all trademarks and tradenames containing “Tema” or “Rosemore” and any variants thereof, (d) any refunds, claims for refunds or rights to receive refunds from any Governmental Entity with respect to Retained Taxes, (e) any Oil and Gas Properties retained by Tema pursuant to Section 2.5(c) or Section 5.19(c), (f) all claims and causes of action of Tema (including with respect to Property Costs) arising under any Contract that are attributable to the period before the Effective Time, (g) all claims, rights and interests of Tema (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security agreement or (iii) to any insurance or condemnation proceeds or awards, in each case of (i) through (iii) to the extent not related to, covering or insuring any Assumed Liabilities, (h) any insurance policy of Tema providing for directors’ and officers’ liability insurance coverage to the extent not relating to or covering any Assumed Liabilities, (i) refunds and credits associated with all audits of costs arising under any Contracts relating to the Contributed Assets or otherwise in respect of the Contributed Assets with respect to any period prior to the Effective Time to the extent not relating to or covering any Assumed Liabilities, (j) all indemnity rights, all rights under any Contracts and all claims and rights of Tema against any Third Party, and all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits, in each case to the extent not related or attributable to the Assumed Liabilities, and (k) Tema’s membership interest in the Company.

“Excluded Records” has the meaning set forth in the definition of “Records.”

“Execution Date” has the meaning set forth in the introductory paragraph.

“Federal Securities Laws” has the meaning set forth in Section 5.1(a).

“Final Adjustments” has the meaning set forth in Section 2.4(b).

“Final Cash Consideration” means the aggregate amount of cash paid by KLRE to the Company as part of the Final Consideration pursuant to this Agreement and as finally adjusted pursuant to Section 2.4 and Section 2.5.

“Final Consideration” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 3.1(e)(i).

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means intentional fraud involving a knowing and intentional misrepresentation of a material fact or concealment of a material fact, where such misrepresentation or concealment was made or concealed by a Party with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has reasonably relied.

“FTC” has the meaning set forth in Section 5.4(b).

“Fundamental Representation” means the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(p), 3.2(a), 3.2(b)(i), 3.2(c), 3.2(d), 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(r).

“Future Location” shall mean, for each Future Well identified on Exhibit F-3, the location of the proration unit for such Future Well as described in Exhibit F-3.

“Future Well” shall mean a Hydrocarbon wellbore identified on Exhibit F-3 to be drilled after the Effective Date on a Future Location identified for such Hydrocarbon well on Exhibit F-3.

“GAAP” means United States generally accepted accounting principles.

“Gathering Agreements” has the meaning set forth in Section 2.7(a)(iv).

“Gathering System” means the oil and gas gathering systems operated by Gateway Gathering and Marketing Company, a Maryland corporation.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority, subdivision or instrumentality, tribal, domestic or foreign, or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body or that is otherwise exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, Hydrocarbons, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “hazardous waste”, “hazardous substance” or “hazardous material” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Liability under, any applicable Environmental Law or hazardous substances under CERCLA.

“Hire Date” has the meaning set forth in Section 5.14(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any imbalance (a) at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interest of the Company therein and the shares of production from the relevant Well to which the Company was entitled or (b) at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Company and the Hydrocarbons actually delivered on behalf of the Company at that point.

“Income Tax” shall mean any income, capital gains, franchise and similar Tax. In the case of Income Taxes that are payable with respect to any Tax period beginning on or before and ending after the Closing Date, the portion of any such Taxes that is attributable to the portion of the period ending on and including the Closing Date shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the relevant Tax period ending on and including the Closing Date and the portion of the relevant Tax period beginning after the Closing Date in proportion to the number of days in each period. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Indebtedness” of any Person means, without duplication: (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (but, in each case, excluding trade accounts payable and accrued current liabilities arising in the ordinary course of business); (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued current liabilities arising in the ordinary course of business); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) the liquidation value of all redeemable preferred stock of such Person; and (f) all obligations of the type referred to in clauses (a) through (e) of any other Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; provided that “Indebtedness” shall not include any item, debt or liability included in Effective Time Working Capital or any Plugging and Abandonment obligations or liabilities.

“Indemnified Claims” has the meaning set forth in Section 7.2(b).

“Indemnified Liabilities” has the meaning set forth in Section 5.5(a).

“Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Indemnified Persons” has the meaning set forth in Section 5.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Independent Accountant” has the meaning set forth in Section 2.4(c).

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) patents and invention disclosures (including all reissues, divisions, reexaminations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part); (b) trademarks, trade names, service marks, logos, Internet domain names, and other indicia of origin; (c) copyrights, copyrightable works, and works of authorship; (d) trade secrets, know-how, and other proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics; and (e) all applications, registrations, issuances and the like with respect to any of the foregoing.

“Intervening Event” shall mean a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of Tema or the Company that (a) is not known and is not reasonably foreseeable by the Board of Directors of KLRE as of the date of this Agreement, (b) does not relate to KLRE or its Affiliates and (c) did not result from any breach of this Agreement by KLRE or its directors, officers, employees or other Representatives.

“IPO” has the meaning set forth in Section 9.12.

“IRR” means as of a measurement date, the interest rate that, when used, results in a stream of pre-tax cash flows having a net present value of zero. For purposes of Section 4.1(q), any amount that is to be determined by reference to the achievement of a certain IRR shall be calculated by Tema using the XIRR function in Microsoft Excel or, should this function no longer be available, the equivalent technique for calculating XIRR.

“Key Employees” means the individuals set forth on Schedule 1.1-KE.

“KLRE” has the meaning set forth in the introductory paragraph.

“KLRE Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“KLRE Board Recommendation” means the Board of Directors of KLRE (including any required committee thereof) has (a) made a declaration on the advisability of the Transactions in accordance with applicable Law and as required by the KLRE SEC Documents, (b) approved this Agreement and the Transactions, including the transactions contemplated by the Charter Amendment Proposal and the LTIP Proposal, (c) determined that the Transactions are in the best interests of KLRE and its stockholders and (d) determined to recommend that holders of KLRE Common Stock vote in favor of each Transaction Proposal.

“KLRE Common Stock” has the meaning set forth in Section 3.3(b)(i).

“KLRE Contracts” has the meaning set forth in Section 3.3(k).

“KLRE Disclosure Schedule” has the meaning set forth in Section 3.3.

“KLRE Equity Interests” has the meaning set forth in Section 3.3(b)(i).

“KLRE Group” means KLRE, KLRE Sponsor and each of their respective managers, officers, directors, employees and agents.

“KLRE Indemnification Claim” has the meaning set forth in Section 7.2(a).

“KLRE Indemnified Party” has the meaning set forth in Section 7.2(a).

“KLRE Interest Percentage” means an amount, expressed as a percentage, equal to 100% less the Tema Interest Percentage.

“KLRE Material Adverse Effect” means any occurrence, condition, change, event or effect that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of KLRE to consummate the Transactions; provided, however, that in no event shall any of the following constitute a KLRE Material Adverse Effect: (a) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism; (d) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the Transactions, (provided that, this clause (d) shall not be applicable with respect to KLRE’s representations and warranties in Section 3.3(c)(ii) and, to the extent related thereto, the conditions in Section 6.3(a)); (e) any change in the trading prices or trading volume of the equity securities of KLRE (but not any change or effect underlying such change in prices, volume or credit rating to the extent such change or effect would otherwise constitute a KLRE Material Adverse Effect); (f) any change in accounting requirements or principles imposed upon KLRE or its businesses or any change in Law, or the interpretation thereof; (g) any occurrence, condition, change, event or effect resulting from actions taken by the Company or any of its Affiliates; and (h) compliance by KLRE with the terms of this Agreement or any written request of Tema; provided that, in the case of clauses (a), (b) or (c), such occurrence, condition, change, event or effect shall only be excluded to the extent that it does not have, or would not reasonably be expected to have, a disproportionate and adverse impact on KLRE as compared to other industry participants.

“KLRE Preferred Stock” has the meaning set forth in Section 3.3(b)(i).

“KLRE Public Securities” has the meaning set forth in Section 3.3(l).

“KLRE SEC Documents” has the meaning set forth in Section 3.3(d)(i).

“KLRE Sponsor” means KLR Energy Sponsor, LLC, a Delaware limited liability company.

“KLRE Stockholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of KLRE Common Stock in favor of the Transaction Proposals and the Nasdaq Proposal.

“KLRE Stockholder Redemption” means the right held by certain stockholders of KLRE to redeem all or a portion of their shares of KLRE Common Stock upon the consummation of a Business Combination.

“KLRE Warrants” has the meaning set forth in Section 3.3(b)(i).

“Knowledge” (a) of the Company means the actual knowledge of those individuals set forth on the relevant part of Schedule 1.1-KP , (b) of Tema means the actual knowledge of those individuals set forth on the relevant part of Schedule 1.1-KP or (c) of KLRE means the actual knowledge of those individuals set forth on the relevant part of Schedule 1.1-KP.

“Lands” has the meaning set forth in subsection (a) of the definition of “Oil and Gas Properties.”

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Lease” has the meaning set forth in in subsection (a) of the definition of “Oil and Gas Properties.”

“Leased Real Property” has the meaning set forth in Section 3.1(n)(v).

“Losses” means, with respect to any Person, any and all claims, damages, demands, suits, proceedings, judgments, losses, charges, penalties, fees, and reasonable costs and expenses (including reasonable attorneys’ and consultant fees and expenses) sustained, suffered or incurred by such Person.

“LTIP Proposal” has the meaning set forth in Section 5.1(a).

“Material Contract” means, to the extent binding on the Company, the Oil and Gas Properties or the Company’s ownership of the Contributed Assets after Closing, any Contract which is one or more of the following types:

(a) Contracts that can reasonably be expected to result in gross revenue per fiscal year in excess of One Hundred Thousand Dollars ($100,000) (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues) in each case, net to the aggregate interests of the Company;

(b) Contracts that can reasonably be expected to result in expenditures per fiscal year in excess of One Hundred Thousand Dollars ($100,000) (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), in each case, net to the aggregate interests of the Company;

(c) Contracts with any Affiliate of the Company or Tema that will not be terminated on or prior to Closing;

(d) Contracts that are farm-out agreements, partnership agreements, participation agreements, exploration agreements, development agreements, joint operating agreements, unitization agreements, pooling agreements, communitization agreements or similar Contracts;

(e) Contracts that constitute or create a partnership, joint venture or limited liability company agreement affecting the Contributed Assets;

(f) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties which are not cancelable without penalty to the Company, its Affiliates, or its or their permitted successors and assigns, on at least ninety (90) days prior written notice;

(g) To the extent currently pending, contracts of Tema or the Company to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Oil and Gas Properties after Closing, but excluding right of reassignment upon intent to abandon any such Oil and Gas Property;

(h) Contracts with any remaining drilling or development obligations;

(i) Contracts containing any area of mutual interest agreements or similar provisions;

(j) Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons that provide for a “take or pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees;

(k) Contracts that are seismic agreements or commitments to acquire, generate or develop seismic, or similar agreements;

(l) Contracts that contain a non-compete agreement or otherwise purport to limit or prohibit the manner in which, or the locations in which, Tema or the Company may conduct business;

(m) Contracts providing for any call upon, option to purchase or similar rights with respect to the Contributed Assets or to the production therefrom or the processing thereof;

(n) Contracts for any Derivative Transaction;

(o) any indenture, mortgage, loan, credit or similar Contract of Indebtedness of the Company or burdening the Acquired Units or the Oil and Gas Properties that will not be satisfied or released as a burden on the Acquired Units or the Oil and Gas Properties prior to or at Closing; and

(p) Contracts of the Company that constitute leases (other than a Lease or Rights of Way) of any asset or property which cannot be terminated by the Company without penalty upon ninety (90) days or less notice and requires payment by the Company of an annual base rental of more than One Hundred Thousand Dollars ($100,000).

“Material Disclosure Schedule Supplement” has the meaning set forth in Section 5.17(b).

“Materiality Qualifiers” means a qualification to a representation or warranty by use of “material,” “materially,” “in all material respects,” or other variations of the word “material” (except as set forth in Section 3.1(e)(ii) and with respect to any reference to a “Material Contract”) or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Tema Material Adverse Effect or a KLRE Material Adverse Effect, as applicable.

“MMBtu” means one million BTU.

“Nasdaq” has the meaning set forth in Section 5.11.

“Nasdaq Proposal” has the meaning set forth in Section 5.1(a).

“Net Mineral Acre” means, as to each Lease, the product of (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil and gas covered by such Lease in such lands, multiplied by (c) Tema’s or the Company’s Working Interest in such Lease, as applicable; provided, however, (i) if items (a) and (b) of this definition vary as to different tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area and (ii) with respect to any fee minerals or similar interests included in the Leases not derived from Hydrocarbon leases, item (c) shall be deemed deleted.

“Net Mineral Acre Price” means, with respect to each Lease, the value set forth in Exhibit F-1 for each Net Mineral Acre burdened by such Lease.

“Net Revenue Interest” means, with respect to any Well, Future Well or Lease, the interest in and to all Hydrocarbons saved, produced and sold from or allocated to such Well, Future Well or Lease, after giving effect to all Royalties.

“Non-Compete Period” has the meaning set forth in Section 5.15(a).

“Non-Material Disclosure Schedule Supplement” has the meaning set forth in Section 5.17(b).

“Non-Recourse Party” has the meaning set forth in Section 9.10.

“NORM” means naturally occurring radioactive material, including technologically enhanced NORM, also known as TENORM, radon gas and asbestos.

“Notice” has the meaning set forth in Section 5.3(c).

“Notice Period” has the meaning set forth in Section 5.3(c).

“Offer” has the meaning set forth in the recitals.

“Offer Documents” has the meaning set forth in Section 5.1(a).

“Offering Shares” has the meaning set forth in Section 5.1(a).

“Oil and Gas Properties” means all of the Company’s right, title and interest in and to the following as of the Closing Date:

(a) all Hydrocarbon leases, fee mineral interests, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, overriding royalties, net profits interests and any other similar interests in minerals described on Exhibit F-1, even though such interests may be incorrectly described or referred to in, or a description thereof may be omitted from, Exhibit F-1, (collectively, the “Leases”), together with all pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any Leases or any Wells (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units (collectively, the “Lands”); and

(b) any and all Hydrocarbon, water, CO2, injection wells or other wells located on, under or within the Lands, to the extent described on Exhibit F-2 attached hereto (the “Wells”), in each case whether producing, non-producing, permanently or temporarily Plugged and Abandoned.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Owned Real Property” has the meaning set forth in Section 3.1(n)(v).

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” means any or all of the following:

(a) Royalties to the extent that the net cumulative effect of such burdens do not reduce the Company’s aggregate Net Revenue Interest in the applicable Oil and Gas Property below that shown in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable;

(b) the terms of any Contract to the extent that the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property;

(c) inchoate Encumbrances created under the terms of the Leases, Rights of Way or the Contracts, inchoate Encumbrances for Taxes, inchoate materialman’s and other similar inchoate Encumbrances arising in the ordinary course of business that, in each case, secures amounts or obligations not yet delinquent (including any amounts being withheld as provided by Law) or are being contested in good faith in the normal course of business and for which adequate reserves have been established in the Financial Statements in accordance with GAAP;

(d) to the extent not triggered, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Contributed Assets;

(e) any easement, right of way, covenant, servitude, permit, or surface lease, for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, in each case, to the extent that the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property;

(f) all applicable Laws and rights reserved to or vested in any Governmental Entities to control or regulate any of the Contributed Assets in any manner;

(g) rights of any common owner of any interest in Rights of Way currently held by the Company and such common owner as tenants in common or through common ownership with respect to such Rights of Way if the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property;

(h) any Encumbrance that is based solely on a lack of information in Tema’s or the Company’s files or records;

(i) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;

(j) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s superior claim of title to the Contributed Assets;

(k) any defect that is cured, released or waived by applicable Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than twenty (20) years and no affirmative evidence shows that another Person has asserted or exercised a superior claim of title to the Contributed Assets;

(l) any defect arising from prior oil and gas leases relating to the lands burdened by the Leases that are terminated but are not surrendered or released of record;

(m) preferential purchase rights, change of control restrictions, and consents (including consents and approvals that are customarily obtained after a closing in connection with a transaction similar to the transactions contemplated by this Agreement);

(n) any Title Defects that are waived in writing by KLRE after the Execution Date;

(o) zoning and planning ordinances and municipal regulations;

(p) Imbalances to the extent such Imbalances are (i) accounted for in the calculation of the Effective Time Working Capital or (ii) attributable to periods after the Effective Time;

(q) any inchoate Encumbrance created under leases or operating agreements or by operation of Law in respect of obligations that are not yet due or delinquent; and

(r) all other Encumbrances, defects, or irregularities if the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“Phase I” has the meaning set forth in Section 5.2(b).

“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives means the following: plugging, replugging, abandonment, removal, site clearance, site survey, Remediation, disposal, and restoration operations, in each case to be conducted in compliance with applicable Laws and Contracts, and in a good and workmanlike manner: (a) to properly plug and abandon and remove, dismantle, decommission and dispose of all Wells, structures, facilities, flow lines, pipelines, any other Equipment included in or consisting of the Oil and Gas Properties or any such assets or properties drilled, constructed or installed after the Effective Time; (b) to replug any Well, wellbore, or previously plugged Well to the extent drilled in connection with the Oil and Gas Properties; and (c) to flush, cap, pickle, bury or remove all flow lines and other pipelines used as of the Effective Time or thereafter used in connection with the Oil and Gas Properties.

“Post-Closing Representation” has the meaning set forth in Section 9.13(a).

“Pre-Effective Period” means any Tax period ending before the Effective Date.

“Private Placement Warrants” means KLRE Warrants issued pursuant to that certain Sponsor Warrants Purchase Agreement, effective as of March 10, 2016, between KLRE and KLRE Sponsor.

“Privileged Communications” has the meaning set forth in Section 9.13(b).

“Production Taxes” means severance, production and similar Taxes based upon or measured by the production of Hydrocarbons.

“Property Costs” means all direct operating expenses paid or payable to Third Parties and capital expenditures paid or payable to Third Parties incurred in the ownership and operation of the Contributed Assets and overhead costs charged to the Contributed Assets under any applicable Contracts, provided, that the Consideration shall not be adjusted upward hereunder for, any costs, expenses or liabilities arising out of or constituting: (a) personal injury, illness or death, property damage, torts, breach of contract or non-compliance or violation of any Law, (b) Remediation obligations or any other obligations relating to the Plugging and Abandonment or decommissioning of any of the Contributed Assets, (c) obligations with respect to Imbalances, (d) obligations to pay Royalties, including Suspense Funds, (e) obligations with respect to hedge contracts, (f) extension payments, renewal payments, rentals and other lease maintenance payments, (g) any overhead costs, fees or expenses that are paid or payable to Tema or any Affiliate of Tema or charged or chargeable by Tema or any Affiliate of Tema, (h) any costs or expenses incurred in connection with the cure (or attempted cure) of any Title Defect or Environmental Defect, (i) costs and expenses incurred in connection with any casualty loss (including any repair or restoration costs related thereto), (j) any Losses or liabilities that constitute Retained Liabilities or for which Tema has agreed hereunder or under any other Transaction Document to indemnify, defend or hold harmless any member of the KLRE Group or (k) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (j), whether such claims are made pursuant to contract or otherwise. Furthermore, “Property Costs” shall not include any Taxes.

“Property Taxes” means ad valorem, property, excise or similar Taxes (including any interest, fine, penalty or additions to tax imposed by any Governmental Entity in connection with such Taxes) based upon operation or ownership of the Contributed Assets but excluding, for the avoidance of doubt, Production Taxes, Transfer Taxes and Income Taxes.

“Prospectus” has the meaning set forth in Section 9.12.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Real Property” has the meaning set forth in Section 3.1(n)(v).

“Realty Instrument” has the meaning set forth in the definition of “Contracts.”

“Receiving Party” has the meaning set forth in Section 5.17(a).

“Records” means all books, records, files, data, information, drawings and maps of the Company and Tema to the extent related to the Contributed Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), hazard data and surveys, production records, engineering files, environmental records, personnel records of Key Employees (to the extent such records may be transferred under applicable Law) and any and all title, Tax, financial, technical, engineering, environmental and safety records; excluding, however, (a) any data, information, software and records of Tema under contractual restrictions on assignment or change of control for which no consent to transfer has been received, or that are subject to payment of a fee or other consideration under a license or other agreement for which KLRE has not agreed in writing to pay such fee or other consideration, (b) all legal records and legal files of Tema constituting work product and attorney-client communications, (c) all Income Tax returns and any information prepared in connection therewith of Tema, Rosemore or the Rosemore shareholders and (d) any data, information, corporate files and records to the extent relating to the Excluded Assets (such exclusions, the “Excluded Records”).

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Remediate” means any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, or other corrective actions (including, but not limited to, the installation of pollution control equipment and the restoration of environmental quality) required under applicable Environmental Laws to address a violation of Environmental Law, or cure or eliminate an Environmental Defect. The term “Remediation” shall have its correlative meaning.

“Reporting Party” has the meaning set forth in Section 5.17(a).

“Representatives” has the meaning set forth in Section 5.2(a).

“Required Consent” means a consent that is required under a Lease or other agreement or instrument governing the development, exploration, or operation of any of the Oil and Gas Properties that if not obtained before the Contribution or the Transactions would cause (a) the assignment by Tema to the Company of the Oil and Gas Property affected thereby to be void or would cause the Transactions as they apply to the affected Oil and Gas Property to be void, (b) the termination of such Lease or other agreement or instrument, (c) the Company to pay, incur or bear any liability or obligations as a result of the failure to obtain such consent or (d) result in any material impairment or adverse effect on the ownership, operation or development of any Oil and Gas Properties.

“Restricted Opportunity” has the meaning set forth in Section 5.15(b).

“Retained Employee-Related Liabilities” means all liabilities, Losses, damages, expenses (including reasonable legal expenses) and costs that are attributable to, associated with or related to, or that arise out of or in connection with (a) any Employee Benefit Plan or any other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by Tema, the Company or any of their respective ERISA Affiliates or to which Tema, the Company or any of their respective ERISA Affiliates was obligated to contribute at any time on or prior to the Closing, including all Controlled Group Liabilities; (b) the employment or engagement of any individual who does not become a Transferred Employee, including all liabilities, Losses, damages, expenses (including reasonable legal expenses) and costs arising from or relating to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof arising at any time; and (c) the employment or engagement of a Transferred Employee to the extent existing or arising on or prior to such Transferred Employee’s Hire Date.

“Retained Liabilities” means any Losses, obligations or liabilities to the extent arising out of any of the following:

(a) death or physical injury to any Person or property damage related to or arising out of the Company’s, Tema’s or any of their respective Affiliate’s operation of the Contributed Assets occurring prior to the Closing;

(b) claims for compensation or reimbursement of Tema’s or its Affiliates’ employees for work performed with respect to the Oil and Gas Properties prior to the Effective Time;

(c) the Retained Employee-Related Liabilities;

(d) the ownership, operation or management of the Gathering System whether occurring prior to, on or after Closing;

(e) any and all Retained Taxes;

(f) any Hazardous Substances related to or arising out of the ownership or operation of the Contributed Assets by Tema, the Company or any of their respective Affiliates that, prior to the Closing Date, were transported and/or disposed of at off-site disposal facilities that do not constitute Oil and Gas Properties, except for such disposal into a saltwater disposal well if such disposal was conducted in compliance with all applicable Environmental Laws and Contracts, consistent with prudent industry practice;

(g) any payment, nonpayment or mispayment of Burdens attributable to periods prior to the Effective Time;

(h) any Property Costs attributable to periods prior to the Effective Time;

(i) any acts or omissions of gross negligence or willful misconduct of any member of Tema or its Affiliates (or Tema prior to Closing) related to or arising out of the ownership or operation of the Contributed Assets;

(j) any fines, penalties, criminal liability or criminal sanctions imposed or assessed as a result of a violation of Law related to or arising out of the ownership or operation of the Contributed Assets by Tema, the Company of any of their respective Affiliates prior to the Closing Date;

(k) any actions, suits or proceedings that are pending prior to the Closing Date related to or arising out of Tema’s, the Company’s or any of their respective Affiliates’ ownership or operation of the Contributed Assets; and

(l) the Excluded Assets.

“Retained Taxes” means (a) any and all Income Taxes imposed on the Company or any of its direct or indirect owners with respect to the ownership or operation of the Contributed Assets prior to the Closing Date; (b) any and all Taxes imposed on or with respect to the Excluded Assets; (c) any and all Tema Taxes; and (d) any and all Taxes (i) of any affiliated, consolidated, combined or unitary group (or any member thereof, other than the Company) of which the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law, and (ii) of any other Person for which the Company Group is or has been liable as a transferee or successor, by contract or otherwise as of the Closing Date.

“Rights of Way” means all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface appurtenant to, and used or held primarily for use in connection with, the ownership or operation of the Oil and Gas Properties, including those described on Exhibit F-4.

“Rosemore” means Rosemore, Inc., a Maryland corporation, and the parent of Tema.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning set forth in Section 9.13(a).

“Shareholders’ and Registration Rights Agreement” means that certain Shareholders’ and Registration Rights Agreement between KLRE, KLRE Sponsor, Tema, Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P. dated as of the date hereof.

“Side Letter” means that certain Side Letter by and among KLRE, KLRE Sponsor and Rosemore dated as of the date hereof.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

“Subject Formation” means, (a) for each Well set forth on Exhibit F-2 and for each Future Well set forth Exhibit F-3, the depths, productive formations, strata, or horizons specified for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 and (b) for each Lease (or portion thereof) listed on Exhibit F-1 and which has a positive Allocated Value, the depths, productive formations, strata, or horizons specified for such Lease (or portion thereof) on Exhibit F-1; provided, however, that to the extent no depths are indicated on Exhibit F-2 or Exhibit F-3, then Tema shall provide such information promptly following the Execution Date to the extent applicable, such information subject to KLRE’s reasonable approval (which Subject Formation shall be deemed to be all depths in the event Tema fails to promptly provide such information that is reasonably satisfactory to KLRE).

“Subscription Agreements” means those certain subscription agreements entered into among KLRE and the subscribers thereto (and in certain instances KLRE Sponsor) in connection with the Equity Financing.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such Person.

“Suspense Funds” means any and all Royalties held in suspense by Tema or its Affiliates (other than the Company) at the Closing, and any interest accrued in escrow accounts for such suspended funds.

“Tag-Along” means the right or option of any Person under any Contract, Lease or other instrument binding on Tema or the Company, or the Contributed Assets, to require and cause Tema, the Company or KLRE to purchase, acquire or receive an assignment of (a) any interest held by such Person in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Oil and Gas Properties or (b) any interests of such Person in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Oil and Gas Properties.

“Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 5.13(c).

“Tax Receivable Agreement” has the meaning set forth in Section 2.7(a)(ii).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tema” has the meaning set forth in the introductory paragraph.

“Tema Indemnification Claims” has the meaning set forth in Section 7.2(b).

“Tema Indemnified Party” has the meaning set forth in Section 7.2(b).

“Tema Interest Percentage” means the quotient, expressed as a percentage, obtained by dividing (i) the number of Company Units held by Tema as of immediately following the Closing by (ii) the total number of outstanding Company Units after giving effect to the Transactions (including the Equity Financing and the conversion of the Class F Common Stock into shares of Class A Common Stock).

“Tema Material Adverse Effect” means any occurrence, condition, change, event or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and Tema, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Tema or the Company to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Tema Material Adverse Effect: (a) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, event or effect that affects the industries in which the Company or Tema operate generally (including changes in commodity prices, general market prices, Laws and regulatory changes); (c) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies; (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (e) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the Transactions, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or Tema due to the announcement or pendency of the Transactions (provided that, this clause (e) shall not be applicable with respect to the representations and warranties in Section 3.1(d)(ii) and to the extent related thereto, the conditions in Section 6.2(a)); (f) any change in accounting requirements or principles imposed upon the Company or Tema or their respective businesses or any change in law, or the interpretation thereof; (g) any occurrence, condition, change, event or effect resulting from actions taken by KLRE or any of its Affiliates; (h) compliance by Tema or the Company with the terms of this Agreement or any written request of KLRE; or (i) any failure of the Company or Tema to meet any projections, forecasts or revenue or earnings productions (provided that this clause (i) shall not be applicable with respect to any occurrence, condition, change, event or effect underlying such failure, all of which shall be taken into account in the determination of the occurrence of a Tema Material Adverse Effect); provided that, in the case of clauses (a), (c) or

(d), such occurrence, condition, change, event or effect shall only be excluded to the extent that it does not have, or would not reasonably be expected to have, a disproportionate and adverse impact on the financial condition, business, assets, liabilities or results of operations of the Company and Tema, taken as a whole, as compared to other industry participants.

“Tema Taxes” means any and all Taxes (a) imposed on or with respect to the Contributed Assets (i) in the case of Taxes that are imposed on a periodic basis (such as Property Taxes), for any Pre-Effective Period and for the portion of any Straddle Period ending on and including the day before the Effective Date (determined in accordance with the principles set forth in Section 5.13(b)(i)), and (ii) in the case of Production Taxes and sales and use Taxes, for any Pre-Effective Period and for the portion of any Straddle Period ending on and including the day before the Effective Date (determined in accordance with the principles set forth in Section 5.13(b)(ii); (b) that are Income Taxes resulting from the Contribution; (c) resulting from a breach of the representations and warranties set forth in Section 3.1(k) (Taxes) (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or a breach by Tema of any covenant set forth in Section 5.13; or (d) that are Transfer Taxes allocated to Tema pursuant to Section 5.13(a); provided, that no such Tax will constitute a Tema Tax to the extent such Tax was included as a current liability in the determination of the Effective Time Working Capital.

“Tema Warrants” has the meaning set forth in Section 2.2(a).

“Terminable Breach” has the meaning set forth in Section 8.1(b)(iii).

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Third Party” means any Person other than Tema, the Company, Rosemore, KLRE or any of their respective Affiliates.

“Title Benefit” means any right, circumstance or condition that operates to:

(a) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, increase Tema’s Net Revenue Interest in any such Well or Future Well as of the Execution Date or increase the Company’s Net Revenue Interest in any such Well or Future Well as of the Closing Date, in each case, above the Net Revenue Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3); in each case only to the extent such right, circumstance or condition does not operate to cause a greater than proportionate increase in Tema’s or the Company’s, as applicable, Working Interest with respect to the Subject Formation in such Well or Future Well above that shown for such Subject Formation in Exhibit F-2 or Exhibit F-3, as applicable;

(b) with respect to each Undeveloped Lease (or portion thereof) listed on Exhibit F-1 that has a positive Allocated Value, increase Tema’s Net Revenue Interest in such Undeveloped Lease as of the Execution Date or increase the Company’s Net Revenue Interest in such Undeveloped Lease as of the Closing Date, in each case, above the Net Revenue Interest shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the

Subject Formation set forth for such Undeveloped Lease on Exhibit F-1), in each case only to the extent such right, circumstance or condition does not operate to cause a greater than proportionate increase in Tema’s or the Company’s, as applicable, Working Interest with respect to the Subject Formation in such Undeveloped Lease above that shown for such Subject Formation in Exhibit F-1, as applicable;

(c) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, decrease Tema’s Working Interest in any such Well or Future Well as of the Execution Date or decrease the Company’s Working Interest in any such Well or Future Well as of the Closing Date, in each case, below the Working Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 with respect to such Well or Future Well (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3) (in each case of such Well or Future Well without a proportionate decrease in the corresponding Net Revenue Interest to the applicable Subject Formations therefor ), or

(d) with respect to each Undeveloped Lease listed on Exhibit F-1, increase the number of Net Mineral Acres to which Tema is entitled with respect to such Undeveloped Lease as of the Execution Date and increase the number of Net Mineral Acres to which the Company is entitled with respect to such Undeveloped Lease as of the Closing Date, in each case, to a number that is greater than the number of Net Mineral Acres shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the Subject Formation set forth for such Undeveloped Lease on Exhibit F-1), in each case only to the extent such right, circumstance or condition does not operate to cause a less than proportionate increase in Tema’s or the Company’s, as applicable, Net Revenue Interest with respect to the Subject Formation in such Undeveloped Lease as to such Subject Formation in Exhibit F-1, as applicable.

“Title Defect” means any Encumbrance or defect that results in the failure of Tema or the Company (as applicable) to have Defensible Title to any Oil and Gas Property (it being understood that if any such Encumbrance or defect burdens or affects more than one Oil and Gas Property, then for the purposes hereof such Encumbrance or defect shall constitute a single Title Defect as to all such Oil and Gas Properties (and not separate Title Defects as to each such Oil and Gas Property burdened or affected thereby); provided, however, that the following shall not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless KLRE provides affirmative evidence that such failure or omission would reasonably be expected to result in another Person’s superior claim of title to the relevant Oil and Gas Property;

(b) defects based on a gap in Tema’s or the Company’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s right chain or runsheet, which documents shall be included in the applicable Defect Notice;

(c) defects based solely on references to lack of information, including lack of information in any of the Company’s files, the lack of Third Party records, and/or the unavailability of information from Governmental Entities, if such information is otherwise in KLRE’s possession or is a matter of public record in the county where the applicable Oil and Gas Property is located; and

(d) with respect to any Undeveloped Lease, Well or Future Well, defects affecting any depths other than the Subject Formation set forth on Exhibit F-1, Exhibit F-2 or Exhibit F-3 for such Undeveloped Lease, Well or Future Well to the extent that the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property.

“Title Defect Deductible” means an amount equal to two percent (2.0%) of the Unadjusted Consideration.

“Title Defect Threshold” means an amount equal to Seventy-Five Thousand Dollars ($75,000).

“Title Referee” has the meaning set forth in Section 2.5(g)(i).

“Transaction Documents” means this Agreement and each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transaction Expenses” means, with respect to any Person, its costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other Third Party fees required to consummate the Transactions and other costs and expenses associated with any of the foregoing.

“Transaction Proposals” has the meaning set forth in Section 5.1(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employee” has the meaning set forth in Section 5.14(b).

“Transfer Taxes” has the meaning set forth in Section 5.13(a).

“Transition Services Agreement” has the meaning set forth in Section 2.7(a)(v).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated March 10, 2016, between KLRE and Continental Stock Transfer & Trust Company.

“Unadjusted Cash Consideration” has the meaning set forth in Section 2.2(a).

“Unadjusted Consideration” has the meaning set forth in Section 2.2(a).

“Unadjusted Equity Consideration” has the meaning set forth in Section 2.2(a).

“Undeveloped Lease” means each Lease (or portion thereof) that is not included within a Unit or Future Location.

“Undivided Interest” means the applicable percentage undivided interest (on an eight-eighth’s basis) in the applicable properties and assets (whether tangible or intangible, real or personal).

“Units” has the meaning set forth in subsection (a) of the definition of “Oil and Gas Properties.”

“Voting Debt” means, with respect to any Person, Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the equityholders of such Person may vote.

“Waiver Agreement” means that certain Waiver Agreement between KLRE and KLRE Sponsor dated as of the date hereof.

“WARN Act” has the meaning set forth in Section 3.1(l)(ix).

“Wells” has the meaning set forth in subsection (b) of the definition of “Oil and Gas Properties.”

“Working Interest” means, with respect to any Oil and Gas Property or Future Well, the interest (expressed as a decimal) in and to such Oil and Gas Property or Future Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Oil and Gas Property or Future Well, but without regard to the effect of any Royalties.

ARTICLE II

BUSINESS COMBINATION

2.1 Business Combination. Upon the terms and subject to the conditions contained herein, on the Closing Date, KLRE agrees to contribute to the Company the consideration set forth in Section 2.2 (such consideration to be subsequently distributed to Tema as set forth in Section 2.2) in exchange for the Acquired Units, such Acquired Units to be free and clear of all Encumbrances (other than those arising pursuant to applicable securities Laws or arising under the Organizational Documents of the Company or the Ancillary Agreements). Concurrently with the contribution by KLRE of the consideration set forth in Section 2.2 in exchange for the Acquired Units and the delivery by KLRE of its counterpart to the A&R LLC Agreement, KLRE shall be admitted as the managing member of the Company pursuant to the terms of the A&R LLC Agreement. Immediately thereafter, KLRE shall contribute to the Company the remaining Available Cash (after giving effect to the contribution described in Section 2.2(a)(i)) in exchange for a number of Company Units (the “Additional Acquired Units”) equal to (i) the number of shares of Class A Common Stock outstanding after giving effect to the Transactions (including the Equity Financing and the conversion of the Class F Common Stock into shares of Class A Common Stock) less (ii) the number of Acquired Units.

2.2 Consideration.

(a) At the Closing, KLRE shall (i) contribute to the Company cash in an amount equal to Thirty Five Million Dollars ($35,000,000) (the “Unadjusted Cash Consideration”) and (ii) issue to the Company 29,807,692 shares of Class B Common Stock (the “Unadjusted Equity Consideration” and together with the Unadjusted Cash Consideration, the “Unadjusted Consideration”), in each case as adjusted pursuant to this Section 2.2, Section 2.3, Section 2.4 and Section 2.5 (collectively, as adjusted, the “Consideration”), in exchange for the Acquired Units. In addition, KLRE shall issue to the Company warrants to purchase 4,000,000 shares of KLRE Common Stock on the same terms as the KLRE Warrants (the “Tema Warrants”) in exchange for a number of Warrants (as defined in the A&R LLC Agreement) in an amount equal to the number of Tema Warrants (as set forth in Section 3.1(e) of the A&R LLC Agreement). Immediately following the receipt thereof from KLRE, the Company shall distribute the Consideration and the Tema Warrants to Tema.

(b) The Unadjusted Consideration shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the Estimated Effective Time Working Capital, to the extent such amount is a positive number;

(ii) an amount equal to the absolute value of the Effective Time Indebtedness Amount, to the extent such amount is a negative number;

(iii) an amount equal to the aggregate amount of all revenues and proceeds attributable to the Excluded Assets received by Tema or the Company between the Effective Time and the Closing Date;

(iv) an amount equal to the KLRE Interest Percentage of the aggregate amount of all cash capital contributions made to the Company or Tema during the period after the Effective Time and prior to Closing and an amount equal to the KLRE Interest Percentage of all operating expenses incurred after the Effective Time and paid, or to be paid, on behalf of the Company or Tema after the Effective Time by or on behalf of Rosemore and its Affiliates (other than the Company) with respect to the business, ownership or operation of the Company or the Contributed Assets after the Effective Time, including (A) bond and insurance premiums and deductibles (prorated as applicable), (B) Burdens and (C) rentals and other lease maintenance payments; provided, however that any amounts included in the calculations of the Effective Time Indebtedness Amount or the Effective Time Working Capital shall not be included for purposes of this Section 2.2(b)(iv) and the amount set forth in this Section 2.2(b)(iv) shall not include any capital contributions, costs or expenses with respect to the Excluded Assets or Transaction Expenses of the Company, Tema or their respective Affiliates and shall not include any Taxes;

(v) the aggregate amount provided in accordance with Section 2.5 with respect to Title Benefits;

(vi) an amount equal to the KLRE Interest Percentage of any Income Taxes imposed (without duplication) on Rosemore or any of its direct or indirect owners with respect to the ownership or operation of the Contributed Assets for the period beginning on the Effective Date and ending on and including the Closing Date, determined as if the only income, gain, loss or deduction of Rosemore and its direct or indirect owners was income, gain, loss or deduction in respect of the Contributed Assets; and

(vii) an amount equal to the KLRE Interest Percentage of all Taxes incurred after the Effective Time with respect to the Contributed Assets for the period beginning on the Effective Date and ending on and including the Closing Date and paid, or to be paid, on behalf of the Company or Tema after the Effective Time by or on behalf of Rosemore and its Affiliates (other than the Company), other than any such Taxes that are Retained Taxes.

(c) The Unadjusted Consideration shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to the absolute value of the Estimated Effective Time Working Capital, to the extent such amount is a negative number;

(ii) an amount equal to Effective Time Indebtedness Amount, to the extent such amount is a positive number;

(iii) the aggregate amount provided in accordance with Section 2.5 with respect to Defects;

(iv) the aggregate amount of all costs and expenses attributable to the Excluded Assets paid by the Company or Tema after the Effective Time; provided, however that such amount shall include 22.5% of the general and administrative costs of the Company and Tema;

(v) an amount equal to the KLRE Interest Percentage of the aggregate amount of all dividends and other distributions (other than in respect of the Excluded Assets or any proceeds attributable thereto) paid by the Company or Tema to Rosemore or its Affiliates (other than the Company) at any time after the Effective Time, but only to the extent not included in Effective Time Working Capital or attributable to revenues or cash proceeds attributable to the periods after the Effective Time;

(vi) without duplication of Section 2.2(c)(iii), the Allocated Value of any Oil and Gas Property that is retained by Tema and excluded from the Transactions under Section 2.5(c) or Section 5.19(c); and

(vii) any other amounts provided for elsewhere in this Agreement or otherwise agreed upon by KLRE and Tema.

2.3 Calculation of Adjustments.

(a) All adjustments to the Consideration shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP using the accrual method of accounting and COPAS, as consistently applied (the “Accounting Principles”) and (ii) without duplication of any other amounts paid or received under this Agreement. For the avoidance of doubt, no item that is included in the calculation of Effective Time Working Capital or Effective Time Indebtedness shall be subject to any other adjustment to the Consideration. When available, actual figures will be used for the adjustments to the Consideration at Closing. To the extent actual figures are unavailable, estimates will be used subject to final adjustments in accordance with Section 2.4 and Section 2.5.

(b) For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Tema and the Company shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(c) Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time. Production Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, prior to, on and after the Effective Time, consistent with the principles set forth in Section 5.13(b)(ii).

(d) “Earned” and “incurred,” as used in this Article II, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

2.4 Estimated Consideration and Post-Closing Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, Tema shall prepare and deliver to KLRE a preliminary settlement statement (the “Estimated Closing Statement”) setting forth Tema’s good faith estimate of all adjustments set forth in Section 2.2 (the “Estimated Adjustments”) and of the Consideration, after giving effect to such Estimated Adjustments (the “Estimated Consideration”), along with reasonable supporting information with respect thereto. The Estimated Closing Statement shall also include (i) the Persons, accounts and amounts of disbursements that Tema designates to receive the Estimated Consideration and (ii) the wiring and transfer instructions for all such payments and disbursements. For purposes of calculating the Estimated Consideration, if the aggregate dollar amount of the Estimated Adjustments is negative, such negative amount shall offset against the Consideration as follows: (A) first, the Unadjusted Cash Consideration shall be reduced by the absolute value of the Estimated Adjustments up to a maximum adjustment under this clause (A) of Twenty Million Dollars ($20,000,000), (B) second, if the aggregate dollar amount of the Estimated Adjustments is greater than Twenty Million Dollars, the number of shares of Unadjusted Equity Consideration shall be reduced by an amount of shares rounded to the nearest share equal to the quotient of (1) an amount equal to the Estimated Adjustments minus Twenty Million Dollars ($20,000,000), divided by (2) the Equity Consideration Share Value (and the Company shall cancel an equivalent number of Company Units), and (C) if the Unadjusted Equity Consideration is reduced to zero shares pursuant to the foregoing clause (B), then the remainder of the Unadjusted Cash Consideration shall be reduced by the absolute value of any portion of the Estimated Adjustments not already accounted for pursuant to the foregoing clauses (A) and (B). If the aggregate dollar amount of the Estimated Adjustments is positive, then the Unadjusted Cash Consideration shall be increased by such positive dollar amount up to Fifty Million Dollars ($50,000,000) and then the Unadjusted Equity Consideration shall be increased by a number of shares equal to the surplus divided by the Equity Consideration Share Value. Tema shall consider in good faith KLRE’s comments to the Estimated Closing Statement, which comments KLRE shall deliver to Tema no less than two (2) Business Days prior to the Closing Date, and revise such Estimated Closing Statement to incorporate any changes Tema determines in good faith are necessary or appropriate given such comments. In connection with the preparation, review or adjustment of the Consideration provided in this Section 2.4, KLRE and Tema shall provide to each other all information reasonably requested by KLRE or Tema, as applicable, and Tema shall provide KLRE with access to its employees as reasonably necessary in connection with the matters addressed by this Section 2.4.

(b) As soon as reasonably practicable after the Closing Date but not later than the later of (i) the ninetieth (90th) day following the Closing Date and (ii) five (5) days after the date on which the Parties or the applicable Defect Referee finally determines all Defect Amounts and Benefit Amounts under Section 2.5, KLRE shall prepare and deliver to Tema a draft final statement (the “Closing Statement”) setting forth the final calculation of all adjustments set forth in Section 2.3 based on the most recent actual figures for each adjustment (the “Final Adjustments”) and of the Consideration after giving effect to such Final Adjustments, along with reasonable supporting information with respect thereto. In the event KLRE does not deliver the Closing Statement within the period specified in the immediately preceding sentence, the Estimated Consideration shall become final and binding upon the Parties as the Final Consideration. As used herein, the “Final Consideration” means the amount of the Consideration as determined by this Section 2.4(b) or if disputed, as finally determined by Section 2.4(c).

(c) If Tema objects to the Closing Statement provided by KLRE, then it shall provide KLRE with written notice within fifteen (15) days after receiving the Closing Statement, setting forth Tema’s good faith objections. KLRE shall make available to Tema copies of all relevant documentation used in KLRE’s documentation, if any, and shall provide Tema with access to its employees as reasonably necessary in connection with the matters addressed by this Section 2.4. KLRE may deliver a written report to Tema during this same period reflecting any changes that KLRE proposes to be made in the Closing Statement as a result of additional information received after the Closing Statement was prepared. The Parties shall undertake to agree on the Closing Statement and any changes thereto no later than thirty (30) days following Tema’s receipt of the Closing Statement. In the event the Parties cannot reach agreement as to the Closing Statement within such period of time, any Party may refer the items remaining in dispute to Grant Thornton LLP or, if that firm declines or is unable to act as provided in this Section 2.4, another nationally-recognized firm of independent public accountants mutually acceptable to KLRE and Tema (the “Independent Accountant”), for review and final determination by arbitration. The Independent Accountant shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article II. The Independent Accountant’s determination shall be made within fifteen (15) days after submission of the matters in dispute and shall be final and binding on all Parties, without the right of appeal. In determining the amount of the Final Adjustments and the Final Consideration, the Independent Accountant shall be bound by the terms of this Article II and may not increase the Final Consideration more than the increase proposed by Tema nor decrease the Final Consideration more than the decrease proposed by KLRE, as applicable. The Independent Accountant shall act as an expert for the limited purpose of determining the specific disputed aspects of the Final Adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The Independent Accountant shall include in the calculation of the Consideration the Defect Amounts and Benefit Amounts either determined by KLRE and Tema pursuant to Section 2.5 if agreed upon, or if disputed, determined by the Defect Referee pursuant to Section 2.5(g). The Independent Accountant shall have no right to adjust or investigate any Defect Amount or Benefit Amount. Unless Tema and KLRE settle the dispute by written agreement prior to the decision of the Independent Accountant, the determination of the Independent Accountant shall be final, conclusive and binding on the Parties, and no such Person shall seek further recourse from any other Person or Governmental Entity other than to enforce the determination of the Independent Accountant. Tema and KLRE shall each bear their own legal fees and other costs of presenting its case. Tema shall bear one-half and KLRE shall bear one-half of the fees, costs and expenses of the Independent Accountant.

(d) If the Final Consideration is less than the Estimated Consideration (in each case, valuing the Estimated Equity Consideration using the Equity Consideration Share Value), then, within five (5) days of determination of the Final Consideration, Tema shall pay to the Company an amount in cash equal to the absolute value of such shortfall pursuant to Section 7.7.

(e) If the Final Consideration is greater than the Estimated Consideration (in each case, valuing the Estimated Equity Consideration using the Equity Consideration Share Value), then, within five (5) days of determination of the Final Consideration, the Company shall pay to Tema an amount in cash equal to such surplus by wire transfer of immediately available funds to an account or accounts specified in writing by Tema.

2.5 Title and Environmental Matters.

(a) General Disclaimer of Title and Environmental Warranties and Representations. Subject to and without limiting KLRE’s remedies for Defects set forth in this Section 2.5 or KLRE’s remedies with respect to any breach of the representations and warranties of Tema or the Company set forth herein, NEITHER TEMA NOR THE COMPANY MAKES ANY WARRANTY OR REPRESENTATION OF TEMA AND THE COMPANY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO (i) TEMA’S, THE COMPANY’S OR ANY OTHER PERSON’S TITLE TO ANY OF THE CONTRIBUTED ASSETS, (ii) ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL DEFECT, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP OR OPERATION OF THE COMPANY OR THE CONTRIBUTED ASSETS OR (iii) WHETHER THE COMPANY OR ANY OF THE CONTRIBUTED ASSETS (OR THE OWNERSHIP OR OPERATION THEREOF) ARE IN COMPLIANCE WITH ANY ENVIRONMENTAL LAWS. KLRE hereby acknowledges and agrees that KLRE’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Contributed Assets (i) on or before the Defect Deadline, shall be as set forth in this Section 2.5 and (ii) without duplication, from and after the Defect Deadline, shall be pursuant to the special warranty of title set forth in Section 3.1(n)(i); provided, however, that KLRE further acknowledges and agrees that KLRE shall not be entitled to protection under the special warranty of title provided in Section 3.1(n)(i) for any Title Defect reported by KLRE prior to the Defect Deadline under this Section 2.5. The special warranty of title contained in Section 3.1(n)(i) shall be subject to the terms and provisions of this Section 2.5(a), and the recovery on a breach of the Company’s special warranty of title contained in Section 3.1(n)(i) shall not exceed the Allocated Value of the affected Subject Formation of the affected Oil and Gas Property. Claims for indemnification under Section 3.1(n)(i) shall be resolved in accordance with Article VII (but without regard or giving effect to the Defect Deadline, the Title Defect Deductible or the Title Threshold).

(b) Defect Notices. KLRE shall deliver to Tema written notice meeting the requirements of this Section 2.5(b) (each, a “Defect Notice”) with respect to each alleged Defect to Tema as soon as reasonably practicable after identifying such Defect but in any event at or before 5:00 p.m. Houston. Texas time, February 18, 2017 (the “Defect Deadline”). For all purposes of this Agreement and notwithstanding anything herein to the contrary, KLRE shall be deemed to have waived, and Tema shall have no liability for, any Defect that KLRE fails to assert as a Defect through delivery of a Defect Notice received by Tema before the Defect Deadline. To be effective, each Defect Notice shall include, as to each alleged Defect alleged therein:

(i) a description of the alleged Defect that is reasonably sufficient for Tema to investigate or determine the basis of the alleged Defect;

(ii) the Contributed Asset(s) subject to such Defect;

(iii) the Allocated Value of the Oil and Gas Properties subject to the alleged Defect;

(iv) KLRE’s good faith reasonable estimate of the Defect Amount attributable to such Defect and the computations and information upon which KLRE’s estimate is based; and

(v) to the extent available, documents and information reasonably necessary for Tema (as well as any title attorney, examiner or environmental consultant hired by such Parties) to verify, investigate or be put on notice as to the existence of the alleged Defect.

(c) Option to Cure Defects and Remedies for Defects. Tema may notify KLRE in writing on or before the Closing Date that Tema elects to cure any validly asserted Defect. Tema shall have the right, but not the obligation, to attempt, at Tema’s sole cost, to cure or remove, on or prior to the Closing Date, any Defects asserted in a Defect Notice. Tema shall be deemed to have cured or removed a validly asserted Defect on or prior to the Closing Date if the Oil and Gas Properties affected by such asserted Defect are free of all Defects as of the Closing Date. With respect to any Defect that has not been waived by KLRE, or cured on or before the Closing Date, then, subject to Tema’s right to dispute the existence of such Defect, there shall be a downward adjustment to the Unadjusted Consideration equal to the Defect Amount for such Defect, subject, however, in each case as applicable, to the Title Defect Threshold, Environmental Defect Threshold, Title Defect Deductible, and Environmental Defect Deductible; provided, however that if the Defect Amount for any Defect exceeds the amount equal to twenty percent (20%) of the Allocated Value of the Subject Formation of the Oil and Gas Property that is subject to such Defect, then Tema shall have the right, in its sole discretion, to elect to retain such Oil and Gas Property, in which case the Unadjusted Consideration shall be reduced by the Allocated Value of such Subject Formation of such Oil and Gas Property and such Oil and Gas Property shall not be conveyed to the Company under the Contribution Agreement.

(d) Defect Amounts. With respect to a particular Defect, the diminution in value of the Oil and Gas Property attributable to such Defect (the “Defect Amount”) shall be determined in accordance with the following methodology, terms, and conditions:

(i) if KLRE and Tema agree in writing on the Defect Amount, then that amount shall be the Defect Amount;

(ii) if a Title Defect is an Encumbrance (other than a Permitted Encumbrance) that is undisputed and liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove such Title Defect from Tema’s and the Company’s interest in the affected Oil and Gas Property;

(iii) if a Title Defect as to any Well or Future Well represents a negative discrepancy between (A) the actual Net Revenue Interest of Tema or the Company for such Well or Future Well (with respect to the Subject Formation set forth for such Well or Future Well) and (B) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable (with respect to the Subject Formation set forth for such Well or Future Well), then the Defect Amount for such Title Defect shall be equal to the product of (1) the Allocated Value of the affected Subject Formation of such Well or Future Well multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable minus (II) the actual Net Revenue Interest of Tema or the Company for such Well or Future Well, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well throughout its entire productive life, the Defect Amount determined under this Section 2.5(d)(iii) shall be reduced to take into account the applicable time period only;

(iv) if a Title Defect as to any Undeveloped Lease represents a negative discrepancy between (A) the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease) and (B) the “Net Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Defect Amount for such Title Defect shall be equal to the product of (1) the number of Net Mineral Acres subject to such Title Defect, multiplied by (2) the Net Mineral Acre Price of such Undeveloped Lease multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease minus (II) the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease, and the denominator of which is (y) the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease throughout its entire productive life, the Defect Amount determined under this Section 2.5(d)(iv) shall be reduced to take into account the applicable time period only;

(v) if a Title Defect constitutes a reduction in the number of Net Mineral Acres as to any Undeveloped Lease (or portion thereof) (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Defect Amount for such Title Defect shall be equal to the product of (1) the Net Mineral Acre Price thereof, multiplied by (2) the remainder of (x) the number of Net Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit F-1 minus (y) the actual number of Net Mineral Acres included in such Undeveloped Lease after giving effect to such Defect;

(vi) if a Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Oil and Gas Property of a type not described in Section 2.5(d)(i) through (v), the Defect Amount therefor shall be determined by taking into account the Allocated Value of the affected Subject Formation of the Oil and Gas Property so affected, the portion of Tema’s or the Company’s Undivided Interest in the Oil and Gas Property affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the affected Oil and Gas Property, the values placed upon the Title Defect by KLRE and Tema, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable thereto and the Company Working Interest therein, and such other factors as are necessary to make an evaluation and determination of such value;

(vii) if a Defect is an Environmental Defect, the Defect Amount shall be equal to the estimated present value of the costs and expenses to Remediate the Contributed Asset subject to such Environmental Defect in the lowest-cost effective manner available, consistent with applicable Environmental Laws taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) may be the most cost-effective manner, consistent with the continued safe and prudent long-term operation of the affected Contributed Asset reasonably available and, where applicable, to the satisfaction of the applicable Governmental Entity;

(viii) notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Consideration for all Title Defect Amounts attributable to Title Defects as to an individual Oil and Gas Property shall not exceed the Allocated Value of such Oil and Gas Property; provided, however, that the foregoing limitations shall in no event apply to Defect Amounts with respect to Environmental Defect; and

(ix) the amount of any adjustment to the Unadjusted Consideration shall be determined without duplication of any costs or losses included in any other adjustments for Defects hereunder or for which KLRE otherwise receives a downward adjustment to the Unadjusted Consideration.

(e) Threshold and Defect Deductibles. Notwithstanding anything to the contrary in this Agreement:

(i) There shall be no adjustments to the Unadjusted Consideration for any Title Defect or Title Benefit to the extent the Defect Amount of such Title Defect or the Benefit Amount of such Title Benefit is less than the Title Defect Threshold;

(ii) With respect to all valid Title Defects where the Defect Amount thereof exceeds the Title Defect Threshold, there shall be no adjustment to the Unadjusted Consideration with respect to any and all such Title Defects unless and until the aggregate Defect Amounts thereof exceeds the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible.

(iii) There shall be no adjustment to the Unadjusted Consideration for any Environmental Defect to the extent the Defect Amount of such Environmental Defect is less than the Environmental Defect Threshold;

(iv) With respect to all valid Environmental Defects where the Defect Amount thereof exceeds the Environmental Defect Threshold, there shall be no adjustment to the Unadjusted Consideration with respect to any and all such Environmental Defects unless and until the aggregate Defect Amounts thereof exceeds the Environmental Defect Deductible and then only to the extent such aggregate amount exceeds the Environmental Defect Deductible;

(v) With respect to all valid Title Benefits where the Benefit Amounts thereof exceeds the Title Defect Threshold, there shall be no adjustment or offset to the Unadjusted Consideration with respect to any and all such Title Benefits unless and until the aggregate Benefit Amounts thereof exceeds the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible; and

(vi) Any adjustment to the Unadjusted Consideration with respect to a Title Defect that affects an Oil and Gas Property shall be offset by an amount equal to the increase (if any) in the Allocated Value of such Oil and Gas Property as a result of any Title Benefit that affects such Oil and Gas Property, but only to the extent (A) each such Benefit Amount thereof exceeds the Title Defect Threshold and (B) the aggregate Benefit Amounts thereof exceeds the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible.

(f) Title Benefits.

(i) Tema shall have the right, but not the obligation, to deliver to KLRE written notice meeting the requirements of this Section 2.5(f) (each, a “Benefit Notice”) with respect to each Title Benefit discovered by Tema as soon as reasonably practicable after identifying such Title Benefit but in any event at or before the Defect Deadline. KLRE shall promptly notify Tema in writing of each Title Benefit that KLRE discovers before the Defect Deadline. To be effective, each Benefit Notice shall include, as to each Title Benefit alleged therein:

(A) a description of the alleged Title Benefit that is reasonably sufficient for KLRE to determine or investigate the basis of the alleged Title Benefit;

(B) the Oil and Gas Property subject to such Title Benefit;

(C) the Allocated Value of the Oil and Gas Property subject to the alleged Title Benefit;

(D) Tema’s good faith reasonable estimate of the Benefit Amount attributable to such Title Benefit and the computations and information upon which Tema’s estimate is based; and

(E) to the extent available, all documents and information reasonably necessary for KLRE (as well as any title attorney, examiner or environmental consultant hired by KLRE) to verify, investigate or be put on notice as to the existence of the alleged Title Benefit.

(ii) With respect to a particular Title Benefit, the amount by which the Allocated Value of the Subject Formation of the Oil and Gas Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit (the “Benefit Amount”) shall be determined in accordance with the following methodology, terms and conditions:

(A) if KLRE and Tema agree on the Benefit Amount, then that amount shall be the Benefit Amount;

(B) if a Title Benefit as to any Well or Future Well represents a positive discrepancy between (1) the actual Net Revenue Interest of Tema or the Company for such Well or Future Well (with respect to the Subject Formation set forth for such Well or Future Well) and (2) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable (with respect to the Subject Formation set forth for such Well or Future Well), then the Benefit Amount for such Title Benefit shall be equal to the product of (x) the Allocated Value of the affected Subject Formation of such Well or Future Well multiplied by (y) a fraction, the numerator of which is (I) the remainder of the actual Net Revenue Interest of Tema or the Company for such Well or Future Well minus the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable, and the denominator of which is (II) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable; provided that if the Title Benefit does not affect the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well throughout its entire productive life, the Benefit Amount determined under this Section 2.5(f)(ii)B) shall be adjusted to take into account the applicable time period only;

(C) if a Title Benefit as to any Undeveloped Lease represents a positive discrepancy between (1) the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease) and (2) the “Net Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Benefit Amount for such Title Benefit shall be equal to the product of (x) the Allocated Value of the affected Subject Formation of such Undeveloped Lease multiplied by (y) a fraction, the numerator of which is (I) the remainder of the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease minus the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease, and the denominator of which is (II) the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease; provided that if the Title Benefit does not affect the “Net Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease throughout its entire productive life, the Benefit Amount determined under this Section 2.5(f)(ii)(C) shall be adjusted to take into account the applicable time period only; and

(D) if a Title Benefit constitutes an increase in the number of Net Mineral Acres as to any Undeveloped Lease (or portion thereof) (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Benefit Amount for such Title Benefit shall be equal to the product of (1) the Net Mineral Acre Price thereof, multiplied by (2) the remainder of (x) the actual number of Net Mineral Acres included in such Undeveloped Lease after giving effect to such Title Benefit minus (y) the number of Net Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit F-1.

(g) Disputed Defects.

(i) Tema and KLRE shall use good faith efforts to agree on the validity and determination of all Defects and Defect Amounts (or the cure thereof) and all Title Benefits and Benefit Amounts before the Closing Date. If Tema and KLRE are unable to agree on the scope, interpretation and effect of this Section 2.5 or the existence, cure or amount of any Defect or Defect Amount or the existence or amount of any Title Benefit or Benefit Amount by the Closing Date, then, Tema’s good faith estimate shall be used to determine the Estimated Consideration pursuant to Section 2.4. If Tema and KLRE are unable to agree on the scope, interpretation and effect of this Section 2.5 or existence, cure or amount of any Defect or Defect Amount or the existence or amount of any Title Benefit or Benefit Amount before the Closing Date, then such disputed interpretations and effects shall be exclusively and finally resolved pursuant to Section 2.4 and this Section 2.5(g) and Tema and KLRE shall submit such disputes for determination through arbitration to (A) with respect to unresolved Title Defects and Title Benefits, a title attorney that has at least ten (10) years of experience in oil and gas titles in the State of Texas as selected by mutual agreement of KLRE and Tema (the “Title Referee”) and (B) with respect to unresolved Environmental Defects, a nationally recognized independent environmental consulting firm mutually acceptable to both Tema and KLRE (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). No Defect Referee shall have worked as an employee, environmental consulting firm, or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(ii) Within ten (10) Business Days after the selection of the applicable Defect Referee, the Parties shall provide to the applicable Defect Referee only the documents and materials described in this Section 2.5, as applicable:

(A) KLRE’s Defect Notice and all documentation provided therewith with respect to each disputed Defect and Tema’s Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;

(B) such evidence as each Party deems appropriate to explain and dispute the existence, waiver and cure of each disputed Defect or the Defect Amount assigned thereto by any Party, together with such Party’s good faith estimate of the Defect Amount, if any, with respect to each such disputed Defect; and

(C) existence or waiver of each disputed Title Benefit or the Benefit Amount assigned thereto by any Party, together with such Party’s good faith estimate of the Benefit Amount, if any, with respect to each such disputed Title Benefit;

(D) this Article II, Schedule 1.1-AV, and Exhibit F (including Exhibits F-1, F-2, F-3 and F-4), together with any definitions of terms used in this Article II and such Exhibits and schedule, but no other provisions of this Agreement.

(iii) The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 2.5. The applicable Defect Referee’s determination shall be made within fifteen (15) days after such Defect Referee’s receipt of the documents and materials submitted pursuant to the foregoing clauses (i) and (ii) and shall be final and binding upon the Parties, without right of appeal. In making a determination, the Defect Referee shall be bound by the rules set forth in this Article II and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination.

(iv) In no event shall the Defect Referee’s determination of any Defect Amount with respect to any Defect be any lower than the amount asserted by Tema for such Defect or any greater than the amount asserted by KLRE for such Defect. In no event shall the Defect Referee’s determination of any Benefit Amount with respect to any Title Benefit be any greater than the amount asserted by Tema for such Title Benefit or any lesser than the amount asserted by KLRE for such Title Benefit. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Section 2.5 or any disputed Defect, Defect Amount, Title Benefit or Benefit Amount and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 9.7. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Section 2.5 and any and all specific disputed Defect Amounts and Benefit Amounts submitted by any Party and may not award any damages, interest or penalties to any Party with respect to any matter. Tema and KLRE shall each bear its own legal fees and other costs of presenting its case. KLRE shall bear one-half of the fees, costs and expenses of the applicable Defect Referee, and Tema shall be responsible for the remaining one-half of the fees, costs and expenses of the applicable Defect Referee.

(v) Promptly following the determination of the Defect Amounts pursuant to this Section 2.5(g), KLRE and Tema shall deliver written notice of such Defect Amounts to the Independent Accountant for inclusion in the Final Consideration pursuant to Section 2.4.

2.6 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., Houston, Texas time, on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article VI (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver thereof), at the offices of Vinson & Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”). In lieu of a physical Closing, the Parties agree that all requisite Closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes upon explicit release of the same by the applicable Parties.

2.7 Closing Deliverables.

(a) At the Closing, Tema shall deliver, or cause to be delivered, to KLRE:

(i) a counterpart of the Amended and Restated Limited Liability Company Agreement of the Company, in substantially the form attached hereto as Exhibit A (the “A&R LLC Agreement”), duly executed by Tema and the Company;

(ii) a counterpart of the Tax Receivable Agreement, in substantially the form attached hereto as Exhibit D (the “Tax Receivable Agreement”), duly executed by Tema;

(iii) counterparts of employment agreements between KLRE or its designee and each of the Key Employees in substantially the form attached hereto as Exhibit C (collectively, the “Employment Agreements”), duly executed by the Key Employees party thereto;

(iv) a counterpart of the Crude Oil Gathering Agreement between the Company and Gateway Gathering and Marketing Company, in substantially the form attached hereto as Exhibit G-1 and a counterpart of the Gas Gathering Agreement between the Company and Gateway Gathering and Marketing Company, in substantially the form attached hereto as Exhibit G-2 (collectively, the “Gathering Agreements”), duly executed by Gateway Gathering and Marketing Company; provided, that the forms of the Gathering Agreements are subject to further good faith negotiations of the Parties, and that the Parties shall not materially change their positions from the general framework of the terms set forth within such forms;

(v) a counterpart of the Transition Services Agreement between KLRE and Tema, in substantially the form attached hereto as Exhibit H (the “Transition Services Agreement), duly executed by Tema;

(vi) a certificate that meets the requirements of Treasury Regulation § 1.1445-2(b)(2), stating that Tema is a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code) that is disregarded as a separate entity from Rosemore for U.S. federal income tax purposes and that Rosemore is not a foreign person (as defined in Section 1445 of the Code and applicable Treasury Regulations thereunder);

(vii) a certificate of an authorized officer of Tema and the Company, dated as of the Closing Date, confirming that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied;

(viii) releases of all Encumbrances (other than Permitted Encumbrances) securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets;

(ix) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Company Units or the Contributed Assets securing any Indebtedness of Tema, the Company or its Affiliates;

(x) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, KLRE to effect and file of record the release of all Encumbrances securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets;

(xi) copies of any consents set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule that have been obtained before the Closing; and

(xii) any other agreements, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Tema, the Company or their respective Affiliates, including any Records not in possession of the Company.

(b) At the Closing, KLRE shall deliver, or cause to be delivered:

(i) to the Company, a counterpart of the A&R LLC Agreement, duly executed by KLRE;

(ii) to Tema, a counterpart of the Tax Receivable Agreement, duly executed by KLRE;

(iii) to Tema, counterparts of the Employment Agreements, duly executed by KLRE;

(iv) to Tema, counterparts of the Gathering Agreements, duly executed by the Company;

(v) to Tema, a counterpart of the Transition Services Agreement, duly executed by the Company;

(vi) to the Company, the Estimated Equity Consideration, in book entry form, together with any reasonably requested evidence of issuance thereof;

(vii) to the Company, an amount equal to the Estimated Cash Consideration, by wire transfer of immediately available funds to such account or accounts set forth on the Estimated Closing Statement;

(viii) to Tema, the Tema Warrants, in book entry form, together with any reasonably requested evidence of issuance thereof;

(ix) to Tema, a certificate of an authorized officer of KLRE, dated as of the Closing Date, confirming that the conditions in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(x) to Tema, any other agreements, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by KLRE.

2.8 Intended Tax Treatment. The Parties intend that, for U.S. federal and applicable state income Tax purposes, (a) KLRE will be treated as contributing the Consideration and the additional Available Cash set forth in Section 2.1 to the Company Partnership in exchange for an interest in the Company Partnership in a transaction qualifying for nonrecognition of gain or loss pursuant to Section 721(a) of the Code, (b) Rosemore will be treated as contributing the Contributed Assets to the Company Partnership in exchange for an interest in the Company Partnership, the Consideration and the assumption by the Company Partnership of the liabilities of the Company (other than the Retained Liabilities) in a transaction qualifying for nonrecognition of gain or loss under Section 721(a) of the Code, subject to Section 707 of the

Code and Treasury Regulations thereunder, (c) the distribution of the Consideration to Rosemore shall be treated as a reimbursement of Rosemore’s preformation capital expenditures within the meaning of Section 1.707-4(d) of the Treasury Regulations to the extent applicable, and (d) all liabilities of the Company assumed by the Company Partnership (including those liabilities to which the assets deemed to be contributed by Rosemore to the Company Partnership are subject) shall be treated as “qualified liabilities” (within the meaning of Treasury Regulation § 1.707-5(a)(6)); provided that the treatment described in clauses (c) and (d) will only apply if Rosemore or Tema, as applicable, provides all necessary information and documentation supporting such characterization reasonably requested by KLRE (as managing member of the Company pursuant to the terms of the A&R LLC Agreement). KLRE and Tema and its Affiliates agree to treat the transaction consistently with the foregoing statement of intent for U.S. federal and applicable state income Tax purposes to the fullest extent permitted by applicable Law. For purposes of the foregoing, the “Company Partnership” shall mean the Company from and after its classification as a partnership for U.S. federal income tax purposes (in which KLRE and Rosemore are treated as partners) that is created upon the purchase by KLRE of the Acquired Units, in accordance with Treasury Regulation § 301.7701-3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties related to the Company. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Tema to KLRE on or prior to the date of this Agreement (the “Company Disclosure Schedule”), Tema represents and warrants to KLRE, as of the date hereof and as of the Closing Date, as follows (it being understood that the representations and warranties set forth in this Section 3.1 with respect to the Company are made giving effect to the Transactions that are contemplated to take place immediately prior to the Closing, including the formation of the Company and the Contribution, and the following representations and warranties shall be read accordingly, including with respect to the date as to which such representations and warranties speak).

(a) Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement and the Ancillary Agreements (including with respect to the Contribution), the Company has not incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Tema has provided to KLRE true and complete copies of the Organizational Documents of the Company, and each such document is (i) in full force and effect and (ii) other than in connection with the transactions contemplated by the

Contribution Agreement, has not been amended in any respect from the copy provided to KLRE. The jurisdictions of incorporation or organization of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule.

(b) Capital Structure. As of immediately following the consummation of the transactions contemplated by the Contribution Agreement: (A) 29,807,692 Company Units were issued and outstanding, plus the Additional Acquired Units and any Company Units issued in connection with the Ancillary Agreements pursuant to the A&R LLC Agreement; (B) no Company Units were subject to issuance upon exercise of outstanding options to acquire Company Units; and (C) no Voting Debt of the Company was issued and outstanding or authorized for issuance. All outstanding Company Units are validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and are not subject to preemptive rights or any other Encumbrances (except arising pursuant to applicable securities Laws or arising under the Organizational Documents of the Company or the Ancillary Agreements or in connection with Indebtedness of the Tema (as more specifically described on Schedule 3.1(e)(iii) or Schedule 3.1(q)(i) of the Company Disclosure Schedule)). There are no outstanding equity interests in the Company other than the Company Units described in the first sentence of this Section 3.1(b). There are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Units or other equity interests in the Company or securities convertible into or exchangeable or exercisable for Company Units or other equity interests in the Company. Except as set forth in this Section 3.1(b), there are no: (1) securities of the Company convertible into, exchangeable or exercisable for Company Units, Voting Debt of the Company or other voting securities of the Company, or (2) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any Voting Debt of the Company or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any member agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Units.

(c) No Subsidiaries. The Company does not and has never had any Subsidiaries and does not own (and has never owned), directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person.

(d) Authority; No Violations; Consents and Approvals.

(i) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the Contributed Assets under, any provision of (A) Tema’s or the Company’s Organizational Documents, (B) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to on Schedule 3.1(d)(i) of the Company

Disclosure Schedule and the Customary Post-Closing Consents have been duly and timely obtained, made or given, any Contract to which the Company is or will be a party or by which the Contributed Assets are or will be bound, or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule have been duly and timely obtained, made or given, any Law applicable to the Company or any of the Contributed Assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, Losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect.

(ii) Except as set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule, (A) other than Customary Post-Closing Consents, there are no consents, approvals, notices or authorizations that are required to be obtained, made or complied with for, or in connection with, the Transactions, (B) there are no preferential rights applicable to the Transactions, including with the respect to the Contribution, and (C) there are no Drag-Alongs or Tag-Alongs applicable to the Transactions, including with the respect to the Contribution.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for: (A) if required by the HSR Act, the filing of a notification report by the Company or its ultimate parent entity under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (C) such filings and approvals as may be required by any securities, corporate or other Law set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule; (D) Customary Post-Closing Consents; and (E) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect.

(e) Financial Statements.

(i) Schedule 3.1(e) of the Company Disclosure Schedule sets forth true, correct and complete copies of the audited balance sheets as of December 31, 2013, 2014 and 2015, and the related statements of operations, members’ equity and cash flows solely in connection with the Contributed Assets for the years then ended (the “Financial Statements,” and “Balance Sheet Date” shall mean December 31, 2015).

(ii) Except as otherwise set forth on Schedule 3.1(e)(ii) of the Company Disclosure Schedule: (A) the Financial Statements have been prepared in accordance with GAAP, (B) the Financial Statements have been prepared in accordance with Tema’s normal accounting practices, consistent with past practice and applied on a consistent basis and (C) the Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Tema as of the dates indicated or for the periods indicated.

(iii) Except as disclosed on Schedule 3.1(e)(iii) of the Company Disclosure Schedule, since the Balance Sheet Date:

(A) except for activities related to the sales and marketing efforts involving the Contribution or the contemplated sale of the Company, or actions expressly permitted or required under this Agreement, the business of the Company and Tema have been conducted, in all material respects, in the ordinary course of business consistent with past practice;

(B) there has not been a Tema Material Adverse Effect, or any changes, events, occurrences or circumstances that, individually or in the aggregate would reasonably be expected to have a Tema Material Adverse Effect;

(C) there has been no declaration or payment of any dividend on, or any other distribution with respect to, the equity interests of the Company or Tema;

(D) neither Tema nor the Company has made or committed to make any capital expenditure or capital additions or betterments in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

(E) neither Tema nor the Company has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to an Affiliate or any director, officer, partner, or stockholder of Tema or its Affiliates;

(F) neither the Company nor Tema has issued, created, incurred, assumed or guaranteed any Indebtedness; and

(G) there has been no (1) issuance of any equity interests of the Company, (2) repurchase or redemption of any equity interests of the Company, or (3) split, combination or reclassification of any equity interests of the Company.

(f) Information Supplied. None of the information supplied or to be supplied by Tema for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of KLRE or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to information supplied by Tema for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(g) No Undisclosed Material Liabilities. Except as set forth on Schedule 3.1(g) of the Company Disclosure Schedule, as of the date of this Agreement, there are no liabilities of the Company or Tema of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for in the Financial Statements; (ii) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; and (iii) liabilities for fees and expenses incurred in connection with the Transactions.

(h) No Default. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s Organizational Documents, (ii) any Material Contract to which the Company is or will be a party or by which the Company or the Contributed Assets are or will be bound or (iii) any Law applicable to the Company, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to the Company or Tema, taken as a whole. Nothing in this Section 3.1(h) addresses any matters with respect to Environmental Laws or related matters.

(i) Compliance with Applicable Laws. Except as set forth on Schedule 3.1(i) of the Company Disclosure Schedule, the Company holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”), except where the failure to so hold would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company, taken as whole. The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not be reasonably likely to result in liability (of any nature) material to the Company, taken as a whole. The businesses of Tema and the Company are not being conducted in violation of any Law, except for violations which would not have consequences that would, individually or in the aggregate, be material to Tema or the Company, taken as a whole. No material investigation or review by any Governmental Entity with respect to Tema, the Company or the Contributed Assets is pending or, to the Knowledge of the Company, threatened. Nothing in this Section 3.1(i) addresses any matters with respect to Environmental Laws or related matters.

(j) Litigation. Except as set forth on Schedule 3.1(j) of the Company Disclosure Schedule, there is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of the Company, threatened against Tema or the Company or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Tema or the Company or any of its or their assets or properties.

(k) Taxes. Except as disclosed on Schedule 3.1(k) of the Company Disclosure Schedule:

(i) with respect to any Tax the nonpayment of which could result in a lien on any of the Contributed Assets or a liability for the Company:

(A) all Tax Returns relating to such Taxes have been timely filed with the appropriate Governmental Entity and each such Tax Return is true, complete and correct in all material respects;

(B) all Taxes related to the Contributed Assets have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return;

(C) there are no claims pending for any such Taxes, and no assessment, deficiency or adjustment has been asserted or proposed or threatened in writing with respect to any Taxes or Tax Returns relating to such Taxes;

(D) no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to any such Taxes; and

(E) there are no agreements, waivers or other arrangements in force or effect providing for an extension of time with respect to paying any such Tax.

(ii) there are no liens for Taxes (other than Permitted Encumbrances) on any of the Contributed Assets or on the Acquired Units;

(iii) all Tax withholding and deposit obligations imposed on or with respect to the Contributed Assets have been satisfied in full;

(iv) the Company is not a party to, or bound by, any Tax allocation, sharing or indemnity agreements or arrangements, and the Company does not have any liability for the Taxes of any Person as a transferee or successor or by statute, contract or otherwise as a result of the transfer of the Contributed Assets to the Company, in each case, other than any such agreement or arrangements contained in any loan agreement or in agreements or arrangements with customers, vendors, lessors or the like entered into in the ordinary course of business and not primarily relating to Tax;

(v) all of the Contributed Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date and no portion of the Contributed Assets constitutes omitted property for Property Tax purposes;

(vi) none of the Contributed Assets are subject to a tax partnership agreement or is otherwise treated, or required to be treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and

(vii) the Company is, and at all times since its inception has been, properly classified as an entity disregarded as separate from Rosemore for U.S. federal income tax purposes as described in Treasury Regulation § 301.7701-3(b)(1)(ii).

(l) Employees; Benefits.

(i) Schedule 3.1(l)(i) of the Company Disclosure Schedule sets forth the name of each individual employed or engaged by Tema, its Affiliate or any other Third Party and whose primary work duties involve providing services with respect to the Contributed Assets (each such individual, a “Business Employee”) and, with respect to each such Business Employee, his or her: (A) employing or engaging entity; (B) job title; (C) base salary or hourly rate of pay; (D) status as exempt or non-exempt under the FLSA; (E) bonus compensation and other compensation paid in 2015 and payable or potentially payable for 2016; (F) hire date and service date (if different); (G) leave status (including nature and expected duration of any leave); (H) details of any visa; and (I) description of any employment, consulting, bonus, incentive, severance, retention, change in control, or other agreement applicable to such Business Employee. The Business Employees constitute all of the individuals required to manage and operate the Contributed Assets as presently managed and operated.

(ii) No Business Employee is represented by a labor union or other representative of employees and neither Tema nor any of its Affiliates is a party to, subject to, or bound by a collective bargaining agreement or any other Contract with a labor union or representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to Tema’s Knowledge, threatened, with respect to any Business Employees or other individuals who have provided services with respect to the Contributed Assets. There have been no union certification or representation petitions or demands with respect to the Contributed Assets, Tema, or a Business Employee and, to Tema’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Contributed Assets, Tema or a Business Employee. There is no legal, administrative or other claim, charge, labor dispute, grievance or arbitration proceeding pending or threatened by or with respect to any Business Employee or any other individual who has provided services with respect to the Contributed Assets. For the past five (5) years, Tema and each of its Affiliates have complied in all material respects with all Laws with respect to the employment or engagement of each Business Employee and each other individual who has provided services with respect to the Contributed Assets (including the FLSA and all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and safety) and as of the Closing Date, each Business Employee and any other individual who has provided services with respect to the Contributed Assets will have been paid all wages, bonuses, compensation and other sums owed to such Business Employee or other individual as of such date.

(iii) Other than as set forth on Schedule 3.1(l)(iii) of the Company Disclosure Schedule, Tema and the Company do not sponsor, maintain or contribute to, and have no obligation to contribute to, any Employee Benefit Plans, and Tema and the Company have never sponsored, maintained or contributed to, or had any obligation to contribute to, any Employee Benefit Plans. Schedule 3.1(l)(iii) of the Company Disclosure Schedule includes a true and correct list of each Employee Benefit Plan providing benefits to any Business Employee or with respect to which Tema, the Company or any of their respective Affiliates has, or could reasonably be expected to have, any direct or indirect liability (each, a “Business Employee Benefit Plan”). True, correct and complete copies of each of the Business Employee Benefit Plans and related trust documents and favorable determination letters, if applicable to the Company following Closing, have been furnished to KLRE or its Representatives, along with the most recent report filed on Form 5500 and summary plan description (and any summaries of material modifications thereto) with respect to each Business Employee Benefit Plan required to file or complete such report and description. Other than as set forth on Schedule 3.1(l)(iii) of the Company Disclosure Schedule, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of Tema, the Company or any of their respective ERISA Affiliates that would be, or could become, a liability of KLRE or any of its Affiliates following the Closing Date.

(iv) Each Business Employee Benefit Plan has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable Laws in all material respects. Each Business Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service regarding such qualified status or is maintained pursuant to a prototype or volume submitter document approved by the Internal Revenue Service and is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype or volume submitter document, and there are no circumstances which would reasonably be expected to adversely affect the qualification of such Business Employee Benefit Plan.

(v) Other than as set forth on Schedule 3.1(l)(v) of the Company Disclosure Schedule, there are no material actions, suits, proceedings, audits, investigations, litigation or claims pending (other than routine claims for benefits) or, to the Knowledge of Tema or the Company, threatened against, or with respect to, any of the Business Employee Benefit Plans, and, to the Knowledge of Tema or the Company, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims. To the Knowledge of Tema or the Company, there has been no breach of fiduciary duty (as determined under ERISA) or “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would result in material liability to the Company.

(vi) With respect to each Business Employee Benefit Plan (A) all contributions, distributions, reimbursements and premium payments that are due have been timely made and (B) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued.

(vii) No Business Employee Benefit Plan is, and none of Tema, the Company or any of their respective Affiliates has any material current or contingent liability or obligation under or with respect to, a multiemployer plan within the meaning of Section 3(37) of ERISA. No Business Employee Benefit Plan provides, and Tema, the Company or any of their respective Affiliates has no obligation to provide, any material post-termination or post-employment medical, health, life insurance or other welfare benefits to any employees, former employees, directors, service providers or any other Person, other than in accordance with COBRA and for which the covered Person pays the entire premium cost. Tema, the Company and their respective Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

(viii) Neither the execution of this Agreement, the stockholder approval of this Agreement, nor the consummation of the Transactions (either alone or in combination with any other event) will (A) give rise to any liability under any Employee Benefit Plan, including liability for severance pay, termination pay or withdrawal liability, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of Tema, the Company or their respective Affiliates (whether current, former or retired) or their beneficiaries (except as required under Section 5.14) or (C) be the direct or indirect cause of any amount paid or payable to any employee, officer, director, stockholder or other service provider of Tema, the Company or their respective Affiliates (whether current, former or retired) or their beneficiaries being classified as a “parachute payment” as defined in Section 280G(b)(2) of the Code. Each Business Employee Benefit Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been established, maintained and operated in compliance with Section 409A of the Code, and no service provider is entitled to a tax gross-up or similar payment for any tax or interest that may be due under Sections 409A or 4999 of the Code.

(ix) Within the past three (3) years, neither Tema nor any of its Affiliates has implemented any employee layoffs or plant closings implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the “WARN Act”). The Company has provided to KLRE a true and complete list of employee layoffs, by date and location, implemented by Tema and each of its Affiliates in the ninety (90) day period preceding the date hereof.

(m) Intellectual Property.

(i) Except as would not be reasonably likely to have a Tema Material Adverse Effect, (A) immediately prior to the Closing, the Company will own or have the valid and enforceable right to use all Intellectual Property used in the operation of the business of Tema (in connection with the Contributed Assets) as presently conducted and the Company as conducted at such time (collectively, the “Company Intellectual Property”), free and clear of any and all Encumbrances, except for Permitted Encumbrances and (B) the Company Intellectual Property owned by the Tema (in connection with the Contributed Assets) and that will be owned by the Company is subsisting and in full force and effect and valid and, to the Knowledge of Tema and the Company, enforceable.

(ii) To the Knowledge of Tema and the Company and except as would not be reasonably likely to have a Tema Material Adverse Effect, the use of the Company Intellectual Property by the Company and the operation of the business of the Company and Tema (to the extent relating to the Contributed Assets) does not and will not conflict with, infringe upon, violate, interfere with or otherwise misappropriate any intellectual property right of any other Person.

(iii) Except as would not be reasonably likely to have a Tema Material Adverse Effect, the Company Systems (A) operate in accordance with their documentation and functional specifications and as otherwise required by the Company and Tema and have not materially malfunctioned or failed within the last two (2) years and (B) are sufficient for the immediate and reasonably foreseeable needs of Tema (in connection with the Contributed Assets) and the Company, including as to capacity and ability to process current volumes in a timely manner. Except as would not be reasonably likely to have a Tema Material Adverse Effect, Tema and the Company have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company Systems and all information and data stored therein or transmitted thereby (including any sensitive or protected information, which includes personally identifiable information and payment card information) against any unauthorized use, access, interruption, modification or corruption. Except as would not be reasonably likely to be material to Tema and the Company, to the Knowledge of the Company, during the past twelve (12) months, neither the Company nor Tema has suffered or is suffering any actual or alleged unauthorized access to, theft of, breaches of security with respect to or corruption, loss, or destruction of any of the Company Systems or the information and data stored therein or transmitted thereby.

(n) Contributed Assets; Real Property.

(i) Except for Permitted Encumbrances, as of the Closing Date the Company has Defensible Title to the Contributed Assets against all Persons lawfully claiming the same, or any part thereof, by, through or under Tema, any Affiliates of Tema or the Company, but not otherwise.

(ii) Leases.

(A) Neither Tema nor the Company has received from any other party to a Lease or other Realty Instrument any written notice from a Lessor or any other party thereto of termination or intention to terminate any Lease or Realty Instrument and, to the Knowledge of Tema, no event has occurred which (with notice or lapse of time, or both) would constitute a material default under any Lease or Realty Instrument or give Tema, the Company or any other party to any Lease or Realty Instrument the right to terminate any Lease or Realty Instrument. Neither Tema nor the Company is and, to the Knowledge of Tema no other party to any Lease or Realty Instrument is, in material breach of the terms, provisions or conditions of any Lease or Realty Instrument.

(B) Except as set forth on Schedule 3.1(n)(ii), none of the Leases or Realty Instruments contains an express provision obligating Tema or the Company to drill a well during the primary term thereof (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

(C) With respect to each Lease or Realty Instrument that, as of the Execution Date, is not being held by production beyond its primary term pursuant to the terms of such Lease or Realty Instrument, Schedule 3.1(n)(ii) sets forth the expiration date of the primary term for each such Lease (assuming no payment is made by Tema or the Company after the Execution Date of any additional bonus amounts, delay rentals, option payments or other consideration required under such Lease or Realty Instrument to extend the primary term and that no drilling or other operations will occur after the Execution Date that would be sufficient to extend the term of the applicable Lease without the payment of such amounts).

(D) Except as set forth on Schedule 3.1(n)(ii) of the Company Disclosure Schedule, there are no actions, suits or proceedings with respect to any Lease pending before any Governmental Entity in which the lessor thereunder is seeking to terminate such Lease or Realty Instrument.

(iii) Wells.

(A) There is no Well included in the Contributed Assets that has been drilled and completed in a manner that has exceeded the limits permitted by the applicable Lease or other instruments, contracts and pooling or Unit agreements governing such Well.

(B) Except as described on Schedule 3.1(n)(iii) of the Company Disclosure Schedule, other than wells that have been Plugged and Abandoned in accordance with all applicable Laws, there are no shut in or otherwise abandoned wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith that the Company is currently obligated by applicable Law to Plug and Abandon.

(C) Schedule 3.1(n)(iii) of the Company Disclosure Schedule sets forth the payout balances (net to the aggregate of the Company’s Working Interest) as of the date set forth on such schedule for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(iv) Equipment and Personal Property.

(A) The Contributed Assets include, and, immediately prior to Closing, Tema will have, all material easements, rights of way, licenses and authorizations, from Governmental Entities necessary to access, construct, operate, maintain and repair the Wells and Equipment included in the Contributed

Assets in the ordinary course of business as currently conducted by Tema and as will be conducted by the Company immediately prior to Closing and in material compliance with all Laws, except where the failure to have or include such rights would not be reasonably likely to result in a Tema Material Adverse Effect.

(B) With respect to the Equipment and inventory included in the Contributed Assets, Tema’s title is and the Company’s title immediately prior to Closing will be free and clear of Encumbrances other than Permitted Encumbrances and are in good condition and repair (subject to ordinary wear and tear, casualty and condemnation).

(v) Other Real Property Rights. Set forth on Schedule 3.1(n)(v) of the Company Disclosure Schedule is a list of all real property, other than the Oil and Gas Properties, (1) presently owned by Tema and that will be owned by the Company immediately prior to Closing (“Owned Real Property”) and (2) presently leased, subleased or occupied by Tema and that will be leased, subleased or occupied by the Company immediately prior to Closing (“Leased Real Property,” and collectively with the Owned Real Property, the “Real Property”). Each lease of a Leased Real Property constitutes a valid and binding obligation of Tema or the Company, as appropriate, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company’s and Tema’s possession and quiet enjoyment of the Real Property has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any Real Property. All such Real Property is free and clear of all Encumbrances, except for Permitted Encumbrances. Except as would not reasonably be likely to have a Tema Material Adverse Effect, (x) neither the Company nor Tema has leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof, and (y) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(o) Insurance. Set forth on Schedule 3.1(o) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all material insurance policies held by Tema or the Company. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of Tema and in accordance with the terms thereof, each of the insurance policies set forth on Schedule 3.1(o) of the Company Disclosure Schedule is in full force and effect.

(p) Brokers. Except as otherwise set forth on Schedule 3.1(p) of the Company Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company for which the Company, KLRE or any of its or their respective Affiliates could become liable or obligated at or after the Closing.

(q) Material Contracts.

(i) Schedule 3.1(q)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts.

(ii) Each Material Contract, assuming due execution and delivery by the other counterparties thereto, will constitute the legal, valid and binding obligation of the Company immediately prior to Closing and, to the Company’s Knowledge, the other counterparties thereto, in each case in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To Tema’s Knowledge, neither the Company nor Tema has received any written notice of the Company’s or Tema’s default or breach of any Material Contract, the resolution of which is currently outstanding. Prior to the Execution Date, the Company or Tema has provided KLRE access to complete and accurate copies of each Material Contract and each amendment thereto.

(r) Payments for Production. Except as set forth on Schedule 3.1(r) of the Company Disclosure Schedule, neither Tema nor the Company is obligated by virtue of a take or pay payment, advance payment or other similar payment (other than Royalties established in any Leases, any such obligations of the Contracts set forth on Schedule 3.1(r) of the Company Disclosure Schedule or any such obligations reflected on Exhibit F), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Tema’s or the Company’s interest in the Contributed Assets at some future time without receiving payment therefor at or after the time of delivery.

(s) Imbalances. To the Knowledge of Tema or the Company, except as set forth on Schedule 3.1(s) of the Company Disclosure Schedule, there are no material Imbalances as of the Effective Time.

(t) Royalties. To the Knowledge of the Company, except as set forth on Schedule 3.1(t) of the Company Disclosure Schedule, all material Royalties have been properly and timely paid (or constitute Suspense Funds).

(u) Current Commitments, Advances, Expenses. Schedule 3.1(u) of the Company Disclosure Schedule sets forth, as of September 30, 2016, all unexpired authorities for expenditures (“AFEs”) relating to the Contributed Assets to drill or conduct other operations as to any wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Effective Time and which Tema or the Company reasonably anticipates will individually require expenditures attributable to periods on or after the Effective Time in excess of Five Hundred Thousand Dollars ($500,000) (net of Tema’s or the Company’s Working Interest, as applicable).

(v) Credit Support Obligations. Schedule 3.1(v) of the Company Disclosure Schedule is a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of the Company or Tema in support of the obligations of the Company or Tema to any Governmental Entity, Contract counterparty or other Person related to the ownership or operation of the Contributed Assets (collectively, the “Credit Support”).

(w) Regulatory Matters. The Company (i) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has not operated, or provided services, using any of the Contributed Assets in a manner that subjects it, any Third Party operator of the Contributed Assets or any future owner of the Contributed Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (A) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (B) as a common carrier pipeline under the Interstate Commerce Act; and (ii) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions. The Company is not a gas utility, common carrier or public utility subject to the jurisdiction of the State of Texas and neither the Company nor Tema acquired any of the Contributed Assets through the use or threatened use of eminent domain or condemnation.

(x) Sufficiency. The Contributed Assets constitute all of the assets, properties, rights and interests that are sufficient to operate (i) the business of Tema as conducted before giving effect to the Contribution consistent with past practices (excluding the operation of the Excluded Assets) and (ii) the business of the Company. As of the Closing, no Affiliate of Tema (other than the Company) owns an interest in the Contributed Assets (other than indirectly through such Affiliate’s ownership interest in the Company).

(y) Environmental Matters. Except as set forth in Schedule 3.1(y) of the Company Disclosure Schedule:

(i) Neither the Company nor Tema has entered into, and neither the Company nor Tema is subject to, any material settlement agreements, consents, orders, decrees, judgments, or other enforcement directives of any Governmental Entity that are in existence as of the Execution Date that are based on any Environmental Laws, relate to the future use of any of the Contributed Assets based on any Environmental Laws, and require any change in the present conditions of any of the Contributed Assets based on any Environmental Laws;

(ii) Except with respect to any matter that does not result in a Material Adverse Effect, neither Tema nor the Company has received from any Governmental Entity any written notice of a material violation of any Environmental Laws relating to Company or the Contributed Assets; and

(iii) There are no material: (i) suits, actions, charges, complaints, arbitrations or similar proceedings pending, or, to the Knowledge of the Company or Tema, threatened, against Tema or the Company relating to any violation of or failure to comply with any Environmental Laws in connection with the ownership or operation of any Contributed Assets or (ii) judgments, decrees, injunctions, rules or orders of any Governmental Entity outstanding against Tema or the Company or any of its Affiliates relating to any violation of or failure to comply with any Environmental Laws in connection with the ownership or operation of any Contributed Assets.

(z) Books and Records. The Records are complete and accurate in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects. The Records have been maintained in accordance with commercially reasonable business practices comparable to similarly situated companies in the industry, consistently applied.

3.2 Representations and Warranties of Tema. Except as set forth on the Company Disclosure Schedule, Tema represents and warrants to KLRE, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Standing and Power. Tema is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of Tema to consummate the Transactions. Tema has heretofore made available to KLRE complete and correct copies of its Organizational Documents, and each such document is (i) in full force and effect and (ii) has not been amended in any material respect from the copy made available to KLRE.

(b) Authority; No Violations; Consents and Approvals.

(i) Tema has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Tema is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by Tema and the consummation by Tema of the Transactions have been duly authorized by all necessary corporate action on the part of Tema. This Agreement, and when executed, each Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by Tema and, assuming this Agreement constitutes the valid and binding obligation of KLRE, constitutes a valid and binding obligation of Tema enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) Other than as set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Tema under, any provision of (A) the Organizational Documents of Tema, (B) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Schedule 3.2(d)(i) of the Company Disclosure Schedule and the Customary Post-Closing Consents are duly and timely obtained, made or given, any Contract to which Tema is a party or by which any of its properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Schedule 3.2(d)(i) of the Company Disclosure Schedule are duly and timely obtained or made, any Law applicable to Tema or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, Losses, or Encumbrances that would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of Tema to consummate the Transactions.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by Tema in connection with the execution and delivery of this Agreement by Tema or the consummation by Tema of the Transactions, except for: (A) if required by the HSR Act, the filing of a notification report by Tema or its ultimate parent entity under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (C) such filings and approvals as may be required by any securities, corporate or other Law, rule or regulation set forth on Schedule 3.2(d)(i) of the Company Disclosure Schedule; and (D) Customary Post-Closing Consents.

(c) Ownership. Tema is the record and beneficial owner of, and has good and valid title to, the Company Units, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or Federal Securities Laws or the Organizational Documents of the Company. The Company Units represent all of the equity interests in the Company held by Tema.

(d) Brokers. Except as otherwise set forth on Schedule 3.1(p) of the Company Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tema or its Affiliates for which the Company, KLRE or any of its or their Affiliates could become liable or obligated at or after the Closing.

(e) Accredited Investor. Tema is an accredited investor as defined in Regulation D under the Securities Act. Tema is acquiring the Class B Common Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws (including distributions to Affiliates thereof), nor with any present intention of distributing or selling the Class B Common Stock.

3.3 Representations and Warranties of KLRE. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by KLRE to Tema on or prior to the date of this Agreement (the “KLRE Disclosure Schedule”) and except as disclosed in the KLRE SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such KLRE SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, KLRE represents and warrants to Tema, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Standing and Power. KLRE is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of KLRE to consummate the Transactions.

(b) Capital Structure.

(i) The authorized capital stock of KLRE consists of 42,000,000 shares of common stock of KLRE, par value $0.0001 per share (“KLRE Common Stock”), including 35,000,000 shares of Class A Common Stock and 6,000,000 shares of Class F Common Stock, and 1,000,000 shares of preferred stock of KLRE, par value $0.0001 per share (“KLRE Preferred Stock”). As of the date hereof: (A) 10,231,650 shares of KLRE Common Stock (including 8,185,320 shares of Class A Common Stock and 2,046,330 shares of Class F Common Stock) and no shares of KLRE Preferred Stock were issued and outstanding; (B) 16,594,158 warrants entitling the holder thereof to purchase one share of KLRE Common Stock at an exercise price of $11.50 per share of KLRE Common Stock (“KLRE Warrants”) were issued and outstanding, including 8,408,838 Private Placement Warrants; (C) no shares of KLRE Common Stock were subject to issuance upon exercise of outstanding options; and (D) no Voting Debt of KLRE was issued and outstanding. No KLRE Warrants are exercisable until after the Closing. All outstanding shares of KLRE Common Stock and KLRE Warrants have been duly authorized, validly issued, fully paid and are non-assessable and, except as provided in the Ancillary Agreements, not subject to preemptive rights. Except as set forth in this Section 3.3(b)(i) or provided in the Ancillary Agreements, there are no outstanding: (1) options, warrants or other rights to subscribe for, purchase or acquire from KLRE any KLRE Common Stock or other equity interests in KLRE (collectively, “KLRE Equity Interests”), Voting Debt or other voting securities of KLRE; (2) securities of KLRE convertible into or exchangeable or exercisable for KLRE Equity Interests, Voting Debt or other voting securities of KLRE; and (3) options, warrants (other than the KLRE Warrants), calls, rights (including preemptive rights), commitments or agreements to which KLRE is a party or by which it is bound in any case obligating KLRE to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of KLRE, or obligating KLRE to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as provided in the Ancillary Agreements, there are not any stockholder agreements, voting trusts or other agreements or understandings to which KLRE is a party or by which it is bound relating to the voting of any KLRE Equity Interests.

(ii) KLRE has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person.

(iii) Subject to approval of the Transaction Proposals, the Class B Common Stock and the Class A Common Stock to be issued upon conversion thereof, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and Federal Securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which KLRE is a party or by which it is bound.

(c) Authority; No Violations, Consents and Approvals.

(i) KLRE has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by KLRE and the consummation by KLRE of the Transactions have been duly authorized by all necessary corporate action on the part of KLRE, other than the receipt of the KLRE Stockholder Approval. This Agreement and, when executed, each Ancillary Agreement, has been, or will be, as applicable, duly executed and delivered by KLRE and, assuming this Agreement constitutes the valid and binding obligation of Tema, constitutes a valid and binding obligation of KLRE enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of KLRE under any provision of (A) the Organizational Documents of KLRE, (B) any Contract to which KLRE is a party or by which KLRE or its properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits set forth on Schedule 3.3(c) of the KLRE Disclosure Schedule are duly and timely obtained or made, any Law applicable to or any of its properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, Losses or Encumbrances that would not be reasonably likely to, prevent or materially delay or impair the ability of KLRE to consummate the Transactions.

(iii) No consent, approval, order or authorization of, or registration, declaration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by KLRE in connection with the execution and delivery of this Agreement by KLRE or the consummation by KLRE of the Transactions except for: (A) if required by the HSR Act, the filing of a notification report by KLRE under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; and (C) such other filings and approvals as may be required by any Federal Securities Laws.

(d) SEC Documents.

(i) Each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by KLRE with the SEC since its initial registration of the KLRE Common Stock (including the KLRE Organizational Documents, the “KLRE SEC Documents”) has been timely filed, and, as of their respective dates, each of the KLRE SEC Documents, as amended, complies as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act or any other applicable Law and none of the KLRE SEC Documents contained when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of KLRE, as of the date hereof, (A) none of the KLRE SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any KLRE SEC Document. No notice of any SEC review or investigation of KLRE or the KLRE SEC Documents has been received by KLRE.

(ii) The financial statements of KLRE included in the KLRE SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of KLRE as of their respective dates and the results of operations and the cash flows of KLRE for the periods presented therein.

(iii) KLRE makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. KLRE has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13F-15 under the Exchange Act) as required by Rule 13F-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by KLRE in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(e) Information Supplied. None of the information supplied or to be supplied by KLRE for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of KLRE or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by the Company for inclusion therein), will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f) Absence of Certain Changes or Events. Since September 30, 2016, there has not (i) been any KLRE Material Adverse Effect and (ii) KLRE has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports, the Equity Financing and the search for, and preparation for the execution of, a Business Combination.

(g) No Indebtedness. Except as set forth on Schedule 3.3(g) of the KLRE Disclosure Schedule, KLRE does not have any Indebtedness.

(h) No Default. KLRE is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of KLRE, (ii) any Contract to which KLRE is a party or by which KLRE is bound, or (iii) any Law applicable to KLRE, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to KLRE.

(i) Compliance with Applicable Laws. Since the date of its incorporation, the businesses of KLRE have not been conducted in violation of any Law, except for violations which would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to KLRE. Since the date of its incorporation, no material investigation or review by any Governmental Entity with respect to KLRE has been pending or, to the Knowledge of KLRE, threatened.

(j) Litigation. There is no (A) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of KLRE, threatened against KLRE and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against KLRE or any of its assets or properties since the date of KLRE’s incorporation or (B) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against KLRE or any of its assets or properties and no such judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator has been entered against KLRE or its assets or properties since the date of KLRE’s incorporation.

(k) Certain Contracts and Arrangements. Schedule 3.3(k) of the KLRE Disclosure Schedule sets forth a true and complete list, together with the exhibits contained in the KLRE SEC Documents, as of the date of this Agreement, of (i) each agreement to which KLRE is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by KLRE on the date of this Agreement; provided, that any agreement that could reasonably be expected to result in gross revenue to or expenditures by KLRE per fiscal year in excess of One Hundred Thousand Dollars ($100,000) shall be included in the foregoing; (ii) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of KLRE’s business on a consolidated basis is conducted; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement and (iv) any contract that includes any Affiliate of KLRE or KLRE Sponsor as a counterparty (collectively, the “KLRE Contracts”). Each KLRE Contract, assuming due execution and delivery by the other counterparties thereto, constitutes the legal, valid and binding obligation of KLRE and, to KLRE’s Knowledge, the other counterparties thereto, in each case in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). KLRE has not received any written notice of KLRE’s default or breach of any KLRE Contract, the resolution of which is currently outstanding. Prior to the Execution Date, KLRE has provided Tema access to complete and accurate copies of each KLRE Contract and each amendment thereto.

(l) Listing. The issued and outstanding shares of KLRE Common Stock, the KLRE Warrants (other than the Private Placement Warrants), and the KLRE units (consisting of one share of Class A Common Stock and one KLRE Warrant) (the foregoing, collectively, the “KLRE Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the Knowledge of KLRE, threatened against KLRE by Nasdaq or the SEC with respect to any intention by such entity to deregister any KLRE Public Securities or prohibit or terminate the listing of any KLRE Public Securities on Nasdaq. KLRE has taken no action that is designed to terminate the registration of KLRE Public Securities under the Exchange Act. KLRE has not received any written or, to KLRE’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the KLRE Public Securities.

(m) Trust Account. As of June 30, 2016, KLRE had $85,199,623.27 in the Trust Account and held in trust pursuant to the Trust Agreement.

(n) Employees; Benefits. Except as set forth on Schedule 3.3(n) of the KLRE Disclosure Schedule, KLRE (i) has no employees and (ii) does not sponsor, maintain or contribute to, and has no obligation to contribute to, any Employee Benefit Plan.

(o) Intellectual Property. KLRE does not own, license or otherwise have any right, title or interest in any material Intellectual Property.

(p) Real Property. KLRE does not own or lease any material real property or personal property.

(q) Investment Company. KLRE is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r) Brokers. Except as set forth on Schedule 3.3(r) of the KLRE Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of KLRE or its Affiliates for which the Company, Tema or any of their Affiliates could become liable or obligated at or after the Closing.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

4.1 Conduct of Business by Tema and the Company Pending the Closing. Tema covenants and agrees that, prior to the Closing, except (i) as set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) as expressly provided by this Agreement or the Ancillary Agreements, including in connection with the transactions contemplated by the Contribution Agreement, (iii) as required by any Law or (iv) as otherwise consented to by KLRE (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood that Tema shall cause the Company to comply with the covenants set forth herein):

(a) Ordinary Course. Each of Tema and the Company shall conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve intact its present business organization and material Company Permits, retain its current officers and Key Employees, and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its ongoing business shall not be impaired in any material respect at the Closing.

(b) Distributions; Changes in Stock. Tema and the Company shall not: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Tema or the Company; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Tema or the Company; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in, Tema or the Company, except as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company, a true and correct copy of which, in each case, has been made available to KLRE.

(c) Governing Documents. Neither Tema nor the Company shall amend its Organizational Documents.

(d) No Acquisitions. Tema and the Company shall not (i) merge, consolidate, combine or amalgamate with any Person or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or all or substantially all of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, other than acquisitions in the ordinary course of business.

(e) No Dispositions. Neither Tema nor the Company shall directly or indirectly, either beneficially or of record, sell, transfer, or otherwise dispose of, or agree to directly or indirectly, either beneficially or of record, sell, transfer, or otherwise dispose of, any portion of the Contributed Assets, other than (i) any sale, transfer or disposition of Hydrocarbons in the ordinary course of business or pursuant to Contracts existing on the date hereof and set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) the disposition of obsolete, worn-out or damaged equipment, (iii) dispositions as are reasonably necessary to comply with any Material Contract set forth on Schedule 4.1 of the Company Disclosure Schedule, and (iv) dispositions of Excluded Assets.

(f) No Dissolution, Etc. Neither Tema nor the Company shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

(g) Accounting. Neither Tema nor the Company shall change in any material respect their material accounting methods or policies, except as required by GAAP.

(h) Insurance. Tema and the Company shall use reasonable best efforts to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

(i) Tax Matters. Neither the Company nor its Affiliates shall make or rescind any Tax election of the Company.

(j) Certain Employee Matters. Except as required by applicable Law or the terms of any Business Employee Benefit Plan, Tema and the Company shall not, and shall not permit any of their respective Affiliates to: (i) grant any increases in the compensation, incentives or benefits payable or to become payable to any Business Employee or any of its directors, officers or employees, consultants, agents or individual independent contractors; (ii) pay or agree to pay to any Business Employee, director, officer or employee, consultant, agent or individual independent contractor, whether past or present, any pension, retirement allowance or other employee benefit not required by any of Tema’s, the Company’s or any of their respective Affiliates’ existing Business Employee Benefit Plans (or any arrangement that would be a Business Employee Benefit Plan if in effect on the date hereof); (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any Business Employee, director, officer, employee, consultant, agent or individual independent contractor other than with respect to new hires made not in contravention of Section 4.1(j)(vi) below; (iv) establish or become obligated under any collective bargaining agreement or other Contract with a labor union or representative of Business Employees, or Business Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Business Employee Benefit Plan (or any award thereunder); (vi) hire any new employees who would be a Business Employee or engage any new individuals in the capacity of an independent contractor who provides services with respect to the Contributed Assets; (vii) transfer any Business Employee or terminate the employment or service of any Business Employee other than any such termination for cause (as reasonably determined by the employing Person); or (viii) implement any employee layoffs requiring notice under the WARN Act.

(k) Related Party Agreements. Neither Tema nor the Company shall enter into or amend any contract, agreement or commitment with any former or present director or officer of Tema or the Company or with any Affiliate of any of the foregoing Persons (or any other Person covered under Item 404 of Regulation S-K under the Securities Act).

(l) Indebtedness. Neither Tema nor the Company shall (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Tema or the Company or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Tema or the Company in connection with any Indebtedness thereof other than Permitted Encumbrances.

(m) Material Contracts. Neither Tema nor the Company shall (i) enter into any contract that would be a Material Contract if entered into prior to the date hereof or (ii) materially amend or modify any Material Contract, except for the entrance into contracts or amendment or modification of contracts consistent with Tema’s or the Company’s ordinary course of business.

(n) Capital Expenditures. Neither Tema nor the Company shall make or enter into any Contract to make any capital expenditures, loans, investments or advances in excess of Five Hundred Thousand Dollars ($500,000) other than as set forth in the budget set forth on Schedule 4.1(n).

(o) Working Capital. Each of Tema and the Company shall manage its working capital (including the timing of collection of accounts receivable, the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.

(p) Litigation. Neither Tema nor the Company shall settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or the Contributed Assets, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, One Hundred Thousand Dollars ($100,000) and (ii) would not prohibit or materially restrict Tema or the Company from operating their respective businesses substantially as currently conducted.

(q) Oil and Gas Matters. Tema and the Company shall (A) keep KLRE reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Tema or the Company with respect to the Contributed Assets, and, in connection therewith, consider reasonable requests by KLRE for specific drilling, completion and other operations on the Contributed Assets; (B) subject to KLRE’s approval, not elect to go non-consent as to any proposed operation on any of the Oil and Gas Properties, unless Tema has provided KLRE reasonable documentation that the IRR for such proposed operation is less than 25% or the proposed operation capital requirement is in excess of $2,000,000 (in which case approval of KLRE shall not be required); (C) not voluntarily relinquish its position as operator to anyone other than the Company or KLRE with respect to any of the Contributed Assets, or voluntarily abandon any of the Contributed Assets other than as required pursuant to the terms of a Lease or applicable Law; and (D) maintain in full force and effect all Leases that are presently producing in paying quantities or otherwise held by shut-in payments or other payments in lieu of production or drilling operations.

(r) Agreements. Neither Tema nor the Company shall agree to take any action that is prohibited by this Section 4.1.

Notwithstanding anything to the contrary in this Section 4.1, in the event of an emergency, Tema may take such action as a prudent operator would take and shall notify KLRE in writing of such action promptly thereafter. KLRE acknowledges that Tema (before the consummation of the transactions contemplated by the Contribution Agreement) and the Company (after the consummation of the transactions contemplated by the Contribution Agreement) own undivided interests in certain of the Contributed Assets with respect to which neither Tema nor the Company is the operator, and KLRE agrees that the acts or omissions of the other working interests owners (including the third party operators) who are not Tema or the Company shall not constitute a breach of the provisions of this Section 4.1, nor shall any action required by a vote of working interest owners constitute such a breach , in each case, to the extent as neither Tema nor the Company has proposed an action that would be in violation of this Section 4.1 and has timely and validly voted their respective interests in a manner that complies with the provisions of this Section 4.1.

4.2 Conduct of Business by KLRE Pending the Closing. KLRE covenants and agrees that, prior to the Closing, except (i) as set forth on Schedule 4.2 of the KLRE Disclosure

Schedule, (ii) as expressly provided by this Agreement or the Ancillary Agreements, (iii) as required by any applicable Law or (iv) as otherwise consented to by Tema (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. Each of KLRE and its Subsidiaries shall conduct its businesses in the ordinary course.

(b) Distributions; Changes in Stock. KLRE shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, KLRE or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, KLRE; or (iii) other than in connection with the Offer, any Ancillary Agreement or as otherwise required by the KLRE SEC Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, KLRE.

(c) Issuance of Securities. KLRE shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, KLRE or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than pursuant to the Equity Financing or in accordance with Section 5.10.

(d) Governing Documents. KLRE shall not amend or propose to amend the Organizational Documents of KLRE and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

(e) No Acquisitions. Except as contemplated hereby, KLRE shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of KLRE, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than KLRE or any wholly owned Subsidiary.

(f) Trust Account. KLRE shall not, in any material respect, amend the Trust Agreement or any other agreement related to the Trust Account.

(g) No Dissolution, Etc. KLRE shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

(h) Accounting. KLRE shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(i) Insurance. KLRE shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

(j) Related Party Agreements. KLRE shall not enter into or amend any contract, agreement or commitment with any former or present director or officer of KLRE or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(k) Indebtedness. Except for any Indebtedness incurred in connection with the Debt Financing, KLRE shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of KLRE or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of KLRE or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances.

(l) Material Contracts. Other than in connection with the Transactions, including the Equity Financing, KLRE shall not and shall not permit any of its Subsidiaries to enter into or amend or modify in any manner any contract that is material to KLRE.

(m) Agreements. KLRE shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.2.

4.3 No Solicitation.

(a) From the Execution Date until the earlier of Closing or the termination of this Agreement pursuant to Article VIII, Tema agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding the making of offers or proposals that constitute an Acquisition Proposal, (ii) engage in any discussions (except for advising unsolicited contacts that Tema is subject to this restriction) or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs Tema that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. Tema shall give notice of any Acquisition Proposal to KLRE as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than the Transactions) involving: (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of Tema or the Company or other structure or form, (B) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of Tema or the Company (including capital stock of or ownership interest in any

Subsidiary) that generated ten percent (10%) or more of Tema’s or the Company’s consolidated net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, or (C) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of ten percent (10%) or more of the voting stock or other equity securities (including any Company Units or Voting Debt) of Tema or the Company or any tender or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the voting stock of Tema or the Company; provided, that any contact, proposal, offers or indication of interest in any form, written or oral, relating solely to the Excluded Assets shall not be considered an “Acquisition Proposal.”

(b) From the Execution Date until the earlier of Closing or the termination of this Agreement pursuant to Article VIII, KLRE agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates or any of its or its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding the making of offers or proposals that constitute an Alternative Business Combination Proposal, (ii) engage in any discussions (except for advising unsolicited contacts that KLRE is subject to this restriction) or negotiations with respect to an Alternative Business Combination Proposal with, or provide any non-public information or data to, any Person that has made, or informs Tema that it is considering making, an Alternative Business Combination Proposal, or (iii) enter into any agreement relating to an Alternative Business Combination Proposal. KLRE shall give notice of any Alternative Business Combination Proposal to Tema as soon as practicable following its awareness thereof. For purposes of this Agreement, “Alternative Business Combination Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than the Transactions) involving a Business Combination with KLRE or any of its Subsidiaries.

(c) The Parties acknowledge and agree that execution of this Agreement terminates that certain letter agreement, dated October 4, 2016 (the “Letter of Intent”), entered into by and between KLRE, Tema, and Rosemore, in accordance with its terms, including paragraph 2 therein.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; Offer Documents.

(a) As promptly as practicable after the date hereof, KLRE shall file a proxy statement related to the Transactions and the Offer with the SEC (as amended from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity to redeem the KLRE Common Stock (the “Offering Shares”) in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the KLRE SEC Documents, any related agreements with KLRE Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. Without limitation, in the Proxy Statement, KLRE shall (i) seek (A) to have a new incentive equity plan approved by a majority of holders present at the stockholder meeting referred to therein (the “LTIP Proposal”), (B) the adoption and approval of this Agreement by the holders of KLRE Common Stock in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of KLRE Common Stock in accordance herewith (the “Business Combination Proposal”), (C) to amend and restate its certificate of incorporation in the form set forth as Exhibit E (the “Amended Certificate”), including in order to authorize the creation of a new class of KLRE Common Stock designated as the Class B Common Stock (the “Charter Amendment Proposals”), (D) to approve the issuance of more than twenty percent (20%) of KLRE’s outstanding common stock pursuant to the rules of Nasdaq (the “Nasdaq Proposal”) and (E) any other proposals reasonably agreed by KLRE and Tema to be necessary or appropriate in connection with the Transactions (such proposals in (A) through (E), together, the “Transaction Proposals”) and (ii) file with the SEC financial and other information about the Transactions in accordance with the Proxy Solicitation Rules (as defined in the KLRE SEC Documents) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and the Offer Documents will comply in all material respects with the requirements of the United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). Tema shall use reasonable best efforts to provide to KLRE as promptly as practicable all information concerning Tema and the Company that may be required by Federal Securities Laws or reasonably requested by KLRE for inclusion in the Proxy Statement.

(b) Each of Tema and KLRE shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and any Offer Documents; provided, however, that KLRE shall furnish such preliminary Proxy Statement and any other Offer Documents to Tema and give Tema and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement and Offer Documents prior to filing with the SEC and shall consider all reasonable additions, deletions or changes suggested by Tema in connection therewith. KLRE shall promptly notify Tema of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Tema as promptly as reasonably practicable copies of all written correspondence between KLRE or any Representative of KLRE and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, KLRE and Tema shall use their reasonable best efforts to respond as promptly as reasonably practicable to the comments of the SEC. KLRE shall provide Tema and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall consider all reasonable additions, deletions or changes suggested by Tema in connection therewith. Tema and KLRE shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement and Offer Documents has been included therein by KLRE and Tema, KLRE shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery, if permitted) as promptly as practicable thereafter to its stockholders of record, as of the record date established by the Board of Directors of KLRE. If at any time prior to approval of the Transactions by the stockholders of KLRE, any information in the Proxy Statement or Offer Documents should be discovered by Tema or KLRE that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

(c) KLRE shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. KLRE shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.1(c) shall (i) impose any obligation on KLRE to extend the Offer beyond the Termination Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of KLRE to terminate this Agreement in accordance with Article VIII.

5.2 Access.

(a) From and after the Execution Date and until the Closing Date (or earlier termination of this Agreement), subject to obtaining any required Third Party consents that are expressly required under applicable Contracts prior to KLRE or its Representatives access to the Contributed Assets, including any such required consents of Third Party operators of any portion of the Contributed Assets, Tema shall (i) afford to KLRE and its lenders and underwriters, and each of the foregoing Person’s respective officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives (collectively, the “Representatives”) reasonable access, during normal business hours and upon reasonable prior notice, to the Contributed Assets, Records, and other documents in Tema’s or the Company’s possession or control, (ii) make available to KLRE the Key Employees and the officers of Tema and the Company that are knowledgeable with respect to the Contributed Assets and (iii) furnish reasonably promptly to KLRE and its Representatives such information concerning the Contributed Assets and the Company as may be reasonably requested, from time to time, by or on behalf of KLRE. Notwithstanding the foregoing provisions of this Section 5.2(a), Tema shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to KLRE or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or would be reasonably likely to violate the express terms of any Contract. Notwithstanding the foregoing, KLRE shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information in each case to the extent the disclosure of such information would result in a violation of applicable Law. Each of Tema and KLRE agrees that prior to Closing it will not, and prior to Closing will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the Transactions and reasonably related matters.

(b) All investigations and due diligence conducted by KLRE or any of KLRE’s Representatives shall be conducted at KLRE’s sole cost, risk and expense and any conclusions made from any examination done by KLRE or any of KLRE’s Representatives shall result from KLRE’s own independent review and judgment. Tema or its designee shall have the right to accompany KLRE and KLRE’s Representatives whenever they are on site on the Contributed Assets. KLRE’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Contributed Assets or the business of the Company. KLRE shall have the right to perform visual site inspections and environmental compliance evaluations (including the use of infrared cameras) (“Phase I”) of the Contributed Assets. In the event that the findings of the Phase I’s suggest the presence of Environmental Defects, KLRE shall be entitled to perform any testing of any Equipment (including integrity testing and the use of infrared cameras) or sampling of the ambient air, soil, surface water, groundwater, or other media on or relating to the Contributed Assets necessary to confirm the presence of such Environmental Defects. KLRE shall furnish to Tema, free of costs, a copy of any written final reports and test results prepared by or for KLRE related to any such Phase I or further environmental assessment, intrusive testing or sampling on or relating to the Company or any of the Contributed Assets as soon as reasonably possible after such report is prepared. KLRE shall obtain all permits necessary to conduct any approved invasive activities from any applicable Governmental Entities; provided that, upon request, Tema and the Company shall provide KLRE with assistance (at no cost or liability to KLRE or the Company) as reasonably requested by KLRE that may be necessary to secure such permits. The Company shall have the right, at its option, to split with KLRE any samples collected pursuant to approved invasive activities. KLRE shall furnish to Tema, free of costs, a copy of any written drafts and final reports prepared prior to the Defect Deadline by or for KLRE related to any such Phase I, or relating to the Company or any of the Contributed Assets as soon as reasonably possible after such report is prepared prior to the Defect Deadline. If the Closing does not occur, (i) KLRE shall promptly return to the Company or, at the Company’s request, destroy all copies of any records, reports, summaries, evaluations, opinions, due diligence memos and derivative materials related thereto in the possession or control of KLRE or any of KLRE’s Representatives, (ii) KLRE shall keep and shall cause each KLRE Representative to keep, any and all information obtained by or on behalf of KLRE confidential in accordance with the Confidentiality Agreement and (iii) an officer of KLRE shall promptly confirm to the Company and Tema that KLRE has fully complied with the terms of this sentence. Notwithstanding the foregoing, subject to the obligations set forth in the Confidentiality Agreement, KLRE and its Representatives may retain (A) one physical copy solely for legal, regulatory and compliance purposes and (B) electronic copies with its or their customary electronic record retention and retrieval practices.

(c) KLRE shall abide by Tema’s, the Company’s and any Third Party operator’s written safety rules, regulations and operating policies provided to KLRE (including the execution and delivery of any documentation or paperwork, such as confidentiality agreements or liability releases, required by Third Party operators with respect to KLRE’s access to any of the Contributed Assets) while conducting its due diligence evaluation of the Contributed Assets. KLRE shall provide Tema with at least two Business Days’ written notice before the Contributed Assets are proposed to be accessed pursuant to this Section 5.2, which notice will include a description of the activities KLRE intends to undertake.

(d) In connection with the rights of access, examination and inspection granted to KLRE under this Section 5.2, (i) KLRE WAIVES AND RELEASES ALL CLAIMS AGAINST EACH TEMA INDEMNIFIED PARTY, THE COMPANY AND EACH THIRD PARTY OPERATOR ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) KLRE HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH TEMA INDEMNIFIED PARTY, THE COMPANY AND EACH THIRD PARTY OPERATOR FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE TEMA INDEMNIFIED PARTIES’, THE COMPANY’S OR ANY THIRD PARTY OPERATOR’S WRITTEN RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY KLRE WITH RESPECT TO THE COMPANY OR THE CONTRIBUTED ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY ANY TEMA INDEMNIFIED PARTY, THE COMPANY OR ANY THIRD PARTY OPERATOR; BUT EXCLUDING ANY DAMAGES OR LIABILITIES ATTRIBUTABLE TO THE (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY TEMA INDEMNIFIED PARTY, THE COMPANY OR ANY THIRD PARTY OPERATOR OR (II) ANY PREVIOUSLY EXISTING CONDITION OF THE CONTRIBUTED ASSETS NOT CAUSED BY KLRE OR ITS REPRESENTATIVES, INCLUDING THOSE UNCOVERED OR DISCOVERED BY KLRE OR ANY OF KLRE’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE CONTRIBUTED ASSETS.

5.3 Stockholders’ Meeting.

(a) KLRE shall call, hold and convene a meeting of its stockholders to consider the Transaction Proposals, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to KLRE’s stockholders, subject to applicable Law. In connection with the meeting, (i) the Board of Directors of KLRE shall recommend that the stockholders of KLRE vote in favor of the approval of each of the Transaction Proposals at KLRE’s stockholders’ meeting and the Board of Directors of KLRE shall use its reasonable best efforts to solicit from stockholders of KLRE proxies in favor of the adoption of each of the Transaction Proposals and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of KLRE has recommended that KLRE’s stockholders vote in favor of adoption of each of the Transaction Proposals at KLRE’s stockholders’ meeting. Notwithstanding anything to the contrary contained in this Agreement, KLRE may adjourn or postpone KLRE’s stockholders’ meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to KLRE’s stockholders or, if as of the time for which KLRE’s stockholders’ meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of KLRE Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after two (2) Business Days prior to the Termination Date or (B) by ten (10) Business Days in order to solicit additional proxies from stockholders of KLRE in favor of the adoption of each of the Transaction Proposals.

(b) Except as otherwise expressly provided in this Agreement, neither the Board of Directors of KLRE nor any committee thereof shall (i) fail to include the KLRE Board Recommendation in the Proxy Statement, (ii) withdraw, qualify or withhold, amend or modify or publicly propose to withdraw or withhold, amend, qualify or modify in a manner adverse to Tema, the KLRE Board Recommendation or (iii) resolve, agree or publicly propose to do any of the foregoing (any action or failure to act described in this Section 5.3(b) being referred to herein as a “KLRE Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of KLRE may after the date hereof and prior to the time the KLRE Stockholder Approval is obtained, make a KLRE Adverse Recommendation Change only (x) in response to an Intervening Event and (y) if the Board of Directors of KLRE (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that, prior to making such a KLRE Adverse Recommendation Change, (i) KLRE provides Tema prior written notice of its intent to make any KLRE Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such KLRE Adverse Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event (a “Notice”) (it being understood that such Notice shall not in itself be deemed a KLRE Adverse Recommendation Change and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Notice and, in such case, all references to three (3) Business Days in this Section 5.3(c) shall be deemed to be two (2) Business Days (each such two or three Business Day Period, a “Notice Period”)); (ii) during such Notice Period, if requested by Tema, KLRE shall, and shall make available and direct its necessary Representatives to, discuss and negotiate in good faith with Tema any proposed modifications to the terms and conditions of this Agreement; and (iii) following such Notice Period, the Board of Directors of KLRE, after taking into account any modifications to the terms of this Agreement and the Transactions to which Tema would agree, determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to effect such KLRE Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(d) Nothing contained in this Agreement shall prohibit KLRE or the Board of Directors of KLRE (or a duly authorized committee thereof) from making any disclosure to the stockholders of KLRE if the Board of Directors of KLRE (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with applicable Law.

No disclosures under this Section 5.3(d) shall be, in themselves, a breach of this Section 5.3(d); provided, however, that nothing in this Section 5.3(d) shall be deemed to modify or supplement the definition of (or the requirements pursuant to this Section 5.3(d) with respect to) a “KLRE Adverse Recommendation Change,” and any public disclosure by KLRE or the Board of Directors of KLRE or any committee thereof relating to any determination, position or other action by the Board of Directors of KLRE or any committee thereof with respect to any Intervening Event shall be deemed to be a KLRE Adverse Recommendation Change unless the Board of Directors of KLRE expressly publicly reaffirms the recommendation of the Board of Directors in such disclosure.

5.4 Antitrust Approvals and Other Approvals; Efforts.

(a) Each of the Parties shall: (i) use reasonable best efforts to cooperate with each other in timely making all filings required under this Agreement to complete the Transactions, (ii) use reasonable best efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Entities as necessary or appropriate to consummate the Transactions, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity. Nothing in this Section 5.4(a) shall require either Party to share information reflecting the value of the Transactions or subject to any applicable privilege unless the Parties have entered into a mutually agreeable joint defense agreement.

(b) If a filing is required by the HSR Act, KLRE shall or shall cause its ultimate parent entity and Tema shall or shall cause its ultimate parent entity to: (i) as promptly as practicable and in any event no later than fifteen (15) Business Days after the date of this Agreement, file, or cause to be filed (and not withdraw), a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions; and (ii) use its reasonable best efforts to (A) respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate or expire at the earliest possible date but in no event later than the Termination, and (C) avoid each and every impediment under the HSR Act with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the Termination Date).

(c) Tema and KLRE shall not take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Closing, solely to the extent of indemnification contained in the organizational documents of the Company, any employment agreement or indemnification agreement effective as of the date hereof, KLRE shall indemnify, defend and hold harmless each

Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, subject to the terms hereof, a director or officer of the Company or who acts as a fiduciary under any Employee Benefit Plan of the Company or any predecessor thereof (the “Indemnified Persons”) against all Losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or a predecessor thereof, a fiduciary under any Employee Benefit Plan of the Company or a predecessor thereof or is or was serving at the request, which request was made prior to the date hereof, of the Company or a predecessor thereof as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and KLRE shall cause the Company to, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable Law, subject to a requirement to repay such advances if such Indemnified Person is adjudicated to have not been entitled to indemnification pursuant to this terms hereof or otherwise). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and KLRE shall cause the Company to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly following receipt of statements therefor and (ii) KLRE shall reasonably assist in the defense of any such matter, provided that KLRE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify KLRE (but the failure to so notify shall not relieve a Party from any liability that it may have under this Section 5.5 except to the extent such failure materially prejudices such Party’s position with respect to such claims) and shall deliver to KLRE any undertaking required by applicable Law, but, subject to applicable Law, without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b) KLRE shall not amend, repeal or otherwise modify the Organizational Documents of KLRE or the Company in any manner that would adversely affect the rights thereunder or under the Organizational Documents of the Company with respect to periods prior to the Closing of individuals who at and at any time prior to the Closing were directors or officers of the Company or a predecessor thereof, except to the extent required by Law. KLRE shall fulfill and honor any indemnification agreements between the Company or a predecessor thereof and any of its respective directors, officers or employees existing as of the date hereof, solely to the extent such indemnification agreement has been provided or made available to KLRE prior to the date hereof.

(c) KLRE shall indemnify any Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.5(a), relating to the enforcement of such Indemnified Person’s rights under this Section 5.5 or under any charter, bylaw or contract subject to an undertaking by such Indemnified Person to return such advance if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder or thereunder.

(d) The Company will cause to be put in place and shall fully prepay immediately prior to the Closing “tail” insurance policies with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing.

(e) In the event that KLRE or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of KLRE shall assume the obligations set forth in this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.5, and his heirs and representatives.

5.6 Agreement to Defend. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

5.7 Public Announcements. The Parties will not, and each Party will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement (including with respect to the execution of this Agreement) or the Transactions, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law; provided, further, that the restrictions set forth in this Section 5.7 shall not apply to any release or public statement made or proposed to be made with respect to a KLRE Adverse Recommendation Change or any action taken pursuant or in response thereto; provided, further, that such Party shall use its reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same. For the avoidance of doubt, communications by KLRE, Tema or the Company to their respective Affiliates, and to their and their respective Affiliates’ employees, directors, managers, members, partners, current or prospective equityholders, investors and advisors in connection with entrance into this Agreement and in the ordinary course of business, in each case, who are subject to customary confidentiality restrictions, shall not be considered public announcements or disclosures subject to restriction under this Section 5.7.

5.8 Advice of Changes; SEC Filings. Subject to compliance with all applicable Laws, Tema and KLRE, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect or KLRE Material Adverse Effect, as the case may be. The Company and KLRE shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Nothing contained in this Agreement shall give KLRE, directly or indirectly, rights to control or direct the Company’s operations prior to the Closing. Prior to the Closing, Tema shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.9 Investigation; No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, (1) NEITHER TEMA NOR ANY OTHER PERSON ON BEHALF OF TEMA MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO TEMA OR THE COMPANY OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS, AND (2) TEMA HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, NEITHER TEMA, THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF TEMA OR THE COMPANY MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO KLRE OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (i) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO TEMA OR THE COMPANY OR THEIR RESPECTIVE BUSINESSES, (ii) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO KLRE OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF TEMA OR THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS, (iii) TITLE TO ANY OF THE CONTRIBUTED ASSETS OR THE ACQUIRED UNITS, (iv) THE CONTENTS, CHARACTER OR NATURE OF ANY (A) REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION

RELATING TO THE CONTRIBUTED ASSETS OR (B) ANY DESCRIPTIVE MEMORANDUM RELATING TO THE BUSINESS OF THE COMPANY, THE ACQUIRED UNITS OR THE CONTRIBUTED ASSETS, (v) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONTRIBUTED ASSETS, (vi) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED UNITS, THE CONTRIBUTED ASSETS OR, IN EACH CASE, FUTURE REVENUES GENERATED THEREBY, (vii) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE CONTRIBUTED ASSETS OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (viii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE BUSINESS OF THE COMPANY OR THE CONTRIBUTED ASSETS, (ix) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY TEMA OR THIRD PARTIES WITH RESPECT TO THE CONTRIBUTED ASSETS OR THE BUSINESS OF THE COMPANY, (x) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO KLRE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (xi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, TEMA AND THE COMPANY FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT KLRE SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT KLRE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS KLRE DEEMS APPROPRIATE.

(b) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, KLRE ACKNOWLEDGES AND AGREES THAT WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, (i) TEMA HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES RELATING TO TEMA OR THE COMPANY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY TEMA HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING TEMA OR THE COMPANY FURNISHED OR MADE AVAILABLE TO KLRE OR ANY OF ITS REPRESENTATIVES AND (ii) KLRE IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF TEMA OTHER THAN THE REPRESENTATIONS AND

WARRANTIES EXPRESSLY GIVEN BY TEMA HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, KLRE ACKNOWLEDGES THAT (Y) NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO KLRE OR ANY OF ITS REPRESENTATIVES (INCLUDING IN CERTAIN “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS), AND (Z) ANY USE OF OR RELIANCE BY KLRE ON SUCH PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION SHALL BE AT ITS SOLE RISK.

(c) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN SECTION 3.1(y) AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, TEMA AND THE COMPANY HAVE NOT AND WILL NOT MAKE, AND EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONTRIBUTED ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

(d) KLRE ACKNOWLEDGES THAT THE CONTRIBUTED ASSETS MAY HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS, AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR HAZARDOUS SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE OIL AND GAS PROPERTIES OR ASSOCIATED WITH THE CONTRIBUTED ASSETS. EQUIPMENT AND SITES INCLUDED IN THE CONTRIBUTED ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE OIL AND GAS PROPERTIES OR INCLUDED IN THE CONTRIBUTED ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE CONTRIBUTED ASSETS.

(e) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY KLRE INDEMNIFIED PARTY, (1) NEITHER KLRE NOR ANY OTHER PERSON ON BEHALF OF KLRE MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO KLRE OR ANY OF ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS, AND (2) KLRE HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY KLRE INDEMNIFIED PARTY, NEITHER KLRE NOR ANY OTHER PERSON ON BEHALF OF KLRE MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO TEMA OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (i) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO KLRE OR ANY OF ITS BUSINESSES, (ii) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO TEMA OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF KLRE, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS, (iii) TITLE TO ANY OF THE ASSETS OF KLRE, (iv) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE BUSINESS OF KLRE OR THE ASSETS OF KLRE, (v) ANY ESTIMATES OF THE VALUE OF THE ASSETS OF KLRE OR FUTURE REVENUES GENERATED THEREBY, (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY KLRE OR THIRD PARTIES WITH RESPECT TO THE ASSETS OF KLRE OR THE BUSINESS OF KLRE, (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO TEMA IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (viii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(f) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, TEMA ACKNOWLEDGES AND AGREES THAT WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PARTY OF ANY KLRE INDEMNIFIED PARTY, (i) KLRE HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES RELATING TO KLRE WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY KLRE HEREIN AND

IN THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING KLRE FURNISHED OR MADE AVAILABLE TO TEMA OR ANY OF ITS REPRESENTATIVES AND (ii) TEMA IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF KLRE OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN BY KLRE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PARTY OF ANY KLRE INDEMNIFIED PARTY, TEMA ACKNOWLEDGES THAT (Y) NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO TEMA OR ANY OF ITS REPRESENTATIVES (INCLUDING IN CERTAIN “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS), AND (Z) ANY USE OF OR RELIANCE BY TEMA ON SUCH PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION SHALL BE AT ITS SOLE RISK.

Tema and KLRE agree that, to the extent required by applicable Law, the disclaimers of certain representations and warranties contained in this Section 5.9 are “conspicuous” disclaimers for the purpose of any applicable Law. Nothing in this Agreement (including this Section 5.9) shall relieve any Party of any liability for or limit any Person’s ability to seek any remedy in the event of Fraud.

5.10 Financing; Cooperation. Prior to the Closing and in connection with the private placement or placements to be consummated by KLRE in connection with the Closing and the Transactions (the “Equity Financing”), Tema shall use its reasonable best efforts to provide to KLRE, and shall cause the Company to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its and the Company’s representatives, including legal and accounting representatives, to provide, all cooperation reasonably requested by KLRE that is customary in connection with completing any financing activities, or with obtaining such consents as are required to be obtained under Tema’s revolving credit facility and any other Indebtedness of the Company that would become due and payable at the Closing as a result of the consummation of the Transactions, or obtaining new replacement debt financing to replace such Indebtedness (such consent or new replacement debt financing, the “Debt Financing”), which reasonable efforts shall include, among other things, (a) furnishing KLRE, reasonably promptly following KLRE’s request, with information regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such financing activities, to the extent reasonably available to the Company, (b) causing the management and other representatives with appropriate seniority and expertise of Tema and the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing activities, (c) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection any such financing activities, (d) using reasonable efforts to obtain legal opinions reasonably requested by KLRE in order to consummate such financing activities, (e) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by KLRE or any financing sources of KLRE or the Company to permit the consummation of such financing activities and (f) cooperating with requests for due diligence to the extent customary and reasonable.

5.11 Nasdaq Listing. From the date of this Agreement through the Closing, KLRE shall take all reasonable efforts which are necessary or reasonably desirable for (a) KLRE to remain listed as a public company on, and for shares of KLRE Common Stock to be tradable over, the Nasdaq Capital Market (the “Nasdaq”) and (b) the shares of KLRE Common Stock to be issued pursuant to the A&R LLC Agreement to be approved for listing on the Nasdaq.

5.12 Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the Transactions at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

5.13 Tax Matters.

(a) Transfer Taxes. Any transfer, documentary, sales, use, real property transfer or gain, gross receipts, goods and services, purchase, excise, stamp, registration, retailer occupation or other similar Taxes (“Transfer Taxes”) payable by reason of the consummation of the Transactions shall be paid fifty percent (50%) by KLRE and fifty percent (50%) by Tema when due, whether levied on KLRE, any Subsidiary thereof, Tema or the Company, and the Company shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. The Parties will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on and including the day before the Effective Date shall be:

(i) in the case of Taxes that are imposed on a periodic basis with respect to assets or capital (such as Property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day before the Effective Date and the denominator of which is the number of calendar days in the entire period; and

(ii) in the case of Production Taxes and sales and use Taxes, deemed equal to the amount that would be payable if the Straddle Period ended on and included the day before the Effective Date.

(c) Cooperation on Tax Returns and Tax Proceedings. Tema and its Affiliates and KLRE shall, and shall cause the Company to, use commercially reasonable efforts to cooperate fully, and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”), with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or the Contributed Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that is an Asserted Liability shall be governed by Section 7.5.

5.14 Employee Matters.

(a) KLRE or one of its post-Closing Affiliates shall make an offer of employment to each Business Employee which shall be on substantially the same base salary or regular hourly rate of pay, as applicable, and bonus opportunities as currently provided to each Business Employee prior to the Closing, as reflected on Schedule 3.1(l)(i) of the Company Disclosure Schedule, other than with respect to defined benefit pension, retiree medical, incentive and equity plans or arrangements. Such offers shall be for employment as of the Closing Date or, if later, such date on which the applicable Business Employee returns from a leave of absence (so long as such return occurs within ninety (90) days after the Closing or such later time as may be required by applicable Law). Such offers of employment shall be on terms and conditions determined by KLRE or its applicable Affiliate in its discretion. Tema and its Affiliates shall not interfere with any such employment offer or negotiations by KLRE or its Affiliates to employ any Business Employee or discourage any Business Employee from accepting employment with KLRE or its Affiliate. The date on or following the Closing Date on which a Business Employee commences active employment with KLRE or its Affiliate is referred to herein as his or her “Hire Date.”

(b) For purposes of this Agreement, a “Transferred Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 5.14(a) and becomes employed by KLRE or one of its Affiliates. With respect to each Transferred Employee and effective as of the time immediately prior to such Transferred Employee’s Hire Date, Tema or its Affiliate shall (i) terminate the employment of such Transferred Employee and (ii) waive and release any confidentiality, non-competition, non-disclosure or other agreements between Tema or any of its Affiliates and such Transferred Employee that would restrict or encumber such Transferred Employee’s ability to perform any of his or her duties as an employee of KLRE or its Affiliate.

(c) On or before the Hire Date of each Transferred Employee, Tema or its Affiliate shall take any necessary action to fully vest as of such date such Transferred Employee’s account balances and other benefits under all Business Employee Benefit Plans, if any, that (i) are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA), (ii) provide nonqualified deferred compensation benefits or (iii) provide equity-based awards.

(d) Tema shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury Regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation § 54.4980B-9) with respect to the Transactions for the duration of the period to which such individuals are entitled to such coverage. Tema shall take any and all necessary actions to ensure that KLRE and its Affiliates are not required to provide such continuation coverage to any such individual at any time.

The provisions of this Section 5.14 are solely for the benefit of the Parties and nothing in this Section 5.14, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.14, express or implied, shall be (i) deemed an amendment of any Business Employee Benefit Plan, or (ii) construed to prevent KLRE or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that KLRE or its Affiliates may establish or maintain.

5.15 Non-Competition.

(a) Tema acknowledges that KLRE is entering into this Agreement, in contemplation of undertaking substantial further development of the Oil and Gas Properties. As a material inducement to KLRE entering into this Agreement, from and after Closing Tema shall not, and shall ensure and cause each Affiliate of Tema not to, directly or indirectly, acquire in any capacity during the period from and after the Execution Date and ending on the date that is two (2) years after the Closing Date (the “Non-Compete Period”), any interest in any Restricted Opportunity, whether alone or as a partner, joint venturer or equity interest holder of any Person acquiring such interest.

(b) As used herein “Restricted Opportunity” means any opportunity for, including an opportunity to finance, the leasing, acquisition, farm-in, exploration, development, production, gathering or marketing or any combination of the foregoing, of oil, gas or other Hydrocarbons leases, Hydrocarbon interests, royalty interests, overriding royalty interests, Hydrocarbon interests payable out of production, production payments or any other rights to acquire any of the foregoing interests in or attributable to any lands covering or burdening any lands burdened by the Leases or lands located within the counties set forth on Schedule 5.15(b); provided that “Restricted Opportunity” shall not include any transaction where the assets involved that are located in the area described above include less than ten percent (10%) of the assets involved (either as to the number of acres or wells subject thereto or the value of such assets) in the transaction, and any assets in the area described above that are acquired as described in this provision shall be exempted from the restrictions in this Section 5.15(b); provided further that, if Tema or any of its Affiliates acquires any assets in the area described above, Tema or any of its Affiliates shall not subsequently acquire any additional oil and gas leases or mineral interests in production of Hydrocarbons in such area during the Non-Compete Period, except as permitted pursuant to this Section 5.15(b). Notwithstanding the foregoing, the following shall not be Restricted Opportunities: (i) the operation of and the exercise of any rights or the participation (whether as a non-operator or operator) and exploration, development, production, gathering or marketing in any Hydrocarbon interests included in any assets owned by Tema or its Affiliates that are not Contributed Assets and were owned prior to the Execution Date (including the Excluded Assets) (and, upon request by KLRE, Tema shall provide reasonable evidence indicating that such assets were owned by Tema or its Affiliates prior to the Execution Date) and (ii) the operation of Gateway Gathering and Marketing Company.

(c) The Parties agree that the limitations contained in this Section 5.15 with respect to time, geographical area and scope of activity are reasonable in all respects and necessary to preserve the value of the goodwill of the Company and the Contributed Assets. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 5.15 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(d) The Parties recognize that, because of the nature and subject matter of this Section 5.15, it would be impractical and extremely difficult to determine KLRE’s and the Company’s actual damages in the event of a breach of its obligations under this Section 5.15. Without prejudice to the rights and remedies otherwise available to KLRE and the Company hereunder, Tema agree that money damages would not be an adequate remedy for breach of this Section 5.15 by Tema or any of its respective Affiliates and that if any Tema or its Affiliate commits a breach, or threatens to commit a breach, of this Section 5.15, KLRE and the Company shall each have the right to have the provisions of this Section 5.15 specifically enforced by any court having jurisdiction, without any requirement for the posting of a bond or any other terms or conditions, it being acknowledged and agreed by Tema that any such breach or threatened breach will cause irreparable injury to KLRE and the Company and that an injunction may be issued against Tema and any Affiliate of any Tema, as applicable, to stop or prevent any such breach or threatened breach. The remedies set forth in the preceding sentence shall be in addition to all other remedies available to each of KLRE and the Company at law or in equity arising in connection with the matters contemplated in this Section 5.15. In the event that an action shall be instituted to specifically enforce any obligations of Tema or any Affiliate of any Tema under this Section 5.15, Tema agrees to waive, and shall cause its Affiliates to waive, the defense that KLRE or the Company has an adequate remedy at law. Provided that the Closing occurs, from and after Closing until the date that is three (3) years after the Closing Date, Tema shall enforce, and cause any of Tema’s existing or future Affiliates to enforce, the terms of agreements with their respective employees, independent contractors, consultants, representatives and agents to the extent such terms restrict or prohibit the direct or indirect acquisition of any Restricted Opportunity by any such Person.

5.16 Certain Indebtedness. From and after the Execution Date, Tema shall negotiate and obtain (a) releases of all Encumbrances securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets, (b) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Company Units or the Contributed Assets securing any Indebtedness of Tema, the Company or its Affiliates, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, KLRE to effect and file of record the release of all Encumbrances securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets. Tema and the Company shall deliver all notices and take all other actions necessary to obtain execution, delivery and filing of all release of all of the foregoing-described Encumbrances, charges, mortgages, charges and other encumbrances in connection therewith on the Closing Date.

5.17 Notice of Inaccuracy of Breach; Supplement to Disclosure Schedules.

(a) Between the date of this Agreement and the Closing, each Party (in such capacity, the “Reporting Party”) shall give prompt notice to the other Party (in such capacity, the “Receiving Party”) upon acquiring Knowledge of (i) any false or inaccurate statement in any representation or warranty or in the Company Disclosure Schedule or the KLRE Disclosure Schedule made or provided herein or pursuant hereto by such Party or (ii) any material breach of any covenant or agreement made herein by such Party.

(b) Between the date of this Agreement and the Closing, the Reporting Party may deliver to the Receiving Party one or more supplements or amendments to the Company Disclosure Schedule (where Tema is the Reporting Party) or the KLRE Disclosure Schedule (where KLRE is the Reporting Party) (collectively, the “Disclosure Schedules” and singly, a “Disclosure Schedule”) with respect to any matter of which such Reporting Party becomes aware, and could only reasonably have become aware, after the date of this Agreement or which arises after the date of this Agreement (each such supplement or amendment, a “Disclosure Schedule Supplement”) that is required to be set forth or described in the applicable Disclosure Schedule delivered on the date of this Agreement in order to make the representations and warranties made by such Reporting Party true and correct as of the Closing such that the conditions set forth in Section 6.2(a) (where Tema is the Reporting Party) or Section 6.3(a) (where KLRE is the Reporting Party) would be satisfied. Each delivery of a Disclosure Schedule Supplement shall be accompanied by a certificate signed by an authorized officer of the Reporting Party setting forth such Reporting Party’s good faith determination as to whether the matters disclosed in such Disclosure Schedule Supplement (when added to matters disclosed in any Disclosure Schedule Supplements previously provided by such Reporting Party) have had, or are reasonably likely to have, a KLRE Material Adverse Effect (where KLRE is the Reporting Party) or a Tema Material Adverse Effect (where Tema is the Reporting Party) (in which case, such Disclosure Schedule Supplement, together with any matters disclosed in any Disclosure Schedule Supplements previously provided by such Reporting Party which, based on the certificate and additional information provided by the Reporting Party, formed a part of the determination as to whether the matters disclosed amounted to a KLRE Material Adverse Effect or the Tema Material Adverse Effect, as applicable, shall be deemed a “Material Disclosure

Schedule Supplement”) or have not had and are not reasonably likely to have (when added to matters disclosed in any Disclosure Schedule Supplement previously provided by such Reporting Party) a KLRE Material Adverse Effect (where KLRE is the Reporting Party) or a Tema Material Adverse Effect (where Tema is the Reporting Party) (in which case, such Disclosure Schedule Supplement shall be deemed a “Non-Material Disclosure Schedule Supplement”). The Reporting Party shall deliver to the Receiving Party reasonable documentation or information relating to each Disclosure Schedule Supplement delivered by such Reporting Party and shall promptly provide any additional information reasonably requested by the Receiving Party.

(c) Each Non-Material Disclosure Schedule Supplement delivered prior to Closing shall (i) amend and supplement the Disclosure Schedule(s) to which such Non-Material Disclosure Schedule Supplement relates and (ii) be deemed to cure any inaccuracy of any representation or warranty made by the Reporting Party as a result of the matter disclosed on the applicable Non-Material Disclosure Schedule Supplement, in each case solely for purposes of Section 6.2(a) where Tema is the Reporting Party and of Section 6.3(a) where KLRE is the Reporting Party. For the avoidance of doubt, Non-Material Disclosure Schedule Supplements shall not limit or otherwise affect either Party’s ability to seek indemnification from the other Party for breach of representations or warranties pursuant to Article VII.

(d) At any time within fifteen (15) days after delivery of a Material Disclosure Schedule Supplement and supporting documentation by a Reporting Party to a Receiving Party, the Receiving Party may elect to terminate this Agreement by delivering a written termination notice to the Reporting Party. If the Receiving Party does not so elect to terminate this Agreement by the end of such fifteen (15) day Period, then such Material Disclosure Schedule Supplement shall (i) amend and supplement the Disclosure Schedule(s) to which such Material Disclosure Schedule Supplement relates and (ii) be deemed to cure any inaccuracy of any representation or warranty made by the Reporting Party as a result of the matter disclosed on the applicable Material Disclosure Schedule Supplement, in each case for purposes of (x) Section 6.2(a) where Tema is the Reporting Party and of Section 6.3(a) where KLRE is the Reporting Party and (y) determining the Reporting Party’s indemnification obligations under Article VII.

5.18 Post-Closing Information. From and after the Closing, KLRE shall cause the Company to (a) retain all books and records relating to the Company and its business, in each case, with respect to the period before the Closing, for a period of six (6) years after the Closing Date (or such longer period as may be required under applicable Law) and (b) afford to Tema and its Representatives (i) reasonable access, during normal business hours and upon reasonable prior notice, to the personnel and the books, records and other data relating to the Contributed Assets and the Company with respect to the period before the Closing and in the Company’s possession, and (ii) the right to make copies and extracts therefrom, in the case of clause (a) and (b) to the extent such access may be reasonably required by Tema in connection with litigation related to the Retained Liabilities.

5.19 Further Assurances; Consents.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement; provided, however, no such instruments, materials, information or actions shall increase either Party’s liability, or decrease its rights, under this Agreement.

(b) No later than ten days after the Execution Date, Tema shall send to each holder of any right to consent to assignment or consent to a change of control pertaining to any Oil and Gas Property that is applicable to the Transactions, including those set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule, a request, in material compliance with the contractual provisions applicable to such right, seeking such holder’s consent to the Transactions (or the portion of the Transactions to which such right applies). Between the date hereof and the Closing, Tema shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to obtain or cause to be obtained all consents, approvals, orders, authorizations, registrations, filing or permits referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule and upon receipt of any of the foregoing, shall deliver copies or other evidence of the receipt of such consents to KLRE. Following the Closing, Tema and KLRE shall jointly take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable to obtain or cause to be obtained all Customary Post-Closing Consents and upon Tema’s receipt of any Customary Post-Closing Consent, Tema shall deliver copies or other evidence of such consents to KLRE. For purposes of this Section 5.19(b), Tema shall not be required to, and “commercially reasonable efforts” shall not include, the payment of any material amount by Tema or the Company, provided, however, that, if any material payment or fee is requested or required by a Third Party or Governmental Entity in connection with receipt of a Customary Post-Closing Consent or a consent, approval, order, authorization, registration, filing or permit referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule, Tema shall provide written notice of such request or requirement to KLRE and KLRE may, at its discretion, pay such amount for receipt thereof.

(c) If Tema fails to obtain any Required Consent before the Contribution occurs and KLRE has waived in writing the condition under Section 6.2(g) with respect to such Required Consent (if applicable), then the Oil and Gas Property or Oil and Gas Properties (or portion thereof) that are subject to such Required Consent shall be excluded from the Contributed Assets to be conveyed by Tema to the Company under the Contribution Agreement, such Oil and Gas Properties (or portion thereof) shall be deemed Excluded Assets for all purposes under the Contribution Agreement and this Agreement, and the Unadjusted Consideration shall be reduced by the Allocated Value of each such Oil and Gas Property (or portion thereof). If any such Required Consent that was not obtained before the Contribution is obtained within 120 days after the Closing, then, within 15 Business Days after such Required Consent is obtained, Tema and KLRE shall cause the Company to purchase from Tema (on the terms and conditions of this Agreement) the Oil and Gas Property (or portion thereof) that is subject to such Required Consent and to pay to Tema an amount equal to the Allocated Value of such Oil and Gas Property (or portion thereof), and such Oil and Gas Property (or portion thereof) shall no longer be an Excluded Asset for purposes of this Agreement. If Tema fails to obtain any consent under a Lease that is not a Required Consent before the Contribution, then such Lease shall be conveyed to the Company under the Contribution Agreement and such Lease shall be included in the Contributed Assets for purposes of this Agreement, and Tema shall have no liability under this Agreement or the Contribution Agreement for the failure to obtain such consent.

(d) If any consent or approval referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule (other than a consent or approval required under a Lease or other agreement or instrument governing the development, exploration, or operation of the Oil and Gas Properties which shall be addressed pursuant to the preceding clause (c)) is not received on or prior to the Closing, (a) the Parties shall cooperate in good faith and use their commercially reasonable efforts to obtain such consent or approval as promptly as practicable thereafter, and (b) with the intent to put KLRE and the Company in substantially the same position as if the such consent or approval had been obtained at or prior to Closing, Tema shall (i) continue to be bound by, and operate in the ordinary course with respect to, any applicable contract requiring such consent or approval pursuant to, and in accordance with, its terms pending receipt of such consent or approval, (ii) at the direction and expense of KLRE or the Company, pay, perform and discharge fully all of its obligations in respect of the applicable contract requiring such consent or approval after the Closing and prior to receipt of the consent or approval, (iii) without further consideration therefor, pay, assign and remit to the Company promptly all monies, rights and other consideration received in respect of the applicable contract requiring such consent or approval and (iv) exercise or exploit its rights and options in respect of the applicable contract requiring such consent or approval, when and as directed by KLRE or the Company.

5.20 Retention of Assets. Following the Closing and until the date that is fifteen (15) months after the Closing Date, Tema shall not (a) sell, transfer or otherwise dispose of any Excluded Assets to any of its Affiliates or (b) declare, set aside or pay any dividends on, or make any other distribution in respect of its outstanding capital stock or other equity interests out of funds obtained from the sale, transfer or other disposition of any Excluded Assets. For the avoidance of doubt, the foregoing sentence shall not prevent Tema from selling, transferring or otherwise disposing of Excluded Assets to Third Parties.

5.21 Transfer of Cash. No later than immediately prior to Closing, Tema shall transfer to the Company the cash resulting from the operations of the Contributed Assets attributable to the period beginning on January 1, 2017 and ending on the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the Transactions is subject to the satisfaction or written waiver by both KLRE and Tema, at or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval. The KLRE Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and no proceeding brought by a Governmental Entity seeking the foregoing shall be pending. No Law shall have been adopted, enforced or deemed applicable to the Transactions that makes consummation of the Transactions illegal or otherwise prohibited. There shall be no other legal or regulatory restraint or prohibition in place preventing the consummation of the Transactions.

(c) Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Offer Documents.

(d) Required Filings and Consents. All necessary filings with and consents of any Governmental Entity required for the consummation of the Transactions shall have been made and obtained, as applicable, and any waiting periods applicable to the transactions contemplated hereby under the HSR Act and any extensions thereof shall have expired or been terminated; provided, however, that, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents for which the invoking party is obligated pursuant to the terms of this Agreement.

6.2 Additional Conditions to Obligations of KLRE. The obligations of KLRE to effect the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by KLRE:

(a) Representations and Warranties of Tema. (i) Each of the Fundamental Representations of Tema shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), and (ii) all other representations and warranties of Tema in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “Tema Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures that would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect.

(b) Performance of Obligations of Tema and the Company. Tema and the Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Contribution Agreement. The transactions contemplated by the Contribution Agreement shall have been consummated.

(d) Financing. The Debt Financing and the Equity Financing shall have been consummated.

(e) Deliverables. Tema shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.7(a).

(f) Material Adverse Effect. There shall not have been or occurred since the Execution Date any Tema Material Adverse Effect.

(g) Consents. The consents set forth on Schedule 6.2(g) shall have been obtained.

6.3 Additional Conditions to Obligations of Tema. The obligations of Tema to effect the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Tema:

(a) Representations and Warranties of KLRE. (i) Each of the Fundamental Representations of KLRE shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) and (ii) all other representations and warranties of KLRE in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “KLRE Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a KLRE Material Adverse Effect.

(b) Performance of Obligations of KLRE. KLRE each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Nasdaq Listing. The KLRE Common Stock to be issued pursuant to the A&R LLC Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(d) Available Cash. KLRE shall have Available Cash of not less than Ninety Two Million Dollars ($92,000,000).

(e) Deliverables. KLRE shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.7(b).

(f) Board Recommendation. The Board of Directors of KLRE shall not have made a KLRE Adverse Recommendation Change.

(g) Material Adverse Effect. There shall not have been or occurred since the Execution Date any KLRE Material Adverse Effect.

ARTICLE VII

INDEMNIFICATION

7.1 Survival.

(a) The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and terminate and expire on the date that is fifteen (15) months after the Closing Date, except that (i) the representations and warranties in Section 3.1(k) (Taxes) shall survive Closing and terminate and expire on the date that thirty (30) days after expiration of the applicable statute of limitations and (ii) the Fundamental Representations shall survive the Closing and terminate and expire on the date that is five (5) years after the Closing. All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. Representations, warranties and covenants shall be of no further force and effect after the date of their expiration (if any), after which time no claim may be made thereunder, provided, that there shall be no termination of any bona fide claim asserted in writing pursuant to this Agreement with respect to such a representation, warranty, covenant or other agreement prior to its expiration date.

(b) Subject to Section 7.1(a), the indemnities in Section 7.2(a)(ii) and Section 7.2(b)(ii) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Person or Persons having an obligation to indemnify another Person or Persons with respect to Losses pursuant to this Article VII. The indemnities in Section 7.2(a)(i), 7.2(a)(iii), 7.2(b)(i) and 7.2(b)(iii) shall continue without time limit.

7.2 Indemnification.

(a) Subject to the limitations on recourse and recovery set forth in this Article VII, from and after Closing, Tema shall indemnify, defend and hold harmless KLRE, KLRE Sponsor and their respective employees, directors and officers (in each case, solely in their capacity as such) (each such Person, a “KLRE Indemnified Party”), from and against, any and all Losses of any KLRE Indemnified Party after the Closing, arising out of or relating to (i) Tema’s breach of any of Tema’s covenants or agreements under this Agreement, (ii) any breach of any representation or warranty made by Tema contained herein or (iii) the Retained Liabilities (any of such Losses, a “KLRE Indemnification Claim”); provided that Materiality Qualifiers in any such representation or warranty shall be disregarded for purposes of determining whether any such breach or inaccuracy thereof has occurred and the ultimate amount of any Losses subject to indemnification hereunder. To the extent it is finally determined that any Losses are subject to indemnification hereunder, such Losses shall be payable within five (5) Business Days of such final determination by wire transfer of immediately available funds to the account or accounts designated by the KLRE Indemnified Party.

(b) Subject to the limitations on recourse and recovery set forth in this Article VII, from and after Closing, KLRE shall indemnify, defend and hold harmless Tema, Rosemore and their respective employees, directors and officers (in each case, solely in their capacity as such) (each such Person, a “Tema Indemnified Party” and, together with the KLRE Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses of any Tema Indemnified Party after the Closing, arising out of or relating to (i) KLRE’s breach of any of KLRE’s covenants or agreements under this Agreement, (ii) any breach of any representation or warranty made by KLRE contained herein, or (iii) the ownership, use, maintenance or operation of the Contributed Assets, whether arising before, at or after the Effective Time, except for KLRE Indemnification Claims and any Losses incurred by Tema that are shared by Tema as a result of Tema’s equity ownership of the Company, REGARDLESS OF WHETHER SUCH LOSSES MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF TEMA, ITS AFFILIATES OR ANY THIRD PARTIES AND WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE (BUT NOT GROSS), JOINT, CONCURRENT OR SOLE (collectively, the “Assumed Liabilities”); provided, that with respect to any claim for indemnification brought in connection with an Assumed Liability brought by a Tema Indemnified Party, such Tema Indemnified Party shall only be indemnified for a percentage of such claim equal to the KLRE Interest Percentage at the time such claim is brought (any of such Losses, a “Tema Indemnification Claim” and, together with the KLRE Indemnified Claims, the “Indemnified Claims”); provided, further that Materiality Qualifiers in any such representation or warranty shall be disregarded for purposes of determining whether any such breach or inaccuracy thereof has occurred and the ultimate amount of any Losses subject to indemnification hereunder. To the extent it is finally determined that any Losses are subject to indemnification hereunder, such Losses shall be payable within five (5) Business Days of such final determination by wire transfer of immediately available funds to the account or accounts designated by the Tema Indemnified Party.

7.3 Limitations.

(a) De Minimis; Threshold. Except in the case of fraudulent breaches of this Agreement and breaches of Fundamental Representations and the representations and warranties in Section 3.1(k) (Taxes), neither Party shall be entitled to be indemnified for claims brought pursuant to this Article VII for breaches of representations and warranties under this Agreement or any Transaction Document (i) for any individual item where the Loss relating thereto is less than One Hundred Thousand Dollars ($100,000) and (ii) unless the aggregate amount of all such Losses exceeds a cumulative aggregate of Fifteen Million Dollars ($15,000,000), at which time the applicable Party shall be entitled to recover the entire amount of such Losses subject to indemnification hereunder.

(b) Maximum Liability. Except in the case of fraudulent breaches of this Agreement and breaches of Fundamental Representations and the representations and warranties set forth in Section 3.1(k) (Taxes), the maximum liability of each of Tema and KLRE for claims of any breaches of representations or warranties brought against such Party pursuant to

Section 7.2(a)(ii) and Section 7.2(b)(ii), respectively, shall not exceed an amount equal to Forty Million Dollars ($40,000,000) in the aggregate. In no event shall the maximum liability of Tema for any claims brought under this Agreement exceed the Consideration actually distributed by the Company to Tema in accordance with this Agreement; provided, that claims brought in connection with Retained Liabilities shall not be included in calculating Tema’s aggregate liability under this Section 7.3(b), and that claims brought in connection with Retained Liabilities shall not be subject to any maximum liability. In no event shall the maximum liability of KLRE for any claims brought under this Agreement exceed an amount equal to the Consideration; provided, that claims brought in connection with Assumed Liabilities arising from the ownership, use, maintenance or operation of the Contributed Assets after the Effective Time shall not be included in calculating KLRE’s aggregate liability under this Section 7.3(b), and that claims brought in connection with Assumed Liabilities shall not be subject to any maximum liability.

(c) Exclusive Remedy. Each of the Parties acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article VII will be the sole and exclusive remedy and recourse for any breach of this Agreement by Tema or KLRE, except with respect to claims based upon Fraud or criminal conduct, claims seeking injunctive relief or specific performance (including pursuant to Sections 9.6, and 9.10), and the rights and remedies contemplated in Section 5.15.

(d) Losses Net of Insurance Proceeds and Other Third Party Recoveries. All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VII shall be reduced by the net amount of insurance proceeds, indemnification payments and other Third Party recoveries actually received by any Indemnified Party in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, indemnity payments or any Third Party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Section 7.3(d), such Indemnified Party shall use reasonable best efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other Third Party recoveries not previously taken into account are obtained by a Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other Third Party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such recovery, and appropriate payments shall be made promptly by the relevant Indemnified Parties. To the extent of the indemnification obligations in this Agreement, each Party waives for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a written waiver of such subrogation from its insurers.

(e) Losses Included in Final Cash Consideration. No KLRE Indemnified Party shall be entitled to indemnification for any Losses in respect of any liability included as an adjustment to the Unadjusted Consideration pursuant to Section 2.2 and then only to the extent of the amount so deducted or increased.

(f) No Duplicate Claims. In the event an Indemnified Party recovers Losses in respect of an Indemnification Claim, no other Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

(g) Proper Parties for Indemnity Claims. Any claim for indemnity under this Article VII by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Tema and KLRE shall have any rights against either Tema or KLRE under the terms of this Article VII except as may be exercised on its behalf by Tema or KLRE, as applicable, pursuant to this Article VII. Tema and KLRE may elect to exercise or not exercise indemnification rights hereunder on behalf of the other Indemnified Parties affiliated with them in their sole discretion and shall have no liability to any such other Indemnified Parties for any action or inaction hereunder.

(h) Investigations and Audits. The representations, warranties and covenants of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the Transactions. In order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing. The right to indemnification or other remedy based on any of the representations, warranties, covenants or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

(i) No Waiver. Except to the extent of claims and rights expressly included as part of the Contributed Assets, nothing in this Agreement is intended to limit or otherwise waive any recourse, rights, defenses or causes of action that any Party may have against any Third Party for any Losses, obligations or liabilities that may be incurred with respect to the Retained Liabilities or the ownership or operation of the Contributed Assets.

7.4 Characterization of Payments. For Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Article VII as an adjustment to the Final Cash Consideration payable pursuant to Article II.

7.5 Third Party Claims.

(a) Promptly after receipt by any Indemnified Party of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss which is indemnifiable under this Article VII, such Indemnified Party shall deliver a Claim Notice with respect thereto to the indemnifying party (the “Indemnifying Party”); provided that a failure to provide such Claim Notice promptly shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

(b) The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice (or less if the nature of the claim requires and such necessary shortened deadline is specified in the Claim Notice) (the “Claim Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Loss, and (ii) whether or not the Indemnifying Party desires at the cost and expense of the Indemnifying Party to defend the Indemnified Party against such Asserted Liability (regardless of whether or not it disputes the liability with respect to such Asserted Liability). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of an Asserted Liability without the Indemnified Party’s written consent (in its sole discretion) if (A) such Asserted Liability relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation of the Indemnified Party or any of its Subsidiaries by a Governmental Entity, (B) the Asserted Liability seeks to impose any material liability, obligation or restriction upon the Indemnified Party or any of its Subsidiaries, other than for money damages, or (C) counsel to the Indemnified Party has advised the Indemnified Party in writing that there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or a conflict of interest exists between the Indemnified Party and the Indemnifying Party, in the opinion of counsel to the Indemnified Party, in respect of such Asserted Liability.

(c) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against an Asserted Liability, subject to Section 7.5(b) (such notice, a “Defense Assumption Notice”), the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such proceedings shall be diligently prosecuted by it. If the Indemnifying Party exercises the right to undertake any such defense against any Asserted Liability, (i) the Indemnified Party shall provide reasonable cooperation to the Indemnifying Party in such defense, at the Indemnifying Party’s cost and expense, (ii) the Indemnifying Party shall keep the Indemnified Party appraised of material developments regarding such Asserted Liability and (iii) the Indemnified Party may elect, at such Indemnified Party’s sole cost and expense, to participate in such defense with separate counsel of its choice. If at any time during the defense against an Asserted Liability, the Indemnifying Party discovers or identifies new facts or circumstances that lead the Indemnifying Party to reasonably determine that such Asserted Liability is not an indemnifiable claim entitling the Indemnified Party to recovery pursuant to this Article VII, the Indemnifying Party may notify the Indemnified Party in writing of such facts or circumstances, indicating that the Indemnifying Party no longer wishes to defend such third party claim and thereby rescind the Defense Assumption Notice with sufficient advance notice to prevent the Indemnified Party from being prejudiced by such rescission (and in any event, not less than 30 days advance notice). If the Indemnifying Party rescinds a Defense Assumption Notice in accordance with the preceding and to the extent that either the Indemnified Party agrees that the Indemnifying Party is not liable for such third party claim or it is judicially determined that the Indemnifying Party is not liable for such third party claim, then the formerly Indemnified Party shall promptly pay and reimburse the formerly Indemnifying Party for all reasonable costs and expenses (including legal fees) that it paid or incurred in the defense of the Indemnified Party with respect to the third party claim that is the subject of the rescinded Defense Assumption Notice. The Indemnifying Party and the Indemnified Party will cooperate to transition the defense of such matter.

(d) If the Indemnifying Party elects not to defend the Indemnified Party against an Asserted Liability or does not provide an answer within the Notice Period or the Indemnified Party does not consent to the Indemnifying Party assuming control of the defense under Section 7.5(b), the Indemnified Party shall be entitled to assume control of and appoint lead counsel for defense of such Asserted Liability and all reasonable fees and expenses of one firm of attorneys (in addition to local counsel to the extent reasonably necessary) in connection thereof shall be considered Losses for purposes of this Article VII and shall be subject to indemnification hereunder, subject to the limitations set forth herein. If the Indemnified Party undertakes the defense of any Asserted Liability in accordance with this Section 7.5(d), (i) the Indemnifying Party shall provide reasonable cooperation to the Indemnified Party in such defense, (ii) the Indemnified Party shall keep the Indemnifying Party appraised of material developments regarding such Asserted Liability, and (iii) the Indemnifying Party may elect, at the Indemnifying Party’s sole cost and expense, to participate in such defense with separate counsel of its choice.

7.6 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.5, such Indemnified Party shall promptly deliver to the Indemnifying Party a Claim Notice. Subject to the limitations set forth in this Article VII, the failure of an Indemnified Party to provide prompt notice of such claim shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the Claim Notice Period to notify the Indemnified Party in writing whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Loss. If the Indemnifying Party disputes its liability to the Indemnified Party, the Indemnifying Party and the Indemnified Party will use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery of the Indemnifying Party of its response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.7.

7.7 Attorneys’ Fees. Except as provided in Sections 2.4(c) and 2.5(g)(iv), any Party who is the prevailing party in any legal, arbitration or equitable proceeding against the other Party brought under this Agreement or the Ancillary Agreements shall be entitled to recover out-of-pocket court costs and reasonable attorney’s fees from the non-prevailing party. The

Indemnifying Party shall reimburse all such costs and expenses of the Indemnified Party relating to the enforcement of the Indemnified Party’s rights under this Article VII, such amounts to be payable as incurred by the Indemnified Party upon request, to return such advance if the Indemnified Party is ultimately determined to not be the prevailing party or entitled to indemnification hereunder. For purposes of this Agreement, “prevailing party” shall include, without limitation, a party obtaining substantially the relief sought, whether by compromise, settlement, arbitration award or judgment.

ARTICLE VIII

TERMINATION; AMENDMENT; EXPENSES

8.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after adoption of this Agreement by the stockholders of KLRE:

(a) by mutual written consent of Tema and KLRE;

(b) by either Tema or KLRE:

(i) if (A) any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted, enforced, or deemed applicable any Law or regulation that makes consummation of the Transactions illegal or otherwise prohibited; provided however, that the right to terminate this Agreement under this Section 8.1(b)(i)(A) shall not be available to any Party whose breach of this Agreement has caused any of the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof to not be or not be able to be satisfied on or prior to the Closing, or (B) the KLRE Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of the stockholders of KLRE, or at any adjournment thereof;

(ii) if the Transactions shall not have been consummated by May 31, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof are not satisfied on or prior to the Closing;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of fifteen (15) days after the giving of written notice to the breaching party of such breach and the Termination Date (a “Terminable Breach”); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv) if the Board of Directors of KLRE shall have publicly withdrawn, modified or changed its approval or recommendation to the stockholders of KLRE with respect to any of the Transaction Proposals;

(v) in the event that the aggregate adjustments to the Unadjusted Consideration under Section 2.5 with respect to Defects equal or exceed an amount equal to twenty percent (20%) of the Unadjusted Consideration; or

(vi) after receipt of a Material Disclosure Schedule Supplement from the other Party pursuant to Section 5.17(d).

A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party.

8.2 Effect of Termination; Limitations on Damages.

(a) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, the second to last sentence of Section 5.2(b), the last sentence of Section 8.4, Article I and Article IX; provided, however, that no such termination shall relieve any Party from liability for damages for a knowing and intentional breach of any representation, warranty or obligation hereunder or for an act of Fraud.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, PROVIDED THAT WITH RESPECT TO CONSEQUENTIAL DAMAGES, SUCH DAMAGES ARE (I) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE APPLICABLE PARTY OR INDEMNIFIED PERSON AND (II) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION OR DAMAGES IS SOUGHT HEREUNDER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, REMOTE OR SPECIAL DAMAGES, IRRESPECTIVE OF WHETHER SUCH DAMAGES ARE AVAILABLE UNDER APPLICABLE LAW; PROVIDED THAT AN INDEMNIFIED PARTY MAY RECOVER SUCH AMOUNTS TO THE EXTENT SUCH AMOUNTS ARE COMPONENTS OF DAMAGES PAID TO A THIRD PARTY IN A THIRD PARTY CLAIM PURSUANT TO ARTICLE VII FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

8.3 Extension; Waiver. At any time prior to the Closing, the Parties, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

8.4 Transaction Expenses. Following the Closing, except as otherwise provided in this Agreement, the Company shall pay as and when due and payable all Transaction Expenses of the Company, Tema, Rosemore and KLRE (a) with respect to the items set forth on Schedule 8.4 of the Disclosure Schedules (it being understood by the Parties that the Transaction Expenses set forth on Schedule 8.4 are estimated as of the date hereof by Tema and KLRE and that the Transaction Expenses payable by the Company in respect of such items may exceed such estimates, but shall not exceed an amount equal to one hundred and ten percent (110%) of the appropriate estimate set forth on Schedule 8.4), and (b) incurred between the Execution Date and the Closing provided that for purposes of clause (b), such Transaction Expenses are reasonable and customary expenses for a transaction of this nature and duration, including (x) the costs of printing and mailing of the Proxy Statement and preparation of the Offer Documents and (y) fees and costs relating to any HSR Act filings in connection with the Transaction. In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule and the KLRE Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by facsimile, overnight mail via a reputable overnight carrier or by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder) or (c) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)	if to KLRE, to:

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, Texas 77002

Facsimile:  (713) 654-8080

Attention:   Edward Kovalik

with a required copy to (which copy shall not constitute notice):

KLR Energy Acquisition Corp.

405 Lexington Avenue, Suite 29C

New York, New York 10174

Facsimile:  (646) 576-8640

Attention:   Gregory R. Dow

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Facsimile:  (713) 758-4588

Attention:   W. Matthew Strock; Bryan Loocke

(ii)	if to Tema, to:

Tema Oil and Gas Company

c/o Rosemore, Inc.

1 North Charles Street, 22nd Floor

Baltimore, MD 21201

Facsimile:  (410) 347-7081

Attention:   General Counsel

with a required copy to (which copy shall not constitute notice):

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Facsimile:  (713) 651-5246

Attention:   Charles D. Powell

9.3 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule or KLRE Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or KLRE Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or KLRE Disclosure Schedule, as applicable, or that such items are material to Tema, the Company or KLRE, as the case may be. The headings, if any, of the individual sections of each of the KLRE Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and KLRE Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or KLRE Disclosure Schedule as an exception to a particular representation or warranty shall not be deemed adequately disclosed as an exception with respect to any other representations or warranties unless the relevance of such item to such representations or warranties is reasonably apparent, including by inclusion of such item in the relevant corresponding section of the Company Disclosure Schedule or KLRE Disclosure Schedule or including an appropriate cross-reference to the relevant item.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or KLRE Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. The word “or” is not exclusive. Unless expressly stated herein to the contrary, reference to a document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

9.4 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Ancillary Agreements, the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The provisions of (i) Sections 5.5 and 9.10 and, from and after the Closing, the provisions of Section 9.13, Article I and Article VII are intended to be for the benefit of, and shall be enforceable after the Closing by, the Persons referred to therein and their respective heirs and representatives and (ii) Article VII are intended to be for the benefit of, and shall be enforceable after the Closing by, KLRE Sponsor. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

9.6 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions represent a unique business opportunity at a unique time for each of the Parties and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by Tema or the Company, on the one hand, or KLRE, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Tema or the Company, on the one hand, or KLRE, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense, that there is an adequate remedy at law.

(c) To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, (a) in connection with the determination of the existence of any Title Defect or Title Benefit or with respect to conveyancing matters as to any Oil and Gas Property, the Laws of the state where such Contributed Asset is located shall govern and control such determination and (b) in connection with the determination of the existence of any Environmental Defect, the federal Laws of the United States and the Laws of the state or commonwealth where such Contributed Asset is located shall govern and control such determination.

(b) EXCEPT AS TO ANY DISPUTE, CONTROVERSY, MATTERS, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE CALCULATION OR DETERMINATION OF THE FINAL CONSIDERATION PURSUANT TO ARTICLE II (WHICH SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.4), OR THE SCOPE OF SECTION 2.5 OR THE EXISTENCE, CURE, OR AMOUNT OF ANY TITLE BENEFITS, BENEFIT AMOUNTS, DEFECTS, OR DEFECT AMOUNTS (WHICH, IN EACH CASE, SHALL RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.5), THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING

SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 9.9 shall be void. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties.

9.10 Affiliate Liability; Release. Except to the extent a named Party to this Agreement or any Ancillary Agreement, the Parties acknowledge and agree that neither (a) any past, present or future member of the KLRE Group nor (b) Rosemore or any of its Affiliates (each of the foregoing a “Non-Recourse Party”), in such capacity, shall have any liability or obligation (in contract, tort, or otherwise) to any Party of any nature whatsoever in connection with or under this Agreement or the Transactions, and each of the Parties (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein or therein with respect to such Party. Each Non-Recourse Party is expressly intended as a third party beneficiary of this Section 9.10.

9.11 Amendment. This Agreement may be amended by the Parties, at any time before or after the receipt of the KLRE Stockholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the Parties.

9.12 Trust Account Waiver. Reference is made to the final prospectus of KLRE, filed with the SEC (File No. 333-209041) (the “Prospectus”), and dated as of March 10, 2016. Tema warrants and represents, on behalf of itself and its Affiliates, that it has read the Prospectus and understands that KLRE has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately Eighty Million Dollars ($80,000,000) for the benefit of KLRE’s public stockholders and certain parties (including the underwriters of the IPO) and that KLRE may disburse monies from the Trust Account only: (a) to KLRE’s public stockholders in the event they elect to redeem the shares of common stock of KLRE in connection with the consummation of KLRE’s Business Combination, (b) to KLRE’s public stockholders if KLRE fails to consummate a Business Combination within eighteen (18) months from the closing of the IPO, (c) any interest earned on the amounts held in the Trust Account necessary to pay any income taxes or (d) to KLRE after or concurrently with the consummation of a Business Combination. For and in consideration of KLRE entering into this Agreement with Tema regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tema hereby agrees on behalf of itself and its Affiliates that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between KLRE and Tema, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Tema hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with KLRE and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Tema agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by KLRE to induce it to enter in this Agreement, and Tema further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Tema commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to KLRE, which proceeding seeks, in whole or in part, monetary relief against KLRE, Tema hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Tema (or any party claiming on Tema’s behalf or in lieu of Tema) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Tema or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to KLRE, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or KLRE’s public stockholders, whether in the form of money damages or injunctive relief, KLRE shall be entitled to recover from Tema the associated legal fees and costs in connection with any such action, in the event KLRE prevails in such action or proceeding.

9.13 Role of Norton Rose Fulbright US LLP; Waiver of Conflicts and Privilege.

(a) KLRE waives and will not assert, and agrees to cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the potential representation, after the Closing (the “Post-Closing Representation”), of Tema or any officer, employee, director or manager of Tema (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or the Transactions, by Norton Rose Fulbright US LLP (“Seller Counsel”), to the extent such conflict would arise solely by virtue of Seller Counsel’s current representation of Tema and the Company in connection with this Agreement or the Transactions (the “Current Representation”).

(b) The Parties agree that, following the Closing, with respect to any communication between Seller Counsel, on the one hand, and any of Tema, the Company, any Designated Person, or their respective Affiliates, on the other hand, occurring during the Current Representation in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, the “Privileged Communications”), the attorney-client privilege and expectation of client confidence shall, as between Tema, on the one hand, and KLRE and the Company, on the other hand, be vested in and belong to, and may be controlled by, Tema and shall not pass to or be claimed by KLRE or the Company. Accordingly, following the Closing, (i) KLRE and the Company will not have access to any such Privileged Communications or the files of Seller Counsel or other advisor relating to the Current Representation to the extent such files constitute property of the client during the Current Representation, without the prior written consent of Tema, (ii) to the extent such files constitute property of the client during the Current Representation, only Tema (and not the Company) shall hold such property rights, (iii) Seller

Counsel and other advisors shall have no duty to reveal or disclose any such Privileged Communications to KLRE or the Company by reason of any Post-Closing Representation, (iv) Tema may use the Privileged Communications in any dispute that relates in any way to this Agreement, the Ancillary Agreements, or the Transactions (including in any claim for indemnification brought by KLRE or its representatives) and (v) neither KLRE nor the Company may use or rely on any of the Privileged Communications in any action against or involving Tema.

(c) This Section 9.13 is intended for the benefit of, and shall be enforceable by, Seller Counsel. This Section 9.13 shall be irrevocable, and no term of this Section 9.13 may be amended, waived, or modified, without the prior written consent of Seller Counsel.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the Execution Date.

KLR ENERGY ACQUISITION CORP.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	Chief Executive Officer

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BUSINESS COMBINATION AGREEMENT

TEMA OIL AND GAS COMPANY

By:	/s/ J.A. Townsend
Name:	J.A. Townsend
Title:	President

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BUSINESS COMBINATION AGREEMENT